   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1997

                                                  REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          DYNAMICWEB ENTERPRISES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           NEW JERSEY                             7372                             22-2267658
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                          DYNAMICWEB ENTERPRISES, INC.
                               271 ROUTE 46 WEST
                             BUILDING F, SUITE 209
                          FAIRFIELD, NEW JERSEY 07004
                                 (973) 244-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           STEVEN L. VANECHANOS, JR.
                            CHIEF EXECUTIVE OFFICER
                          DYNAMICWEB ENTERPRISES, INC.
                               271 ROUTE 46 WEST
                             BUILDING F, SUITE 209
                          FAIRFIELD, NEW JERSEY 07004
                                 (973) 244-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

           STEPHEN F. RITNER, ESQUIRE                              JAMES M. JENKINS, ESQUIRE
            SCOTT H. SPENCER, ESQUIRE                              CRAIG S. WITTLIN, ESQUIRE
                  STEVENS & LEE                                     HARTER, SECREST & EMERY
         ONE GLENHARDIE CORPORATE CENTER                               700 MIDTOWN TOWER
               1275 DRUMMERS LANE                               ROCHESTER, NEW YORK 14604-2070
                  P.O. BOX 236                                          (716) 232-6500
            WAYNE, PENNSYLVANIA 19087
                 (610) 964-1480

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                                            PROPOSED
                                                                     PROPOSED               MAXIMUM
                                               AMOUNT                MAXIMUM               AGGREGATE              AMOUNT OF
TITLE OF EACH CLASS OF                         TO BE              OFFERING PRICE            OFFERING             REGISTRATION
SECURITIES TO BE REGISTERED                REGISTERED(2)           PER UNIT(2)              PRICE(2)                 FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value........  2,012,500 shares(1)     $4.00 per share(2)       $8,050,000(2)            $2,439.40
------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value........   175,000 shares(3)      $4.80 per share(2)        $840,000(2)              $254.55
------------------------------------------------------------------------------------------------------------------
Warrant to Purchase Common Stock,
  $.0001
  par value per share.................     One Warrant(4)        $10 per warrant              $10                     --
==================================================================================================================

(1) Based upon the maximum number of shares of the Registrant's Common Stock that may be issued under this Registration Statement, including 262,500 shares of Common Stock that may be issued to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(a) solely for purposes of calculating the Registration Fee.

(3) Reflects the shares issuable to H.J. Meyers & Co. Inc., the Representative of the Underwriters, pursuant to the Representative's Warrant. See "UNDERWRITING."

(4) To be issued to H.J. Meyers & Co., Inc., the Representative of the Underwriters.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                             CROSS REFERENCE TABLE

                           LOCATION IN PROSPECTUS OF
                  INFORMATION REQUIRED BY PART I OF FORM SB-2

ITEM NO.                      CAPTION                              LOCATION IN PROSPECTUS
--------    --------------------------------------------  -----------------------------------------
    1       Front of the Registration Statement and       Outside Front Cover Page
            Outside Front Cover Page of Prospectus
    2       Inside Front and Outside Back Cover Pages of  Inside Front Cover Page and Outside Back
            Prospectus                                    Cover Pages, Additional Information
    3       Summary Information and Risk Factors          Prospectus Summary, The Company, Risk
                                                          Factors
    4       Use of Proceeds                               Use of Proceeds
    5       Determination of Offering Price               Underwriting
    6       Dilution                                      Dilution
    7       Selling Security Holders                      Not Applicable
    8       Plan of Distribution                          Underwriting
    9       Legal Proceedings                             Business
   10       Directors, Executive Officers, Promoters and  Management
            Control Persons
   11       Security Ownership of Certain Beneficial      Principal Stockholders
            Owners and Management
   12       Description of Securities                     Description of Securities
   13       Interests of Named Experts and Counsel        Not Applicable
   14       Disclosure of Commission Position on          Management
            Indemnification for Securities Act
            Liabilities
   15       Organization Within Last Five Years           Not Applicable
   16       Description of Business                       Business
   17       Management's Discussion and Analysis or Plan  Management's Discussion and Analysis of
            of Operation                                  Financial Condition and Results of
                                                          Operations
   18       Description of Property                       Business
   19       Certain Relationships and Related             Certain Transactions
            Transactions
   20       Market for Common Equity and Related          Market for Common Stock and Related
            Transactions                                  Stockholder Matters, Dividend Policy,
                                                          Description of Capital Stock
   21       Executive Compensation                        Management
   22       Financial Statements                          Index to Consolidated Financial
                                                          Statements
   23       Changes in and Disagreements with             Not Applicable
            Accountants on Accounting and Financial
            Disclosure

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1997
PRELIMINARY PROSPECTUS

                                [LOGO GOES HERE]

                          DYNAMICWEB ENTERPRISES, INC.
                        1,750,000 SHARES OF COMMON STOCK
                              $         PER SHARE

     DynamicWeb Enterprises, Inc., a New Jersey corporation (the "Company" or "DynamicWeb"), hereby offers 1,750,000 shares (the "Shares") of common stock, $.0001 par value per share (the "Common Stock"). See "DESCRIPTION OF SECURITIES."

     Prior to this Offering, there has been a limited public market for the Common Stock, and no assurance can be given that a public market will develop or, if developed, that it will be sustained. The Company intends to apply for listing of the shares of Common Stock offered hereby on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") SmallCap Market and on the Pacific Stock Exchange under the symbol "DWEB."

     It is currently estimated that the initial public offering price for the Common Stock will be $4.00 per share. The offering price of the Common Stock will be determined by negotiation between the Company and H.J. Meyers & Co., Inc., the representative (the "Representative") of the several underwriters (the "Underwriters") and is not related to the Company's asset value or any other established criterion of value. For the method of determining the public offering price of the Common Stock, see "RISK FACTORS" and "UNDERWRITING."
                            ------------------------

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A SUBSTANTIAL DEGREE OF RISK. PERSONS WHO PURCHASE THESE SECURITIES WILL INCUR IMMEDIATE SUBSTANTIAL DILUTION. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================================
                                                              UNDERWRITING
                                       PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                        PUBLIC               COMMISSIONS(1)             COMPANY(2)
---------------------------------------------------------------------------------------------------------
Per Share.....................            $                        $                        $
---------------------------------------------------------------------------------------------------------
Total Share(3)................            $                        $                        $
=========================================================================================================

(1) Does not reflect additional compensation to be received in the form of (a) a
    non-accountable expense allowance of $       (or $       if the
    Underwriters' over-allotment option described in Footnote (3) is exercised in full) and other compensation payable to the Representatives, and (b) warrants (the "Representative's Warrant") to purchase up to 175,000 shares
    of Common Stock for a purchase price of $     per share (that being 120% of
    the initial public offering price). In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "UNDERWRITING."

(2) Before deducting additional expenses of the Offering payable by the Company, estimated at $718,000, excluding the Representative's non-accountable expense allowance.

(3) The Company has granted the Underwriters an option, exercisable within 45 days, to purchase up to an additional 262,500 shares of Common Stock on the same terms and conditions set forth above, solely to cover overallotments, if any. If the overallotment option is exercised in full, the total "Price to Public," "Underwriting Discount," and "Proceeds to Company" will be
    $       , $       , and $       , respectively. See "UNDERWRITING."

     The Shares are being offered on a "firm commitment basis" by the Underwriters, when, as, and if delivered to and accepted by the Underwriters and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of certificates representing the Securities will be made at the offices of H. J. Meyers & Co., Inc., New York, New York, on or about
              , 1997.

                            H. J. MEYERS & CO., INC.

              The date of this Prospectus is               , 1997.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AUTOMATED QUOTATION SYSTEM SMALL CAP MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. (FOR A DESCRIPTION, SEE "UNDERWRITING.")

                               PROSPECTUS SUMMARY

     The following information does not purport to be complete and is qualified in its entirety by and should be read in conjunction with the more detailed information and Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should consider carefully the factors discussed below under "Risk Factors." Unless otherwise indicated, the information in this Prospectus does not give effect to the issuance of (i) up to 297,367 shares of Common Stock which may be issuable to a certain shareholder as a result of the acquisition by the Company of all of the stock of Software Associates, Inc. in the event certain conditions are met (See "CERTAIN TRANSACTIONS"); (ii) up to 175,000 shares of Common Stock which are issuable upon the exercise of warrants granted to the Representatives in connection with this Offering (See "UNDERWRITING"); (iii) up to 262,500 shares of Common Stock issuable in this Offering to cover over-allotments, if any (See "UNDERWRITING");
(iv) up to 234,764 shares issuable to employees under the Company's 1997 Employee Stock Option Plan (See "MANAGEMENT -- Stock Option Plans"); or (v) up to 78,254 shares issuable to non-employee directors under the Company's 1997 Stock Option Plan for Outside Directors (See "MANAGEMENT -- Stock Option Plans").

     Except for the description of historical facts contained herein, this Prospectus and the Exhibits attached hereto contain certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the descriptions of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included in this Prospectus under "Use of Proceeds," "Business" and "Risk Factors." Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in such forward-looking statements. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth under "RISK FACTORS" below.

THE COMPANY

     The Company is engaged in the business of developing, marketing and supporting software products and services that enable businesses to engage in electronic commerce utilizing the Internet and traditional Electronic Data Interchange ("EDI") technologies.

     Electronic commerce ("EC") involves the automation of business transactions using telecommunications and computers to exchange and process commercial information and transactional documents. As broadly defined, electronic commerce is generally considered by information technology industry analysts to represent a growing, potentially multi-billion dollar market. EDI, a form of EC, is the application-to-application transmission of business documents such as purchase orders and invoices using industry-standard formats. Businesses utilizing electronic commerce have found EDI to be a vital component of their enterprises. EDI differs from more elementary forms of communication because it provides for truly integrated information flow. For example, manufacturers of goods can create electronic catalogues of their products and prices such that their customers will have the ability to electronically enter purchase orders and complete the purchase, payment and other documentation of a purchase transaction. The Internet is a worldwide communications system that allows users to transmit and receive messages and information over telephone and other communications lines using terminals and computers.

     Electronic commerce has traditionally involved the use of a third-party or private value-added computer network ("VAN") to perform EDI, e-mail, and electronic funds transfers and to provide services related to electronic forms, bulletin board and electronic catalogues. Users of private or third-party VANs may also have access through the VAN to directories or on-line information services. A VAN is, in effect, an electronic post office which electronically receives and delivers mail, in this case commercial documents, to the intended recipient. The major operators of VANs include Harbinger Corporation, GEIS, Sterling Commerce, IBM/Advantis, MCI, AT&T and Kleinschmidt. The Company's products and services work with all major VAN providers.

     EDI can create commercial advantages for its users, including one-time data entry, reduced clerical workload and the elimination of paper records. EDI also allows for the rapid, accurate and secure exchange of business data, and reduced operating and inventory carrying costs. EDI facilitates uniform communications with different trading partners, including customers, suppliers, common carriers, and banks or other financial institutions.

     The Company's present business strategy is to focus upon the following types of markets and customers:

     - EDI-enabled suppliers of goods, such as manufacturers, that want to engage in electronic commerce with customers which are not EDI-enabled.

     - EDI-enabled purchasers, such as retailers or distributors of goods, that want to engage in electronic commerce with suppliers which are not EDI-enabled.

     - Any businesses that want to engage outside service providers to manage or to assist in the management of their EDI function ("EDI outsourcing").

     - Businesses or groups of businesses that want to create "electronic storefronts" for goods and services on the "World Wide Web." The World Wide Web or "Web" is a series of computers called servers, which allow individuals, groups and businesses to publish and exchange information over the Internet to the general public.

     The Company has five principal software and service packages for the markets and customers described above:

     EDIBRIDGENET SERVICE(SM) -- EDIbridgeNET is the Company's electronic commerce service bureau. EDIbridgeNET is a service provided by the Company that allows for the transfer of information between trading partners. The service includes EDI mapping and the translation and routing of business documents between third party EDI (VAN) networks, the Internet and the private computer networks maintained by the parties to the business transaction. Generally referred to as "EDI outsourcing," this service offers businesses cost-effective alternatives to investing in an in-house EDI System.

     NETCAT(TM) -- NetCat is the Company's software program which allows a seller of goods to create an electronic catalogue on the World Wide Web to offer and sell products electronically. NetCat allows a customer to browse through the catalogue, to place an order, and to be billed for, or to pay for, the order (through the use of Cybercash, a third-party credit card verification software licensed to the Company). This process is sometimes referred to as "order facilitation." It is expected to be utilized predominantly in a business-to-business context, and to increase transaction fees from the EDIbridgeNET Service. NetCat is used as part of the Company's EDIxchange Program.

     EDIXCHANGE PROGRAM(SM) -- The Company's EDIxchange Program is a combination of EDIbridgeNET service and NetCat software. The EDIxchange Program provides a seamless and cost effective way for EDI-enabled suppliers or retailers to conduct electronic commerce with their non-EDI trading partners. EDIxchange bridges the Internet with traditional EDI networks such as VANs by using the Company's service bureau, EDIbridgeNET. Combined with NetCat, the Company's order management software described above, this product allows businesses which do not have in-house EDI capability to communicate electronically with EDI-enabled business partners, using only Internet access and a standard Web browser. A Web browser, such as Netscape or Internet Explorer, allows Internet users to access various Web Sites on the Internet.

     SHIPTRAC(TM) -- ShipTrac is the Company's Windows-based software application designed for manufacturers and suppliers of goods. It electronically creates a shipping manifest or list of products that are being shipped to a particular customer or distribution center. The ShipTrac software receives an electronic purchase order into a database, and the shipper then can print bar-coded shipping compliance labels. ShipTrac generates EDI standard advanced shipping notice documents (the manifest) which are sent electronically to a supplier's customers. When the goods are received, the bar codes on the products can be verified against the advanced shipping notice which has been electronically forwarded by ShipTrac.

     ECINTEGRATOR(TM) -- The Company has developed application interface modules for two third party mid-range accounting software systems, RealWorld and Synchronics. Designed for businesses using those systems, EC Integrator allows a business to import and export business documents electronically from those software applications. Generally, the Company sells this product through distributors of Real World and Synchronics software.

     As of September 1, 1997, the Company's EDIxchange customers include Linens N' Things (an EDI-enabled purchaser), and Great American Knitting Mills, makers of Goldtoe socks, and ICXpress (both EDI-enabled sellers). Customers using the Company's EDIbridgeNET Service include Church & Dwight, manufacturers of Arm & Hammer baking soda, Royal Dalton, makers of fine china, and Kings Supermarket, a regional supermarket chain.

     The Company was initially incorporated in the State of New Jersey on July 26, 1979 under the name Seahawk Oil International, Inc. The Company's executive offices are located at 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey 07004 and its telephone number is (973) 244-1000.

     The discussion of the Company in this Prospectus relates to the combined operations of the Company's present subsidiaries: DynamicWeb Transaction Systems, Inc. ("DWTS") and Megascore, Inc. ("Megascore"), for all periods presented, and Software Associates, Inc. ("Software Associates") (which was acquired by the Company on November 30, 1996) from December 1, 1996. See "BUSINESS -- Background of the Company."

THE OFFERING

Securities Offered by the Company.........  1,750,000 shares of Common Stock.
Shares of Common Stock Presently
  Outstanding.............................  2,112,438 shares (1)
Shares of Common Stock to be Outstanding
  After Offering..........................  3,862,438 shares (1)
Use of Proceeds...........................  The net proceeds of the Offering will be used for selling and marketing; the support of its
                                            technical operations; purchase or lease of
                                            capital equipment; repayment of indebtedness; and
                                            working capital and general corporate purposes.
                                            See "USE OF PROCEEDS."
Proposed NASDAQ Small Cap Market Symbol
  and Pacific Stock Exchange Symbol.......  DWEB

---------------

(1) Excludes (a) up to 297,367 shares of Common Stock which may be issuable to a certain shareholder as a result of the acquisition by the Company of Software Associates, Inc. (See "CERTAIN TRANSACTIONS"); (b) up to 175,000 shares of Common Stock which are issuable upon the exercise of warrants granted to the Representatives in connection with this Offering (See "UNDERWRITING"); (c) up to 262,500 shares of Common Stock issuable in this Offering to cover over-allotments, if any (See "UNDERWRITING"); (d) up to 234,764 shares issuable to employees under the Company's 1997 Employee Stock Option Plan (See "MANAGEMENT -- Stock Option Plans"); or (e) up to 78,254 shares issuable to non-employee directors under the Company's 1997 Stock Option Plan for Outside Directors (See "MANAGEMENT -- Stock Option Plans"). Includes an additional 112,488 shares of Common Stock issuable in respect of the April 1997 Financing and 100,000 shares of Common Stock issuable in respect of the August 1997 Financing and also reflects 100,000 shares contributed to the Company and held as Treasury Stock. See "INTERIM FINANCINGS."

                              RECENT DEVELOPMENTS

INTERIM FINANCINGS

     On April 30, 1997, the Company completed a $600,000 private placement in which H.J. Meyers & Co., the Representative, acted as the Company's placement agent on a "best efforts" basis (the "April 1997 Financing"). That private placement involved the sale of 24 units, each consisting of a subordinated unsecured 8% promissory note of the Company having a principal amount of $25,000 and 4,687 shares of Common Stock. Also, on August 27, 1997, the Company completed a $500,000 private placement in which H.J. Meyers & Co. acted as placement agent on a "best efforts" basis (the "August 1997 Financing"). That private placement involved the sale of 20 units, each consisting of a subordinated unsecured promissory note of the Company with a principal amount of $25,000 and 5,000 shares of Common Stock. See "INTERIM FINANCINGS."

AMENDMENT TO THE CERTIFICATE OF INCORPORATION -- REVERSE STOCK SPLIT

     At the Company's Annual Meeting held on June 12, 1997, the Company's shareholders approved an amendment and restatement of the Company's Certificate of Incorporation (the "Amendment and Restatement") which, among other things, effected a 0.2608491-for-one reverse stock split of the Company's Common Stock (the "Reverse Stock Split"). The Amendment and Restatement will have been filed with the New Jersey Secretary of State concurrently with the effectiveness of the Registration Statement of which this Prospectus is a part. Pursuant to the Reverse Stock Split, each share of Common Stock outstanding on the filing date was converted into 0.2608491 of one share, except that no fractional shares were issued and shareholders who would otherwise have received a fractional share as a result of the Reverse Stock Split received cash in lieu thereof. Unless otherwise noted, all references to the Company's Common Stock contained in this Prospectus give effect to the Reverse Stock Split.

     The effect of the Reverse Stock Split on the aggregate number of shares of the Common Stock as of the effective date of the reverse split is set forth in the table below.

                                                                     PRIOR TO            AFTER
                                                                   REVERSE SPLIT     REVERSE SPLIT
                                                                   -------------     -------------
Number of Shares of Common Stock Authorized......................    50,000,000        50,000,000
  Issued and Outstanding.........................................     8,098,522         2,112,438(1)
  Available for issuance.........................................    41,901,478        47,887,562
  Par value per share............................................       $0.0001           $0.0001

---------------

(1) Includes an additional 112,488 shares of Common Stock issuable in respect of the April 1997 Financing and 100,000 shares of Common Stock issuable in respect of the August 1997 Financing, and also reflects 100,000 shares contributed to the Company and held as Treasury Stock. See "INTERIM FINANCINGS."

     Effect on the Market for the Common Stock. At the time of the Reverse Stock Split, the Common Stock was quoted on the National Association of Securities Dealers ("NASD") Over-The-Counter ("OTC") Bulletin Board Service. The bid price
of the Common Stock on                          , 1997, immediately prior to the
Reverse Stock Split, was $          ; and the bid price of the Common Stock on
                         , 1997, the date after the Reverse Stock Split, was
$          . See "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS."

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial data of the Company. The Statement of Operations Data for the two year period ended September 30, 1996, have been derived from the Company's Financial Statements, which have been audited by Richard A. Eisner & Company, LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus.

     The selected consolidated financial data for the nine months ended June 30, 1997, and June 30, 1996, and the Balance Sheet Data as of June 30, 1997, are derived from the unaudited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such nine month period. Results for the nine months ended June 30, 1997, are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1997.

                                                  YEAR ENDED                    NINE MONTHS
                                                 SEPTEMBER 30,                 ENDED JUNE 30,
                                           -------------------------     --------------------------
                                              1996           1995           1997            1996
                                           ----------     ----------     -----------     ----------
STATEMENT OF OPERATIONS DATA
  Revenues...............................  $  460,067     $  639,743     $   498,095     $  348,417
  Cost of sales and services.............     152,399        243,138         160,630        118,234
  Other expenses.........................     748,433        376,684       1,170,270        475,860
  Purchased research and development.....          --             --         713,710             --
  Net (loss).............................    (455,230)          (289)     (1,731,610)      (255,133)
  Net (loss) per share(1)................        (.27)          (.00)           (.88)          (.15)
  Weighted average number of common
     shares outstanding(1)...............   1,667,202      1,620,804       1,962,778      1,649,687

                                                                      JUNE 30, 1997
                                                     -----------------------------------------------
                                                       ACTUAL        PRO FORMA(2)     AS ADJUSTED(3)
                                                     -----------     ------------     --------------
BALANCE SHEET DATA
  Working capital (deficit)........................  $  (259,527)    $     67,973        5,425,271
  Total assets.....................................      873,419        1,553,917        5,686,717
  Short-term debt..................................      332,870          613,710            8,370
  Long-term debt...................................      188,084          188,084          188,084
  Total liabilities................................      783,677        1,064,177          459,177
  Accumulated deficit..............................   (2,146,796)      (2,146,796)      (2,991,296)
  Stockholders' equity.............................       89,742          489,740        5,227,540

---------------

(1) Gives retroactive effect to the .2608491-for-one Reverse Stock Split, which will take effect concurrently with the effectiveness of the Registration Statement of which this Prospectus is a part. See Note C to the Company's Financial Statements, and "RECENT DEVELOPMENTS," above.

(2) Reflects (a) $500,000 of short-term debt (less $72,500 of deferred financing fees) from the August 1997 Financing, see "INTERIM FINANCINGS," (b) $115,000 in officers' loans, and (c) $65,500 of short-term borrowings from the Company's lines of credit, see "CERTAIN TRANSACTIONS -- Officer Loans." That indebtedness was borrowed subsequent to the June 30, 1997 balance sheet date, and is expected to be repaid from the proceeds of this Offering (see "USE OF PROCEEDS"), and therefore is not reflected in the Balance Sheet Data under the "As Adjusted" Column.

(3) Gives effect to the sale of the Common Stock offered hereby, including the anticipated application of the estimated net proceeds and the repayment of certain indebtedness. See "USE OF PROCEEDS."

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus (including the financial statements and notes thereto), the following factors. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

     Limited Operating History; No Assurance of Successful Operations. The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company has incurred continuous and substantial net losses. No assurance can be made that the Company will become profitable in the near future, if at all. The Company's prospects are subject to all of the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving markets in which the Company intends to operate. To address these risks, the Company must, among other things: further develop or acquire rights to supporting software from third parties; commercially offer its services; successfully implement its marketing strategy; respond to competitive developments; attract, retain and motivate qualified personnel; and develop, upgrade, and protect its technology. No assurance can be given that the Company will succeed in addressing any or all of these issues; and the failure to do so would have a material adverse effect on the Company's business, prospects, financial condition and operating results. The auditors' opinion on the Company's financial statements as of September 30, 1996, a copy of which is attached to this Prospectus, calls attention to substantial doubts as to the ability of the Company to continue as a going concern as of the date of those financial statements.

     Anticipated Operating Losses. The Company anticipates realizing only limited revenue for the foreseeable future. The Company's ability to generate meaningful revenue thereafter is subject to substantial uncertainty. The Company anticipates that its operating expenses will increase substantially in the foreseeable future as it hires a substantial number of additional employees and makes other significant expenditures to further develop its technology, increase its marketing activities, create and expand the distribution channels for its products and services, and broaden its customer support capabilities. Accordingly, the Company expects to incur losses for the foreseeable future. No assurance can be given that the Company's products and services will be developed, marketed, expanded, or rendered successfully or on a timely basis, if at all, or that the Company will be successful in obtaining market acceptance of its products and services. No assurance can be given that the Company will ever be able to achieve or sustain operating profitability.

     Early Stage of Market Development; Unproven Acceptance of the Company's Products and Services. The Company's products and services are designed to facilitate electronic commerce. A major focus of the Company's products and services is the Internet, which is a worldwide communications system that allows users to transmit and receive messages and information over telephone and other communications lines using terminals or computers. See "Dependence on the Internet and on Internet Infrastructure Development" below. The market for the Company's products and services is at an early stage of development, is evolving rapidly, and is characterized by an increasing number of market entrants who have introduced or are developing competing products and services. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Market acceptance will depend, in large part, upon the ability of the Company to demonstrate the advantages and cost effectiveness of its products and services over existing products and services. There can be no assurance that the Company will be able to market its products and services successfully or that its current or future products and services will be accepted in the marketplace. As a result of the Company's recent introduction of its products and services into the market and their limited use to date, there can be no assurance that the Company's products and services will achieve market acceptance or will produce substantial revenues.

     Dependence on the Internet and on Internet Infrastructure Development. The use of the Company's products and services is dependent upon the continued development of an industry and infrastructure for providing Internet access and carrying Internet traffic. The commercial market for products and services for use with the Internet and the World Wide Web has only recently begun to develop. The Internet may not prove to be a viable commercial marketplace or communications network because of many factors, including inadequate development of the necessary capacity, problems with reliability, lack of acceptable levels of security, or lack of timely development of complementary products, such as high speed modems. The Internet suffers from many problems related to performance, reliability, congestion and delay. Customers may experience frustration waiting for transactions to be processed. Consequently, they may forego using the Company's products and services.

     Further, there can be no assurance that the Internet will retain its current pricing structure, which is generally flat-rate, independent of volume, and independent of the time of day. Federal regulation of access fees to the Internet may cause an increase in costs to the businesses utilizing the Company's products and services.

     The adoption of the Internet for commerce and as a means of communication, particularly by those individuals and enterprises that historically have relied upon traditional means of commerce and communication, will require a broad acceptance of new methods of conducting business and exchanging information. Enterprises that already have invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new strategy that may limit or compete with their existing business. Individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to alter those patterns.

     Thus far, significant commercial use of the Internet has not developed, in part, because of the lack of security and verification processes. Although the Company's products and services are compatible with existing and apparently emerging security and verification products, there can be no assurance that widespread commercial use of the Internet for electronic commerce will develop, or that even if such use does develop, that the Company's products and services will achieve market acceptance. If the Company's market fails to develop or develops more slowly than expected, or if the infrastructure for the Internet is not adequately developed, or if the Company's products and services do not achieve market acceptance by a significant number of individuals and businesses, the Company's business, financial condition, prospects and operating results will be materially and adversely affected. See "BUSINESS -- Electronic Commerce and Electronic Data Interchange" and "Risks Associated with Encryption Technology."

     Ability to Respond to Rapid Change. The Company's future success will depend significantly on its ability to enhance its current products and services and develop or acquire and market new products and services which keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. The market for EDI products and Internet software products is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. The Company will be required to manage effectively its strategic position in a rapidly changing environment. There can be no assurance that the Company will be successful in developing or acquiring product or service enhancements or new products or services to address changing technologies and customer requirements adequately, that it will introduce such products or services on a timely basis, or that any such product or service enhancements will be successful in the marketplace. The Company's delay or failure to develop or acquire technological improvements or to adapt its products or services to technological change would have a material adverse effect on the Company's business, results of operations and financial condition. The failure of the Company's management team to respond effectively to and manage rapidly changing technological and business conditions as well as the growth of its own business, should it occur, could have material adverse impact on the Company's business, results of operations and prospects. See "Reliance on Limited Number of Products."

     Need for Substantial Additional Capital. The Company presently believes that the net proceeds of this Offering should be sufficient to permit the Company to execute its present business plan. Whether the Company will generate earnings and cash flows from its operations before these proceeds have been used is uncertain. The Company may have a need to raise substantial additional capital. In particular, some of the Company's major competitors have raised significant amounts of capital, and, even if the Company achieves profitability, the Company may need, or want, to raise substantial additional capital in order to be competitive. Without additional capital, the Company may be forced to cease to operate. If any additional capital is raised in equity offerings, the interests of investors who purchase the Common Stock in this Offering may be diluted.

     Control by Existing Management. As of September 1, 1997, the existing management of the Company controls approximately 55% of the shares of Common Stock eligible to vote and is therefore able to elect all of the members of the Board of Directors and control the outcome of any issues which may be subject to a vote of the Company's stockholders. After giving effect to this Offering, existing management will control approximately 30% of the shares of Common Stock eligible to vote.

     Uncertain Public Market for Company's Common Stock. Upon completion of this Offering, the Company intends to apply to list the Common Stock on the NASDAQ Small Cap Market System. There can be no assurance that such listing will be approved, or that a market for the Common Stock will develop or be sustained. The investment community could show little or no interest in the Company in the future. As a result, purchasers of the Company's securities may have difficulty in selling such securities should they desire to do so. The Company's Common Stock is currently traded on the NASD's OTC Bulletin Board Service. It is substantially more difficult for investors to dispose of securities or to obtain accurate quotations as to securities in the OTC Bulletin Board Service. In the event the Company's Common Stock is not approved for listing on the NASDAQ Small Cap Market System, the Company's Common Stock would continue to trade on the OTC Bulletin Board Service.

     Common Stock Eligible for Resale. Of the 3,862,438 shares of Common Stock to be outstanding after the consummation of this Offering, over 1,807,000 shares are "restricted securities" and under certain circumstances may be sold in compliance with Rule 144 adopted under the Securities Act. Future sales of such shares are likely to depress the market price of the Company's Common Stock.

     Reliance on Limited Number of Products and Services. The Company expects that substantially all of its revenues will be derived from its EDIxchange product and service, its EDIbridgeNet service, and (to a lesser extent) its ECIntegrator and NetCat products. If these products and services are not successful, whether as a result of technological change, competition or any other factors, the Company's business, financial condition, prospects and operating results would be adversely affected. Although the Company is continuing to develop its existing products, it presently has no plans to develop or produce additional products and services in the foreseeable future. See "BUSINESS -- Introduction."

     Technological Change. The market for the Company's proposed services is characterized by rapidly changing technology and evolving industry standards. The Company will likely be required to design, develop, test, introduce and support new services and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. The Company's proposed services are now designed around certain technical standards. While the Company intends to provide compatibility with the standards promulgated by leading industry participants and groups, widespread adoption of a proprietary or closed standard could preclude the Company from effectively marketing or developing its products or services. No assurance can be given that the Company will be able to respond to technological changes or evolving industry standards in a timely manner, if at all; or that the standards upon which the Company's services are or will be based will be accepted by the industry. In addition, no assurance can be given that services or technologies developed by others will not render the Company's services noncompetitive or obsolete. In the event that services or technologies developed by others render the services of the Company impracticable, noncompetitive or obsolete, or the industry in which the Company hopes to compete develops and adopts a proprietary standard to which the Company does not have access, or the Company is not able to respond to technological developments or emerging industry standards, there could be a material adverse effect on the Company's business, financial condition, prospects and operating results.

     Risks of Defects and Development Delays. The Company has not sold a material amount of its services or products. Products and services based on sophisticated software and computing systems often encounter development delays and the underlying software most often contains undetected errors, bugs, or failures when introduced or when the volume of services provided increases. The Company may experience delays in the development of the software and computing systems underlying the Company's proposed products and services. In addition, there can be no assurance that, despite testing by the Company and potential customers, errors will not be found in the underlying software, or that the Company will not experience development delays, which could result in delays in the market acceptance of its products and services and could have a material adverse effect on the Company's business, financial condition, prospects and operating results. See "BUSINESS -- Product Development."

     Competition. The EC and EDI markets are intensely competitive and subject to rapid technological change and evolving industry standards. The Company does and will compete with many companies that have substantially greater financial, marketing, technical and human resources than the Company. Among the principal competitors in EDI and specifically in the delivery of EDI over the Internet are, at present, Harbinger Corporation, Sterling Commerce, GEIS, Netscape, Actra (which is a joint venture of GEIS and Netscape), Open Market, Premenos, Icat, Interworld Technology Ventures, Elcom International, Broadvision, Connect, IBM, Microsoft, EDS, and MCI, each of which has announced plans to design and develop software products and to provide services that facilitate electronic commerce over the Internet. Some of those competitors operate VANs. Several of these companies utilize the same encryption technology from RSA that the Company incorporates in its products. Virtually all of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In addition, many of the Company's current or potential competitors, such as Netscape, Microsoft and AT&T, have broad distribution channels that may be used to bundle competing products directly to end-users or purchasers. If such competitors were to bundle products that compete with the Company for sale to their customers, any demand the Company is able to create for its products and services may be substantially reduced, and the ability of the Company to broaden the utilization of its products and services would be substantially diminished. No assurance can be given that the Company will be able to compete effectively with current or future competitors or that such competition will not have a material adverse effect on the Company's business, financial condition, prospects and operating results. See "BUSINESS -- Competition."

     New Market Entrants. In addition to existing competitors, there are many companies that may enter the market in the future with new technologies, products and services that may be competitive with services offered or to be offered by the Company. Because there are many potential entrants to the field, many of which are likely to have substantially greater resources than the Company, it is extremely difficult to assess which companies are likely to offer competitive products and services in the future, and in some cases it is difficult to discern whether an existing product or service is competitive with the Company's services. The Company expects competition to persist and intensify in the future. It should be noted that companies that historically have produced text, audio, video, graphics, art and animation ("multimedia" companies), and companies that historically have owned various forms of communication media such as cable, broadcasting, and telecommunications ("cross-media" companies) are encroaching upon and entering into each other's historic businesses. This may signal a further expansion by those integrated companies into the EDI field. If the market becomes congested with competition, the Company may not be able to compete effectively in its intended marketplace.

     Dependence on Third-Party Intellectual Property Rights. The Company currently licenses certain proprietary and patented technology from third parties. Most of the Company's planned services incorporating data encryption and authentication is based on proprietary software of RSA Data Security ("RSA"). The RSA software is incorporated in certain other software licensed to the Company from Community Connexion related to the Web server utilized by the Company. The RSA software is available on a non-exclusive basis. No assurance can be given that the encryption software presently available to the Company will continue to be available to the Company on commercially reasonable terms, or at all. Additionally, there is no assurance that if a new encryption technology develops, that it will be available to the Company on commercially acceptable terms, if at all.

     The Company also licenses Cybercash software, which is credit card verification software, on a non-exclusive basis. No assurance can be given that Cybercash will continue to be available to the Company on commercially reasonable terms, or at all. The lack of availability of credit card verification software could have a material adverse effect on the Company's business, financial condition, prospects, and operating results.

     No assurance can be given that the Company's third party licenses will continue to be available to the Company on commercially reasonable terms, or at all. The Company bears the risk that all third party technology supplied to the Company is actually owned by the party supplying the technology and does not infringe upon the rights of others. Any threat of infringement or misappropriation against these third parties may in turn cause substantial interference with the Company's right to utilize that technology. The loss of or inability to maintain any of those software licenses could result in delays in introduction of the Company's products and services until equivalent software, if available, is identified, licensed and integrated into the Company's planned services, which could have a material adverse effect on the Company's business, financial condition, prospects and operating results. See
"BUSINESS -- Intellectual Property Rights."

     Because certain of the Company's products incorporate software developed and maintained by third parties, the Company is dependent upon such third parties' ability to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's sales and operating results. See "BUSINESS -- Competitive Strategy."

     Reliance on PERL. The Company's proprietary software is written in Practical Extraction and Reporting Language ("PERL"), which is the computer programming language utilized for Internet applications. Because the Internet is not controlled or supervised by any one person or group, the evolution and continued utilization of PERL cannot be controlled or predicted. Changes in or the elimination of PERL could cause the Company to have to assume responsibility for support and development of that software, which could have a material adverse effect on the Company's business, financial condition, prospects, and operating results.

     Dependence on Distribution and Marketing Relationships. The Company has few sales and marketing employees and does not have established distribution channels for its services. In order to generate substantial revenue, the Company must achieve broad distribution of its services to businesses and individuals and secure general adoption of its services and technology. A key element of the Company's current business and its future business strategy is to maintain and develop relationships with leading companies that market software products and EDI-related services.

     The Company has entered into value added-reseller ("VAR"), distribution, co-marketing and other agreements with a number of companies. See "BUSINESS -- Strategic Relationships." Many of these agreements are nonexclusive, and many of the companies with which the Company has agreements also have similar agreements with the Company's competitors or potential competitors. The Company believes that its success in penetrating markets for its EDI products and services depends in large part on its ability to maintain these relationships, to add the Company's EDIxchange products and services to such arrangements, to cultivate additional relationships and to cultivate alternative relationships if distribution channels change. There can be no assurance that the Company's VAR partners, distributors or co-marketers will not develop and market products in competition with the Company in the future, discontinue their relationships with the Company or form additional competing arrangements with the Company's competitors, all of which could have a material adverse effect on the Company's ability to successfully compete. See "BUSINESS -- Marketing and Distribution."

     Dependence on Intellectual Property Rights; Risk of Infringement. The Company's success and ability to compete are dependent in part upon its proprietary technology relating to its NetCat software. The Company has applied for a patent with the United States Patent and Trademark Office covering that software, but to date no patent has been granted. There can be no assurance that the applied-for patent will be granted, or, if granted, will be effective to protect the Company's rights in its NetCat technology. The Company's patent, if issued by the United States Patent and Trademark Office, would offer no protection outside of the United

States. The Company's patent, if issued, may be subsequently challenged. If the patent is challenged the counsel and other fees in defending the patent, together with loss of management's time, could be substantial. Those adverse consequences also could occur with respect to the trademarks, trade secrets, or other intellectual property rights of the Company.

     In addition, the software and electronic commerce industries are characterized by the existence of a large number of patents, and litigation based on allegations of patent infringement is not uncommon. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. Although the Company believes that it is not infringing on the rights of any third parties, there can be no assurance that third parties will not assert infringement claims against the Company, that any such assertion of infringement will not result in litigation or that the Company would prevail in such litigation or be able to license any valid and infringed patents of third parties on commercially reasonable terms. See "BUSINESS -- Proprietary Information."

     Risks Associated with Encryption Technology. A significant barrier to Internet commerce are the problems and risks associated with exchanging financial information securely over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect the secure exchange of financial information over the Internet, including public key cryptography technology licensed from RSA. No assurance can be given that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA or other algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition, prospects and operating results. In addition, no assurance can be given that existing security systems of others will not be penetrated or breached, which could have a material adverse effect on the market acceptance of Internet security services, which in turn could have a material and adverse effect on the Company's business, financial condition, prospects and operating results.

     Liability and Availability of Insurance. The Company is responsible for the electronic transmission of commercial transaction data for its customers, including, but not limited to, purchase orders, payments, invoices, and advance ship notices. If the Company were unable to fulfill its contractual obligations to its customers, whether due to failure of its software, to failure of the Internet, EDI or telecommunications services to function properly, to failure of its employees, contractors, agents or representatives, or for any other reason, the Company could be subject to claims for the value of the lost business to its customers. The liability could be substantial. If the Company incurs substantial liability to its customers due to its breach, it may materially and adversely affect the Company's ability to complete its plan of operation. The Company has no insurance to cover those types of liability and does not know whether such insurance is available on commercially-reasonable terms.

     Fluctuating Results; Cyclical Business. The Company's future revenues and operating results may fluctuate materially as a result of, among other things, the timing of the introduction of, or enhancements to, the Company's products and services, demand for the Company's products and services, the timing of introduction of products or services by the Company's competitors, market acceptance of Internet commerce, the timing and rate at which the Company increases its expenses to support projected growth, the budgeting and purchasing practices of its customers, the length of the customer product evaluation process for the Company's products, the size and timing of customer orders, competitive conditions in the industry, and other factors inherent in a new, developing business. Fluctuations in revenues and operating results may cause volatility in the Company's stock price. See "Possible Volatility of Stock Price."

     Dependence Upon Key Personnel. The Company's success will depend in part upon the retention of key senior management and technical personnel, particularly Steven L. Vanechanos, Jr., co-founder of the Company and Chairman of the Board, James D. Conners, President of the Company, and Kenneth R. Konikowski, Executive Vice President of the Company. The loss of the services of any of the Company's key personnel could have a material adverse effect on the Company's business, prospects, financial condition and operating results. The Company has a policy that all of the Company's employees must sign confidentiality agreements, and that certain of its employees also sign non-competition agreements. The Company presently maintains key man life insurance on Steven L. Vanechanos, Jr. in the amount of $3,000,000. There can be no assurance that the Company will be able or willing to continue to maintain such insurance at present coverage levels.

     Ability to Attract Qualified Personnel. The Company believes that its future success also depends upon its ability to attract and retain additional highly skilled technical, professional services, management and sales and marketing personnel. The market for skilled programmers and other technically skilled employees is highly competitive and other companies with greater resources can provide higher salaries and greater benefits. To attract quality personnel, the Company may be required to offer Common Stock or stock options, which will dilute investors' interests. The market for these individuals has historically been, and the Company expects that it will continue to be, intensely competitive. The Company's inability to attract and retain qualified employees could have a material adverse effect on the Company's business, financial condition, prospects, and operating results.

     Management of Growth. If the Company experiences a period of rapid growth, a significant strain may be placed on the Company's financial, management and other resources. The Company's future performance will depend in part on its ability to manage change in its operations and will require the Company to hire additional management and technical personnel, particularly in areas of marketing and customer support. In addition, the Company's ability to manage its growth effectively will require it to continue to improve its operational and financial control systems and infrastructure and management information systems, and to attract, train, motivate, manage and retain key employees. If the Company's management were unable to manage growth effectively, there could be a material adverse effect on the Company's business, financial condition, prospects, and operating results.

     Ability to Issue Blank Check Preferred Stock; New Jersey Anti-Takeover Provisions. Under the Company's Certificate of Incorporation the Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present intention to issue shares of preferred stock. In addition, the Company has, pursuant to the Underwriting Agreement, agreed with the Representative that the Company will not sell or otherwise issue any shares of preferred stock for two years following this Offering, without the Representative's prior written consent.

     In addition, the Company is subject to the anti-takeover provisions of the New Jersey Shareholder Protection Act, which, among other things, will prohibit it from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date of the transaction in which the person became an interested stockholder (the "Stock Acquisition Date"), unless the business combination is approved by the Company's Board of Directors prior to the Stock Acquisition Date. The application of such Act also could have the effect of delaying or preventing a change in control of the Company.

     Furthermore, certain provisions of the Certificate of Incorporation and the Company's Bylaws, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, as well as certain contractual provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock and may have the effect of delaying or preventing a change in control of the Company. These provisions may also reduce the likelihood of an acquisition of the Company at a premium price by another person or entity.

     Government Regulation and Legal Uncertainties. The Company is not currently subject to direct regulation by any federal or state governmental agency, other than regulations applicable to businesses generally. The laws generally applicable to business will also be applicable to doing business over the Internet. Laws relating to advertising, buying and selling goods and services, contracts, payments, privacy, obscenity, defamation, taxation, export controls, unfair competition and deceptive trade practices, among other things, will likely apply to online activities as well, and numerous criminal statutes may apply. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. If the Internet becomes more generally accepted, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws may address user privacy, pricing and characteristics and quality of products and services, among other things. The adoption of any laws or regulations governing commerce on the Internet may result in decreased growth of the Internet, which could have an adverse effect on the Company's business, financial condition, prospects and operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain.

     Possible Volatility of Stock Price. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software or services by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation has often been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition, prospects or operating results.

     Substantial Options Reserved. Under the Company's 1997 Employee Stock Option Plan, the Company may issue options to purchase up to an aggregate of 234,764 shares of Common Stock to employees and officers, and, as of the date of this Prospectus, options to purchase 203,392 shares have been granted under that plan. Further, under the Company's Stock Option Plan for Outside Directors, the Company may issue options to purchase up to an aggregate of 78,254 shares of Common Stock to its outside directors, including certain mandatory grants, and, as of the date of this Prospectus, options to purchase 15,648 shares have been granted under that plan. Any such options may further dilute the net tangible book value of the Common Stock and an investor's interest in the Company. Further, the holders of such options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

     Difficulty of Trading "Penny Stocks." The Company's securities may be subject to rules that impose additional sales practice requirements on broker-dealers who sell lower-priced securities to persons other than established customers (as defined in such rules) and accredited investors (generally, institutions and, for individuals, an investor with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with such investor's spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the purchase. Consequently, many brokers may be unwilling to engage in transactions in the Company's securities because of the added disclosure requirements, thereby making it more difficult for purchasers in this Offering to resell the Common Stock in the secondary market.

     Dilution. This Offering involves immediate and substantial dilution of $2.65 per share (or 66.3%) between the net tangible book value per share of Common Stock after this Offering and the per share public offering price. Based upon the public offering price, new investors in this Offering will be paying $7 million, or $4.00 per share, for approximately 45.3% of the shares of the Common Stock to be outstanding after completion of this Offering, for a corporation with a net tangible book value of approximately $5,204,285, or $1.35 per share, after giving effect to this Offering. See "DILUTION." Also, the Company has a contingent obligation to issue up to 297,367 additional shares to one of its shareholders in connection with the Company's previous acquisition of Software Associates. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Acquisition of Software Associates and Megascore."

     Non-Cash Charges to Earnings. The Company intends to use a portion of the net proceeds of this Offering to repay its outstanding indebtedness from its April 1997 Financing and its August 1997 Financing. Because those financings involve a material amount of debt discount and deferred financing fees, the Company has amortized and charged to operations $186,000 through June 30, 1997, and will incur approximately $844,500 of additional non-cash expense through the date of, and upon the repayment of, those financings. See "INTERIM FINANCINGS."

     Broad Discretion in Use of Proceeds. Management of the Company has broad discretion to utilize the proceeds of this Offering, and the presently-anticipated uses may be materially changed, in management's discretion. See "USE OF PROCEEDS."

     Arbitrary Determination of Offering Price; Possible Volatility of Stock Price. The initial public offering price and terms of the Common Stock have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or results of operation. The market prices for securities of development stage companies have historically been highly volatile. Future announcements concerning the Company or its competitors, including the results of testing, technological innovations, new commercial products, developments concerning proprietary rights or litigation may have a significant impact on the market price of the Company's securities. See "UNDERWRITING."

                                USE OF PROCEEDS

     Based upon an assumed initial public offering price of $4.00 per share, the net proceeds to be received by the Company from the sale of the Common Stock offered hereby, after deducting underwriting commissions and other estimated expenses of the Offering are estimated to be approximately $5,582,000 ($6,495,500 if the Underwriters' overallotment option is exercised in full). The Company intends to use the net proceeds of the Offering approximately as follows:

                                                                   AMOUNT     PERCENTAGE
                                                                 ----------   ----------
        Selling and Marketing..................................  $1,723,000        31
        Technical Operations...................................   1,343,000        24
        Purchase or Lease of Equipment.........................     363,000         6
        Repayment of Indebtedness..............................   1,337,000        24
        Working Capital........................................     816,000        15
                                                                 ----------       ---
                  Totals.......................................  $5,582,000       100%
                                                                 ==========       ===

     In general, the Company plans to hire additional personnel in sales and in technical operations in order to implement the Company's plan of expanding its core EDI business. The salaries, benefits and other expenses associated with the Company's present employees and those additional employees are expected to cause the Company to operate at a deficit on a monthly basis for approximately 24 months, at which time the Company's management believes that the Company's sales should increase sufficiently to cover those expenses. The Company believes that its current and anticipated future revenue should be sufficient to pay its expected general and administrative expenses and a portion of its other expenses. The Company has attributed its expected operating deficits to its activities in sales and marketing and in technical operations; and a material amount of the net proceeds of this Offering will be used to fund such deficits, as described below.

SELLING AND MARKETING

     The Company intends to use approximately $1,723,000 of the net proceeds of the Offering to fund selling and marketing activities. Approximately $1,050,000 of that total will be used to fund the salaries and benefits of the Company's marketing personnel including 8 additional salespeople intended to be hired; and the Company also intends to develop and implement an advertising program and to attend trade shows and conventions. The Company expects to use approximately $673,000 of the net proceeds for those costs. See "BUSINESS -- Selling and Marketing."

TECHNICAL OPERATIONS

     The Company intends to use approximately $1,343,000 of the net proceeds from the Offering for the salaries and benefits for personnel involved in technical operations, customer service, and research and development activities. The Company intends to hire up to 11 new technical staff to provide ongoing systems support and 4 new programmers to develop and enhance the Company's software. A portion of the net proceeds attributed to technical operations will also support the cost of the Company's existing technical staff. See
"BUSINESS -- Research and Development."

PURCHASE OR LEASE OF CAPITAL EQUIPMENT AND SOFTWARE

     The Company intends to use approximately $363,000 of the net proceeds of the Offering to purchase or lease additional equipment and software, including work stations for new hires ($53,000), computer servers for internal and external use ($120,000), communications equipment ($72,000), software licenses ($61,000), and facilities management equipment ($57,000).

REPAYMENT OF INDEBTEDNESS

     The Company intends to use approximately $600,000 plus accrued interest of approximately $24,000 of the proceeds from the Offering to repay the promissory notes issued in the April 1997 Financing, and up to

$500,000 plus accrued interest of approximately $8,000 of the proceeds to repay the promissory notes issued in the August 1997 Financing. See "FINANCINGS." Further, the Company intends to use approximately $115,000 to repay short-term loans made by the officers of the Company, see "CERTAIN TRANSACTIONS -- Officer Loans," and $90,000 to repay amounts borrowed under its bank lines of credit.

WORKING CAPITAL

     The Company intends to use $816,000 of the net proceeds for working capital and general corporate purposes.

     The allocation of the net proceeds of this Offering set forth above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's future revenues and expenditures. The Company reserves the right to reallocate the proceeds within the above-described categories or to other purposes in response to, among other things, changes in its plans, industry conditions, and the Company's future revenues and expenditures. It is possible that a portion of the net proceeds may also be used, in part, to fund strategic joint ventures or acquisitions. The Company presently has no commitments with respect to any joint venture or acquisition.

     Based on the Company's operating plan, management believes that the proceeds from this Offering and anticipated cash flow from operations will be sufficient to meet the Company's anticipated cash needs and finance its plans for expansion for at least 24 months from the date of this Prospectus. Thereafter, the Company anticipates that it may require additional financing to meet its current or future plans for expansion. No assurance can be given that the Company will be successful in obtaining such financing on favorable terms, or at all. If the Company is unable to obtain additional financing, its ability to meet its current plans for expansion could be adversely affected. See "RISK FACTORS -- Future Capital Needs; Uncertainty of Additional Financing."

     Proceeds not immediately required for the purposes described above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds, collateralized investment agreements with commercial banks or investment banks, or other high-grade, short-term, interest-bearing investments.

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     As of the date of this Prospectus, a portion of the Company's Common Stock which is not restricted is traded on the National Association of Securities Dealers ("NASD") Over the Counter ("OTC") Bulletin Board Service under the symbol "DWEB."

     The range of high and low bid quotations for the Company's Common Stock for the two most recently completed fiscal years and the current fiscal year to date were obtained from the NASD and are provided below. The volume of trading in the Company's Common Stock has been limited and the bid prices reported may not be indicative of the value of the Common Stock or the existence of an active trading market. These over-the-counter market quotations reflect interdealer prices without retail markup, markdown or commissions and do not necessarily represent actual transactions. Concurrently with the effectiveness of the Registration Statement of which this Prospectus is a part, the Company effectuated a 0.2608491-for-one Reverse Stock Split whereby each share of Common Stock became 0.2608491 of a share. The information in the table below has not been retroactively adjusted on account of that combination of shares.

                                                                            BID
                                                                     -----------------
                              QUARTER ENDED                           HIGH       LOW
        ---------------------------------------------------------    ------     ------
        December 31, 1994........................................    $ 0.01      $0.01
        March 31, 1995...........................................      0.01       0.01
        June 30, 1995............................................      0.01       0.01
        September 30, 1995.......................................      0.01       0.01
        December 31, 1995........................................      0.01       0.01
        March 31, 1996(1)........................................         5          4 1/2
        June 30, 1996............................................         4 1/2      4 3/8
        September 30, 1996.......................................         4 1/8      3 7/8
        December 31, 1996........................................         3 3/4      3
        March 31, 1997...........................................         3 3/8      3 1/8
        June 30, 1997............................................         3 1/4      11/16

---------------

(1) On March 5, 1996, the Company effectuated a one-for-100 reverse stock split whereby each 100 shares of Common Stock were combined into one share of Common Stock. The information in the above table which relates to the period prior to March 5, 1996, was not retroactively adjusted to reflect that combination of shares.

     At September 1, 1997, there were 2,112,438 shares of the Company's common stock outstanding (inclusive of 112,488 issuable in the April 1997 Financing and 100,000 issuable in the August 1997 Financing, and also reflecting 100,000 shares contributed to Treasury Stock (see "INTERIM FINANCINGS")) held by approximately 3,255 holders of record.

     The Company did not declare or pay cash dividends on the Common Stock during 1995 or 1996. The Company currently intends to retain any earnings for use in the business and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The table below sets forth the capitalization of the Company under three scenarios: (i) actual as of June 30, 1997, which includes the effects of the April 1997 Financing and reflects the additional issuance of 112,488 shares pursuant to the April 1997 Financing, (ii) pro forma to reflect the effects of the August 1997 Financing, including the issuance of 100,000 shares pursuant thereto as well as the contribution to the Company by Messrs. Vanechanos Jr. and Vanechanos Sr. of a total of 100,000 shares to be held as Treasury Stock (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Shareholdings of Certain Principals" and "INTERIM FINANCINGS"), and (iii) as adjusted to reflect the sale and issuance of the Common Stock offered hereby at an assumed initial offering price of $4.00 per share and the receipt of the estimated net proceeds of this Offering as set forth in "USE OF PROCEEDS." The information set forth below should be read in conjunction with the Company's financial statements and notes thereto.

                                                          JUNE 30, 1997
                                    ---------------------------------------------------------
                                    ACTUAL(1)(2)     PRO FORMA(1)(2)(3)     AS ADJUSTED(1)(2)
                                    ------------     ------------------     -----------------
Long-term debt....................  $   188,084         $    188,084           $   188,084
                                    -----------          -----------           -----------
Stockholders' equity:
  Preferred stock, assignable par
     value, 5,000,000 shares
     authorized; no shares issued
     and outstanding
  Common Stock, $.0001 par value,
     50,000,000 shares authorized;
     2,112,438 issued and
     outstanding(1); pro forma
     2,212,438 issued and
     outstanding(2); as adjusted
     3,962,438 issued and
     outstanding(3)...............          211                  221                   396
  Additional paid in capital......    2,236,327            3,036,315             8,618,440
  Accumulated deficit.............   (2,146,796)          (2,146,796)           (2,991,296)
                                    -----------          -----------           -----------
  Total...........................       89,742              889,740             5,627,540
  Treasury stock, at
     cost -- 100,000 shares(3)....           --             (400,000)             (400,000)
                                    -----------          -----------           -----------
          Total stockholders'
            equity................       89,742              489,740             5,227,540
                                    -----------          -----------           -----------
Total capitalization..............  $   277,826         $    677,824           $ 5,415,624
                                    ===========          ===========           ===========

---------------
(1) Gives prospective effect to the .2608491-for-one reverse stock split, which is occurring contemporaneously with the effectiveness of the Registration Statement of which this Prospectus is a part, and subsequent to the date of this table.

(2) Excludes (a) up to 297,367 shares of Common Stock which may be issuable to a certain shareholder as a result of the acquisition by the Company of Software Associates, Inc. (See "CERTAIN TRANSACTIONS"); (b) up to 175,000 shares of Common Stock which are issuable upon the exercise of warrants granted to the Representatives in connection with this Offering (See "UNDERWRITING"); (c) up to 262,500 shares of Common Stock issuable in this Offering to cover over-allotments, if any (See "UNDERWRITING"); (d) up to 234,764 shares issuable to employees under the Company's 1997 Employee Stock Option Plan (See "MANAGEMENT -- Stock Option Plans"); or (e) up to 78,254 shares issuable to non-employee directors under the Company's 1997 Stock Option Plan for Outside Directors (See "MANAGEMENT -- Stock Option Plans").

(3) On a pro forma basis, the number of shares issued and outstanding also includes 100,000 shares issuable in the August 1997 Financing and 100,000 shares contributed to the Company and held as treasury stock. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Shareholdings of Certain Principals" and "INTERIM FINANCINGS." See Note J[8][b] to the Company's financial statements.

                                    DILUTION

     At June 30, 1997, the negative tangible book value of the Company was approximately $(80,515) or $(.04) per share. On a pro forma basis, based upon the completion of the August 1997 Financing, the tangible book value of the Company was approximately $246,985 or $.12 per share. Net tangible book value per share represents the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of Common Stock in this Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale by the Company of the 1,750,000 shares of Common Stock offered hereby, at the assumed initial public offering price of $4.00 per share, and receipt by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at June 30, 1997, would have been approximately $5,204,285, or $1.35 per share. This represents an immediate increase in net tangible book value of $1.23 per share to existing holders of Common Stock and an immediate dilution of $2.65 per share to purchasers of shares of Common Stock in this Offering, as illustrated by the following:

    Assumed initial public offering price per share(1)...................            $ 4.00
    Net tangible book value per share at June 30, 1997 (on a pro forma basis reflecting the August 1997 Financing)........................  $  .12
    Increase per share attributable to this Offering.....................  $ 1.23
                                                                           ------
    Pro forma net tangible book value per share after this Offering......            $ 1.35
                                                                                     ------
    Dilution per share to new investors(2)...............................            $ 2.65
                                                                                      =====

---------------

(1) Before deducting the estimated underwriting discounts, commissions and expenses of this Offering.

(2) Excludes (a) up to 297,367 shares of Common Stock which may be issuable to a certain shareholder as a result of the acquisition by the Company of Software Associates, Inc. (See "CERTAIN TRANSACTIONS"); (b) up to 175,000 shares of Common Stock which are issuable upon the exercise of warrants granted to the Representatives in connection with this Offering (See "UNDERWRITING"); (c) up to 262,500 shares of Common Stock issuable in this Offering to cover over-allotments, if any (See "UNDERWRITING"); (d) up to 234,764 shares issuable to employees under the Company's 1997 Employee Stock Option Plan (See "MANAGEMENT -- Stock Option Plans"); or (e) up to 78,254 shares issuable to non-employee directors under the Company's 1997 Stock Option Plan for Outside Directors (See "MANAGEMENT -- Stock Option Plans").

     The above discussions and table assume no exercise of the over-allotment option, the exercise of which in full would reduce the dilution to investors in this Offering to $2.48 per share as the pro forma net tangible book value per share after this Offering would increase from $1.35 to $1.52.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the Financial Statements and the Notes thereto and the Selected Financial Data included in this Prospectus, and the description of the Company's business located elsewhere in this Prospectus. This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "RISK FACTORS" as well as those discussed elsewhere in this Prospectus. Historical operating results and percentage relationships among any amounts included in the Financial Statements are not necessarily indicative of trends in operating results.

     The following discussion relates to the combined operations of DWTS and Megascore for all periods presented, plus Software Associates, Inc. which was acquired by the Company on November 30, 1996 from December 1, 1996. See "BUSINESS -- Background of the Company."

SUMMARY

     The following table summarizes the Results of Operations of the Company that are discussed below:

                              RESULT OF OPERATIONS
                            SELECTED FINANCIAL DATA

                                                                                                             NINE
                                                                                  NINE MONTHS               MONTHS
                         YEAR ENDED                   YEAR ENDED                     ENDED                   ENDED
                        SEPTEMBER 30,                SEPTEMBER 30,                 JUNE 30,                JUNE 30,
                            1996            %            1995            %           1997         %          1996        %
                      -----------------   ------   -----------------   ------     -----------   ------     ---------   ------
Net Sales:
  Systems.............     $ 147,337        32.0%      $ 296,763         46.4%    $    98,254     19.7%    $ 107,317     30.8%
  Services............       312,730        68.0         342,980         53.6         399,841     80.3       241,100     69.2
                          ---------       ------       ---------       ------     -----------   ------     ---------   ------
  Total...............       460,067       100.0         639,743        100.0         498,095    100.0       348,417    100.0
                          =========       ======       =========       ======     ===========   ======     =========   ======
Cost of Sales:
  Systems.............        71,205        15.5         158,820         24.8          33,640      8.8        55,800     16.0
  Services............        81,194        17.6          84,318         13.2         126,990     25.5        62,434     17.9
                          ---------       ------       ---------       ------     -----------   ------     ---------   ------
  Total...............       152,399        33.1         243,138         38.0         160,630     32.2       118,234     33.9
                          ---------       ------       ---------       ------     -----------   ------     ---------   ------
Expenses:
Selling, general and
  administrative......       719,443       156.4         364,684         57.0       1,006,246    202.0       460,631    132.2
Research and
  development.........        28,990         6.3          12,000          1.9         164,024     32.9        15,229      4.4
                          ---------       ------       ---------       ------     -----------   ------     ---------   ------
  Total...............       748,433       162.7         376,686         58.9       1,170,270    234.9       475,860    136.6
                          ---------       ------       ---------       ------     -----------   ------     ---------   ------
Purchased research and
  development.........            --                          --           --         713,710    143.3            --       --
Interest expense......        23,271         5.1          23,350          3.6         210,585     42.3        14,950      4.3
Interest income.......        (8,806)       (1.9)         (3,140)        (0.4)         (3,790)    (0.8)       (5,494)    (1.6)
                          ---------       ------       ---------       ------     -----------   ------     ---------   ------
  Total expenses......       915,237       199.0         640,032        100.0       2,251,405    452.0       603,550    173.2
                                          ======                       ======                   ======                 ======
                          ---------                    ---------                  -----------              ---------
Net loss before income
  taxes...............     $(455,230)      (98.9)%     $    (289)        (0.0)%   $(1,753,310)  (352.0)%   $(255,133)   (73.2)%
                          =========       ======       =========       ======     ===========   ======     =========   ======

---------------
* Expense percentages are based upon a percentage of Total Net Sales.

THE YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1995

     For the fiscal year ended September 30, 1996 ("fiscal 1996"), the Company recognized net sales of approximately $460,000 compared to net sales of approximately $640,000 during the fiscal year ended September 30, 1995 ("fiscal 1995"), a decrease of approximately $180,000 or 28%. The decrease was attributable to the Company's change in the focus of its core business to electronic commerce services and products and to a change in focus in its marketing towards its new services and products: EDIxhange Suite and EDIbridgeNET Service.

     System sales decreased to approximately $147,000 for fiscal 1996 from approximately $297,000 in fiscal 1995, a decrease of 50%. The decrease is due to a change in the Company's focus of its core business and a need to market its services and products. The Company also is anticipating declining profit margins on its hardware sales. System sales includes sales of hardware and software to customers

     Service sales decreased to approximately $313,000 for fiscal 1996 from approximately $343,000 in fiscal 1995, a decrease of 9%. The decrease is due in part to the shift in the Company's marketing of its services in the electronic commerce industry from general computer consulting projects to the narrower emerging EC market, and in part to the shift in personnel toward product development and away from billable activities. Service sales includes customer set-up fees, training cost, EDI charges and consulting, maintenance and support fees, and other miscellaneous consulting fees.

     Cost of system sales was approximately $71,000, for a gross profit percentage of 52% for fiscal 1996, as compared to approximately $159,000, for a gross profit percentage of 46% for fiscal 1995. The increase in gross profit percentage was attributable to the Company selling more of the higher-margin software products than the lower-margin hardware products. Cost of systems sales includes the cost of computer hardware and sublicensed software incorporated into the Company's systems.

     Cost of services was approximately $81,000 for fiscal 1996, resulting in a gross profit percentage of 74%, as compared to approximately $84,000, which yielded a gross profit percentage of 75% for fiscal 1995. There was no significant change for fiscal 1996 as compared to fiscal 1995.

     Selling, general and administrative expense increased 97%, or approximately $354,000 to approximately $719,000 in fiscal 1996, as compared to approximately $365,000 for fiscal 1995. The increase is attributable to higher marketing expenses, salaries and office expenses in the Company's effort to market its new products and services.

     Research and development expense was approximately $29,000 for fiscal 1996 as compared to approximately $12,000 for fiscal 1995. The 142% increase is due to the Company's development of its NetCat order facilitation software for the Internet.

     Interest expense was approximately $23,000 for each of the fiscal years 1996 and 1995, which represents the expense of financing the Company's office condominium and automobiles.

     Interest income increased $6,000, to approximately $9,000 in fiscal 1996, as compared to $3,000 in fiscal 1995 as a result of the Company's short-term investments of excess cash obtained from private placements of its securities.

     Net loss for fiscal 1996 was approximately $455,000 or .27 per share as compared to nil for fiscal 1995, resulting from increased expenses and decreased sales as a consequence of the Company directing its attention to expanding its Internet-based EC products and services.

NINE MONTHS ENDED JUNE 30, 1997 COMPARED TO NINE MONTHS ENDED JUNE 30, 1996

     The Company recognized net sales of approximately $498,000 for the nine months ended June 30, 1997, compared to approximately $348,000 for the nine months ended June 30, 1996, an increase of 43%. The increase in sales was attributable to sales of the Company s new EDI/Internet products and services offered through Software Associates, which was acquired by the Company on November 30, 1996, sales of upgrades for customized software, and a royalty payment paid to the Company for licensing a proprietary list of internet domain names.

     System sales declined to approximately $98,000 for the nine months ended June 30, 1997, as compared to approximately $107,000 for the nine months ended June 30, 1996. This 8% decline was attributable to ongoing efforts, before the acquisition of Software Associates, to migrate away from some of the Company s historical products and to focus on the Company s electronic commerce services.

     Service sales increased from approximately $241,000 for the nine months ended September 30, 1996, to approximately $399,000 for the nine months ended June 30, 1997, an increase of 66%. The increase was due largely to revenues derived from transaction processing through the Company's new EDI Service Bureau from Software Associates, the rollout of EDIxchange, and a royalty payment paid to the Company for licensing for an internet domain list.

     Cost of system sales was approximately $33,000 for the nine months ended June 30, 1997, for a gross profit percentage of approximately 66%. This compares to cost of system sales of approximately $56,000, for gross profit percentage of approximately 48% for the same period during 1996. The increase in gross profit percentage is attributable to sales of higher margin customized EDI software to facilitate transaction processing through the Company's EDI Service Bureau.

     Cost of services was approximately $127,000 for the nine months ended June 30, 1997, for gross profit percentages of approximately 68%. This compares to cost of services of approximately $62,000, for a gross profit percentage of approximately 74%, for the same period during 1996. The decrease in profit margins on service sales is attributable to increased costs associated with the hiring of additional employees to increase the Company's EDI/Internet capabilities, in anticipation of the growth in demand for the Company's EDI/Internet services.

     Selling, general and administrative expenses increased by approximately $546,000, from $461,000 for the nine months ended June 30, 1996 to approximately $1,006,000 for the nine months ended June 30, 1997, an increase of approximately 118%. The increase is attributable to the higher marketing expenses, salaries and office expenses associated with the Company's increased effort to market its EDI/Internet services and to implement an outreach program consisting of public relations and services directed at the electronic commerce community. Management expects the outreach program to provide the Company with access and introductions to talent and expertise within the electronic commerce community, with a goal of assisting the Company in its marketing, recruiting, and operations. There is no assurance that the outreach program will be successful.

     Research and development expenses increased approximately $149,000 for the nine months ended June 30, 1997, from approximately $15,000 in 1996 to approximately $164,000 in 1997. The increase is attributable to expanded development of existing services, and ongoing development of new services such as EC Integrator and ShipTrac.

     Purchased research and development for the nine months ended June 30, 1997 of approximately $714,000 resulted from the allocation of a portion of the purchase price paid by the Company to acquire Software Associates.

     Interest expense increased from approximately $15,000 for the nine months ended June 30, 1996 to approximately $211,000 for the nine months ended June 30, 1997. The increase is primarily attributable to the amortization of debt discount and deferred financing fees of $186,000 and interest expense of $8,000. Both are related to the April 1997 Financing.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1997, the Company had cash of $95,818, total current assets of $336,066 and a working capital deficit of $259,527.

     The Company had a net loss of $1,731,610 for the nine months ended June 30, 1997, and negative operating cash flow for the nine months ended June 30, 1997 of $689,283, which negative cash flow was primarily funded by a $250,000 private placement of common stock that closed in November, 1996, and from the $600,000 April 1997 Financing.

     The capital resources presently available to the Company include the proceeds from the $500,000 August 1997 Financing. Those capital resources are not adequate to finance the Company's activities beyond October, 1997.

IMPACT OF INFLATION

     Although no assurance can be given, increases in the inflation rate are not expected to materially adversely affect the Company's business.

NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standings No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," issued by the Financial Accounting Standards Board ("FASB"), is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair-value-based method beginning in the year ending September 30, 1997. The Company has not determined the impact of these pro forma adjustments.

     In March 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. It will replace primary earnings per share with "basic" earnings per share, and contains definitions of "basic" and diluted earnings per share. SFAS No. 128 will apply to the Company's financial statements beginning with the first fiscal quarter ending December 31, 1997. The Company does not expect the adoption of this standard to have a material effect on its calculation of earnings per share.

                                    BUSINESS

BACKGROUND OF THE COMPANY

     The Company is a New Jersey corporation. It currently operates through three separate wholly-owned subsidiaries: DynamicWeb Transaction Systems, Inc., a Delaware corporation ("DWTS"), Software Associates, Inc., a New Jersey corporation ("Software Associates"), and Megascore, Inc., a Delaware corporation ("Megascore"). On March 26, 1996, the Company acquired all of the outstanding stock of DWTS. Prior to that acquisition, the Company was named Seahawk Capital Corporation. Seahawk Capital Corporation had, from time to time, other operations having no relationship to the Company's present business and management. Those prior operations were disposed of by the Company prior to its acquisition of DWTS, and as of March 26, 1996, the Company had no operations.

     The acquisition by the Company of each of Software Associates and Megascore is described in the Company's Form 8-K dated November 30, 1996. As a result of those transactions, the Company has combined the previously-separate operations of DWTS, Software Associates, and Megascore into a holding company. The description of the Company's business contained in this Prospectus relates exclusively to the electronic commerce software and service business conducted through DWTS, Software Associates, and Megascore.

     Further, the financial information contained elsewhere in this Prospectus represents the combined operations of DWTS and Megascore for all periods presented and those of Software Associates (which was acquired by the Company on November 30, 1996) from December 1, 1996. The basis for such presentation is discussed in Note A to the Company's financial statements.

INTRODUCTION

     The Company is engaged in the business of developing, marketing and supporting software products and services that enable businesses to engage in electronic commerce utilizing the Internet and traditional Electronic Data Interchange ("EDI") technologies.

     Electronic commerce ("EC") involves the automation of business transactions using telecommunications and computers to exchange and process commercial information and transactional documents. As broadly defined, electronic commerce is generally considered by information technology analysts to represent a growing, potentially multi-billion dollar market. EDI, a form of EC, is the application-to-application transmission of business documents such as purchase orders and invoices using industry-standard formats. Businesses utilizing electronic commerce have found EDI to be a vital component of their enterprises. EDI differs from more elementary forms of communication because it provides for truly integrated information flow. For example, manufacturers of goods can create electronic catalogues of their products and prices such that their customers will have the ability to electronically enter purchase orders and complete the purchase, payment and other documentation of a purchase transaction. The Internet is a worldwide communications system that allows users to transmit and receive messages and information over telephone and other communications lines using terminals and computers.

     Electronic commerce has traditionally involved the use of a third-party or private value-added computer network ("VAN") to perform EDI, e-mail, and electronic funds transfers and to provide services related to electronic forms, bulletin board and electronic catalogues. Users of private or third-party VANs may also have access through the VAN to directories or on-line information services. A VAN is, in effect, an electronic post office which electronically receives and delivers mail, in this case commercial documents, to the intended recipient. The major operators of VANs include Harbinger Corporation, GEIS, Sterling Commerce, IBM/Advantis, MCI, AT&T and Kleinschmidt. The Company's products and services work with all major VAN providers.

     EDI can create commercial advantages for its users, including one-time data entry, reduced clerical workload and the elimination of paper records. EDI also allows for the rapid, accurate and secure exchange of business data, and reduced operating and inventory carrying costs. EDI facilitates uniform communications with different trading partners, including customers, suppliers, common carriers, and banks or other financial institutions.

     The Company's present business strategy is to focus upon the following types of markets and customers:

     - EDI-enabled suppliers of goods, such as manufacturers, that want to engage in electronic commerce with customers which are not EDI-enabled.

     - EDI-enabled purchasers, such as retailers or distributors of goods, that want to engage in electronic commerce with suppliers which are not EDI-enabled.

     - Any businesses that want to engage outside service providers to manage or to assist in the management of their EDI function ("EDI outsourcing").

     - Businesses or groups of businesses that want to create "electronic storefronts" for goods and services on the "World Wide Web." The World Wide Web or "Web" is a series of computers called servers, which allow individuals, groups and businesses to publish and exchange information over the Internet to the general public.

     The Company has five principal software and service packages for the markets and customers described above:

     EDIBRIDGENET SERVICE(SM) -- EDIbridgeNET is the Company's electronic commerce service bureau. EDIbridgeNET is a service provided by the Company that allows for the transfer of information between trading partners. The service includes EDI mapping and the translation and routing of business documents between third party EDI (VAN) networks, the Internet and the private computer networks maintained by the parties to the business transaction. Generally referred to as "EDI outsourcing," this service offers businesses cost-effective alternatives to investing in an in-house EDI System.

     NETCAT(TM) -- NetCat is the Company's software program which allows a seller of goods to create an electronic catalogue on the World Wide Web to offer and sell products electronically. NetCat allows a customer to browse through the catalogue, to place an order, and to be billed for, or to pay for, the order (through the use of Cybercash, a third-party credit card verification software licensed to the Company). This process is sometimes referred to as "order facilitation." It is expected to be utilized predominantly in a business-to-business context, and to increase transaction fees from the EDIbridgeNET Service. NetCat is used as part of the Company's EDIxchange Program.

     EDIXCHANGE PROGRAM(SM) -- The Company's EDIxchange Program is a combination of EDIbridgeNET service and NetCat software. The EDIxchange Program provides a seamless and cost effective way for EDI-enabled suppliers or retailers to conduct electronic commerce with their non-EDI trading partners. EDIxchange bridges the Internet with traditional EDI networks such as VANs by using the Company's service bureau, EDIbridgeNET. Combined with NetCat, the Company's order management software described above, this product allows businesses which do not have in-house EDI capability to communicate electronically with EDI-enabled business partners, using only Internet access and a standard Web browser. A Web browser, such as Netscape or Internet Explorer, allows Internet users to access various Web Sites on the Internet.

     SHIPTRAC(TM) -- ShipTrac is the Company's Windows-based software application designed for manufacturers and suppliers of goods. It electronically creates a shipping manifest or list of products that are being shipped to a particular customer or distribution center. The ShipTrac software receives an electronic purchase order into a database, and the shipper then can print bar-coded shipping compliance labels. ShipTrac generates EDI standard advanced shipping notice documents (the manifest) which are sent electronically to a supplier's customers. When the goods are received, the bar codes on the products can be verified against the advanced shipping notice which has been electronically forwarded by ShipTrac.

     ECINTEGRATOR(TM) -- The Company has developed application interface modules for two third party mid-range accounting software systems, RealWorld and Synchronics. Designed for businesses using those systems, EC Integrator allows a business to import and export business documents electronically from those software applications. Generally, the Company sells this product through distributors of Real World and Synchronics software.

     All of the foregoing products and services currently have somewhat limited applications and are continuing to be developed by the Company, although there can be no assurance that such development will be successful. See "Product Development."

OVERVIEW OF ELECTRONIC COMMERCE AND ELECTRONIC DATA INTERCHANGE

     Trading Communities. Groups of companies that regularly trade with each other generate significant repetitive business transactions. These existing trading communities are natural prospects for implementation of EDI. Certain trading communities are defined by trading standards, protocols, rules or procedures adopted through trade organizations. The adoption of EDI as an accepted means of transmitting business documents and data is occurring, in part, because many trade organizations or groups and many large companies within a trading community increasingly recommend or require their member organizations or trading partners to adopt and use EDI as the primary method of transmitting business documents. Large companies within a trading community often are described as "hubs" and their trading partners as "spokes." A hub company and its trading partners communicate through electronic networks, generally either third party networks or a private network owned and operated by the hub company. Hub companies decide to implement EDI generally for one or more of the following reasons:

     - To enable a reduction in inventories by reducing the time required to notify vendors and replenish stocks.

     - To reduce the administrative handling costs of documents that they send or receive from their suppliers or customers by requiring that information be manually entered only once.

     - To improve customer support and service levels by reducing data entry errors by requiring that information be manually entered only once.

     For the above stated reasons, a hub company often adopts as a stated business objective that all of its trading partners use EDI as the principal means of transferring business documents. Spoke companies, in turn, often expand the electronic commerce community by acting as hub companies with their trading partners, requesting or requiring that they transmit business documents using EDI.

     Typical EDI Transactions. In a typical EDI transaction, a trading partner (the "sending partner") first creates with its computer, either manually or electronically, the business data used for the completion of a particular set of documents, described by EDI standards as a "transaction set." Transaction sets include requests for quotes, quotes, purchase orders, invoices, shipping notices, and other related documents and messages. Second, a translation software program on the sending partner's computer converts the document or transaction set into a standard EDI format. Third, this information is electronically transmitted through telecommunications links from the sending partner's computer to either the receiving partner's computer or to a central computer system (similar to a mailbox at a post office) that serves as a value-added network shared by many trading partners.

     Value Added Networks. VANs receive documents for subsequent delivery to the intended trading partner (the "receiving partner"), connect many types of computer hardware and communications devices, convert multiple transaction sets from one industry standard to another, and maintain security by reducing the possibility of one trading partner accessing another's computer. EDI partners use VAN services because it eases the burden of having to install and maintain communication configurations for each trading partner. The connection to a VAN is a single connection no matter how many trading partners the recipient has. The VAN "normalizes" the issues of protocols, time zones, hardware and software differences in that all participants in the EDI transaction do not need the same software applications or hardware.

     EDI Industry Standards. EDI has been further promoted through the adoption of EDI standards within various industries and trading communities. These standards define the content and format of business documents, such as the data required to be included in purchase orders, invoices, shipping notices, and other business documents. Before these standards were adopted, electronic document transmission was based on proprietary formats agreed to by two trading partners. However, incompatible computer systems and differing proprietary formats limited widespread adoption of EDI.

     Existing VAN Services. The Company does not operate a VAN and does not intend to operate a VAN. The Company's products and services are designed both to interface with existing VAN's and also to operate without a VAN (point to point EDI over the Internet without the need for a VAN as a midpoint), thereby permitting EDI-enabled trading partners to conduct electronic commerce with their non-EDI-enabled trading partners.

INTERNET STRATEGY

     The Company's Internet strategy focuses on using the Internet to complement existing VANs and proprietary EDI networks, or possibly to replace the use of VANs and proprietary EDI networks with point to point EDI over the Internet. The Company believes that EDI-enabled companies can reach a much wider range of their trading partners by using an Internet-based approach, as a result of the increasing availability and general use of the Internet and the cost advantages of an Internet-based approach over VANs and proprietary EDI networks. The success of that strategy will depend, among other things, upon continued and expanded acceptance of the Internet as an accepted vehicle for electronic commerce and communication among businesses.

     The Internet is an interconnected global network of computer networks linked together through a common protocol. Unlike other public telecommunications networks, the Internet is not managed by a single corporation, government agency or other entity. The market for software to access the Internet and related services is rapidly emerging and standards and technologies for communicating information over the Internet are constantly evolving. Businesses can exchange documents and electronic mail, access a wide range of commercial information, and establish a presence on the World Wide Web. The Web is the part of the Internet where information and documents reside in a standard format thereby enabling them to be easily displayed and linked for access by other Internet users on the Web. By using a special programming language called hypertext markup language (HTML), a user can establish a presence on the Web known as a Web Page or Home Page and can link with other users of the Web. To date, the Internet has not been accepted as a medium for processing routine business transactions between organizations, in part due to perceived or actual security and reliability issues.

CUSTOMERS AND MARKETS

     EDI has been used since the mid-1970's. Nevertheless, the Company believes that the electronic commerce market is still in its early stages, in that relatively few companies engage in EC. The Company believes that a significant barrier for businesses to join the electronic commerce network has been the cost of maintaining standard translation software, host system modifications, dedicated proprietary VANs, and resources required to maintain EDI. The industry, and more importantly, EDI-enabled suppliers and retailers, have continued to look for solutions to lower existing EDI-related costs and at the same time spawn increased EDI utilization.

     To date, the Company has had a limited number of customers using these new EDI/Internet technologies. The types of customers on which the Company intends to focus are discussed below.

     THE EDI-ENABLED SUPPLIER. The Company believes that a significant number of suppliers now using EDI would like to increase the utilization of EDI with their customers. However, a significant investment in hardware and software at each customer location is required in the proprietary equipment and software necessary for a customer to link with the supplier either directly or through a VAN. A smaller customer may not have the resources to make such an investment, or the investment may not be cost-justified based upon the customer's transaction volume with the supplier.

     The Company's EDIxchange software provides a cost-effective solution for this situation. The Company can assist the supplier to create a secure Web-enabled Internet site with an electronic system for customer orders and development of an electronic catalog by use of NetCat, all using the supplier's existing EDI system and documents. The system will allow non-EDI customers to view the supplier's product catalogs, place orders on-line, and send an EDI-standard purchase order to the supplier. The customer will need only Internet access and a Web browser to engage in those transactions.

     THE HUB MODEL. The Hub Model is similar to the EDI-Enabled Supplier Model, but is targeted at the purchaser rather than the supplier. The Company believes that a significant number of wholesalers and retailers which are now using EDI would like to increase the utilization of EDI with their suppliers, by expanding the number of "spoke" companies. This can be accomplished primarily by reaching a Hub company's smaller suppliers with a cost-justified mechanism for electronic commerce transactions.

     In the Hub Model, the Company's EDIxchange Suite can be configured for a retailer, effectively reversing the functions of the Supplier Model described above. The Company can assist the retailer or other purchaser to create a secure Web-enabled Internet site with NetCat, again using the purchaser's existing EDI system and documents. The system will allow non-EDI-enabled suppliers to receive purchase orders electronically using only a Web browser and Internet access.

     THE ELECTRONIC COMMERCE SERVICE BUREAU. The Company believes that a significant number of businesses may want to "outsource" all or a part of their electronic commerce functions. That outsourcing is one of the services historically provided by Software Associates and which the Company intends to market. This market includes presently EDI-enabled businesses, as well as businesses that do not presently conduct electronic commerce. Using Software Associates' experience in that area, combined with the Company's software products, the Company offers its services as an EC service bureau through its EDIbridgeNET Program.

     SUPPLIERS REQUIRED TO SEND ADVANCE SHIPPING NOTICES. ShipTrac is marketed to EDI-capable suppliers, which become mandated by their customers to use bar-coded shipping labels and to send EDI standard documents such as advance shipping notices. This process is complex and cumbersome for suppliers to integrate into their existing systems, and the Company believes ShipTrac will reduce the complexity for implementing this requirement and complying with the requests of such trading partners.

     BUSINESSES USING REALWORLD OR SYNCHRONICS ACCOUNTING SYSTEMS. A significant number of businesses use RealWorld or the Synchronics accounting systems software products, but are not EDI capable. The Company will target those businesses to use the Company's existing products to begin electronic commerce.

     To date, the above target markets are undeveloped and largely untested. Due to the limited sales by the Company to date, there can be no assurance as to the degree, if any, that these markets and target customers will develop generally or will be receptive to the Company's products and services.

     As of September 1, 1997, the Company's EDIxchange customers include Linens N' Things (an EDI-enabled purchaser), and Great American Knitting Mills, makers of Goldtoe socks, and ICXpress (both EDI-enabled sellers). Customers using the Company's EDIbridgeNET Service include Church & Dwight, manufacturers of Arm & Hammer baking soda, Royal Dalton, makers of fine china, and Kings Supermarket, a regional supermarket chain.

SALES AND MARKETING

     The Company's goal is to establish and expand the number of trading partners using the Company's service bureau and complimentary electronic commerce software solutions. To reach this goal, the Company plans to market and sell its electronic commerce business solutions to enterprises which are EDI-capable, and whose trading partners lack EDI capability. Additionally, the Company will focus its marketing efforts for EDI outsourcing on EDI-capable suppliers, which the Company believes often do not have sufficient resources in their management information system ("MIS")/EDI group to respond to customers' requests on a sufficiently timely basis.

     Certain of the Company's marketing strategies are discussed below.

     IDENTIFY KEY BUSINESS PARTNERS -- The Company has introduced its Business Partners Program to establish alliances between the Company and key business partners who specialize in business automation and electronic commerce. Those key business partners are expected to be VANs, EDI software companies, EC consultant groups, Web content developers, business re-engineering consultants, and accounting software providers. See "Strategic Relationships" below.

     The objective of the Business Partners Program is to integrate the Company's products and services with those of its business partners and to promote Company services along with products and services sold by its business partners.

     EXPAND MARKETING AND SALES EFFORTS NATIONALLY -- As of September 1, 1997, the Company employs four people in sales and marketing, two of whom directly sell the Company's software and services. Compensation of sales personnel is in the form of a base salary and commissions. To reach a broader market, the Company plans to expand the number of sales people it employs.

     Lead generation and advertising will focus on national electronic commerce/EDI trade shows, journal advertisements in national electronic commerce publications, and public speaking engagements in EDI/Internet forums. The Company will also evaluate which industry specific trade shows/journals warrant participation. The Company has recently joined national electronic commerce/EDI trade groups such as CommerceNet and DISA, which represent both users and providers of EDI-related services.

     Expansion of sales efforts will be implemented in stages, as market trends indicate acceptance of the emerging electronic commerce marketplace and as the Company's capital availability allows.

     The Company is a party to several co-marketing and strategic alliances. EMJ ("EMJ"), located in Apex, North Carolina, is an Internet Web content developer working with many large businesses in the Raleigh/Durham Research Triangle Park area. The Company was chosen as the exclusive Internet-EDI solution provider for EMJ Internet, a division of EMJ. Further, the Company has developed a strategic relationship with ER Enterprises of Columbus, Ohio, an EDI consulting group that assists retailers in implementing electronic commerce strategies; with AFTEC Corporation of Livingston, New Jersey, a developer of a manufacturing and distribution software package, which plans to build an electronic commerce interface into their application and offer the Company's Service Bureau as a turnkey EC solution for their clients; and with ID2000, of Berlin, New Jersey, which is a management information consulting firm offering turnkey information systems solutions to its clients.

PRODUCT DEVELOPMENT

     The Company presently has several product development initiatives. One initiative involves "point-to-point EDI." This technology would permit electronic document interchange directly over the Internet, avoiding the use of a VAN. The Company is working on modifications to its NetCat software and the EDIxchange System, which would allow these products to interface with the Templar product from Premenos Technology Corp. and permit point-to-point EDI.

     Another initiative involves an upgrade of NetCat to a "Version 3.0." Presently, NetCat can use only ASCII files and HTML. The Company is working on making NetCat compatible with SQL databases (such as Oracle and Sybase), which would allow NetCat to function with a larger group of customer databases. Also, the Company is working on making NetCat capable of creating a wider variety of presentation graphics, and on increasing the efficiency of NetCat's order processing.

     Another initiative involves an upgrade of the Company's EDIxchange Program suite to permit the creation of an "Integrated UPC Catalogue." Presently, under the Company's EDIxchange Program suite, as utilized in the Hub Model, the Hub company/purchaser is required to input manually its suppliers' catalogues on the Hub company's Web Site. The Company is working on an upgrade to that software which would allow suppliers to maintain their own catalogue information, including the UPC (Universal Product Code) information, electronically on the Hub company's Web Site, thus permitting the Hub company to browse that database or catalogue for purchasing.

     Another initiative involves the upgrade of the Company's ECIntegrator. Presently, that software allows for the electronic import and export of business documents from RealWorld and Synchronics accounting systems only. The Company is working on an upgrade which would permit interface with other accounting systems. The new product would be Windows-based and would function with the Company's EDI service bureau EDIbridgeNET.

     The Company's final major initiative at present involves an upgrade of the Company's EDIbridgeNET communications network. Presently, the Company administers its own communications network relating to EDIbridgeNET, such as the modems and other hardware necessary to communicate with its EDI customers. The Company is evaluating the feasibility of outsourcing that core communication function to a telecommunications company.

     Each of the foregoing product development initiatives is subject to risk. The Company cannot predict when any of them will be completed, if at all. There is no assurance that the Company will develop successfully or in a cost-effective manner any of the products, services, or product enhancements discussed, or that they will find market acceptance if developed.

COMPETITION

     The electronic commerce and EDI network services and computer software markets are highly competitive. The principal competitors in EDI and specifically in the delivery of EDI over the Internet are, at present, Harbinger Corporation, Sterling Commerce, GEIS, Netscape, Open Market, Premenos, Icat, Interworld Technology Ventures, Elcom International, Broadvision, Connect, IBM, Microsoft, EDS, and MCI, each of which has announced plans to design and develop software products and to provide services that facilitate electronic commerce over the Internet.

     Aside from the Internet, numerous companies supply electronic commerce network services, and several competitors target specific vertical markets such as the pharmaceutical, agribusiness, retail and transportation industries. Competitors provide software designed to facilitate electronic commerce and EDI communications. Existing VANs provide network services and related software products and services. Other competitors provide PC-based computer programs and network services specifically targeted to facilitate electronic banking transactions. These competitors include banks and financial institutions that operate privately-owned computer networks that link directly to their commercial customers. The Company believes that many of its competitors have significantly greater financial and personnel resources than the Company.

     Competition from Internet-based competitors is also significant. The market for Internet software and services is emerging and highly competitive, ranging from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than the Company. The Company believes that existing competitors are likely to expand the range of their electronic commerce services to include Internet access, and that new competitors, which may include telephone companies and media companies, are likely to increasingly offer services which utilize the Internet to provide business-to-business data transmission services. A group of computer companies including some competitors of the Company, and the Company itself, have formed Commerce Net, a consortium which has announced an intention to explore the use of the Internet for commercial applications. Additionally, several competitive network service providers allow their subscribers access to the Internet, and several major software and telecommunications companies, including Sprint, MCI, AT&T and Microsoft, either have or are expected to have Internet access services. Similarly, the major on-line service companies, such as America On-Line, Compuserve and Prodigy, also offer Internet services and are expected to enhance the services in the future to include certain aspects of electronic commerce.

COMPETITIVE STRATEGY

     The Company's competitive strategy is to offer electronic commerce solutions using Internet and EDI technology through designs that can be customized to fit a customer's specific needs.

     The Company intends to apply its Internet and EDI technology products, its development efforts, and its marketing efforts, at the "application layer" of electronic commerce. The application layer addresses the customers' immediate need to work with product catalogues and to exchange useful business documents. The application layer is distinguished from the "core" or "infrastructure" layer, which addresses the basic elements of transmitting an EDI document over the Internet. At the application layer, one assumes that a properly-formatted EDI document can be securely transmitted over the Internet.

     The Company intends to avoid competing at the EC core or basic infrastructure technology layer. In that regard, it does not intend to compete in technical and product categories such as encryption and authentication schemes, secure transport methods, EDI mailboxing services, secure browsers and servers, or low-level communication protocols.

     Further, the Company intends to market products that require the EDI trading partners to have only a standard Web browser with standard enhancements or "plug-ins" (like Adobe Acrobat and Sun's Java). The Company will centralize EDI translation and mapping from its application interface to the EDIbridgeNet outsource service bureau.

     The Company hopes to differentiate itself in the marketplace for Internet/EDI solutions with NetCat. The Company believes that its existing competition currently offers generic, form-based software solutions with limited functionality. In contrast, EDIxchange provides both product catalog and order facilitation. When combined with the Company's service bureau, the Company can offer customers a complete, turnkey electronic commerce solution that is compatible with their existing EDI system.

     The Company may, in order to acquire new technology, additional products, market share or other business opportunity, enter into strategic joint ventures or mergers or make strategic acquisitions. Such transactions may be funded by using the proceeds of this Offering, issuing stock of the Company, incurring debt, or any combination of the foregoing. The Company is not presently negotiating any such transactions, nor does it have any commitments to do so.

     There can be no assurance that the Company will be successful in its effort or that it will not be materially adversely affected by competitive factors.

INTELLECTUAL PROPERTY RIGHTS

     The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company has filed an application for a patent covering its NetCat software, which is presently pending before the United States Patent and Trademark Office ("PTO"). The Company also has filed federal trademark registration applications for its DynamicWeb, NetCat, EDIxchange and EDIbridgeNET trademarks. Those trademark registration applications are presently pending before the PTO.

     Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that competitors will not independently develop similar or superior technology. The Company believes that, due to the rapid pace of innovation within the electronic commerce, EDI and related software industries, factors such as the technological and creative skills of its personnel are more important in establishing and maintaining a leadership position within the electronic commerce industry than are the various legal protections of its technology. The Company does not believe that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. From time to time, the Company has received notices which allege, directly or indirectly, that the Company's products or services infringe the rights of others. The Company generally has been able to address these allegations without material cost to the Company. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, irrespective of their merit, could be time-consuming, result in costly litigation, cause product shipment delays, require the Company to enter into royalty or licensing agreements, or prevent the Company from using certain technologies. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company.

     The Company currently has in place confidentiality and non-competition agreements with certain of its employees. The Company has adopted a policy of requiring that all future employees sign appropriate confidentiality agreements and, where appropriate, non-competition agreements.

     The Company currently licenses proprietary data encryption and authentication software of RSA Data Security ("RSA"). The RSA software is incorporated in certain other software licensed to the Company from Community Connexion related to the Web server utilized by the Company. The RSA software is available on a non-exclusive basis. No assurance can be given that the encryption software presently available to the Company will continue to be available to the Company on commercially reasonable terms, or at all. Additionally, there is no assurance that if a new encryption technology develops, that it will be available to the Company on commercially acceptable terms, if at all.

     The Company also licenses Cybercash software, which is credit card verification software, on a non-exclusive basis.

     The Company's proprietary software is written in Practical Extraction and Reporting Language ("PERL"), which is the computer program language utilized for Internet applications. Because the Internet is not controlled or supervised by any one person or group, the evolution and continued utilization of PERL cannot be controlled or predicted. Changes in or the elimination of PERL could cause the Company to have to assume responsibility for support and development of that software.

GOVERNMENTAL REGULATIONS

     The Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the legislative and regulatory environment relating to on-line services, EDI or the Internet access industry, including regulatory or legislative changes which directly or indirectly affect telecommunication costs or increase the likelihood of competition from regional telephone companies or others, could have an adverse effect on the Company's business; as could potential governmental actions outside of the United States. The Telecommunications Act of 1996 amended the federal telecommunications laws to lift restrictions on regional telephone companies and others competing with the Company and to impose certain restrictions regarding obscene and indecent content communicated to minors over the Internet or through interactive computer services. The Telecommunications Act of 1996 imposes fines and other criminal liability on any entity that knowingly uses a telecommunications device or interactive computer service to send obscene or indecent material to minors or permits any telecommunications facility under such entity's control to be used for such a purpose. The Company cannot predict the impact, if any, that this Act and future court opinions, legislation, regulations or regulatory changes may have on its business. Management believes that the Company is in material compliance with all applicable regulations.

EMPLOYEES

     As of September 1, 1997, the Company had 20 employees, of whom 17 were full-time employees. Approximately 6 are technical personnel engaged in maintaining or developing the Company's products or performing related services, approximately 4 are marketing and sales personnel, approximately 5 are engaged in customer support and operations, and approximately 5 are involved in administration and finance.

FACILITIES

     The Company's corporate offices are located at 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey. The Company has entered into two leases for approximately 5,400 square feet for its executive and administrative staff at an aggregate monthly rental of approximately $6,600. The Company believes that such space will be sufficient for its needs for the foreseeable future and that alternative space is available at rental rates which would not materially adversely affect the Company. See "CERTAIN TRANSACTIONS -- Office Lease."

     The Company owns its former offices (at 1033 Route 46 East, Clifton, New Jersey, which it acquired in its acquisition of Software Associates in November of 1996). It has vacated those premises, which are listed for sale. Those premises are mortgaged with an approximately $191,000 mortgage.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS.

     The following table contains certain information with respect to the Board of Directors and the executive officers of the Company.

              NAME                   AGE                     POSITION
---------------------------------    ---     ----------------------------------------
Steven L. Vanechanos, Jr.(1)         43      Chairman of the Board and Chief
                                               Executive Officer
James D. Conners                     58      President and Chief Operating Officer
Steve Vanechanos, Sr.(1)             67      Director, Vice President, Treasurer and
                                               Secretary
Kenneth R. Konikowski                50      Director and Executive Vice President
F. Patrick Ahearn, Jr.(2)            49      Director
Denis Clark                          53      Director
Frank T. DiPalma(3)                  51      Director
Robert Droste(2)(3)                  43      Director

---------------

(1) Steve Vanechanos, Sr. is the father of Steven L. Vanechanos, Jr. and Michael Vanechanos. As of September 1, 1997, Michael Vanechanos beneficially owns approximately 8% of the Company's outstanding Common Stock. See "PRINCIPAL STOCKHOLDERS" and "CERTAIN TRANSACTIONS -- Significant Shareholder."

(2) Member of the Audit Committee of the Board of Directors. The Audit Committee recommends an outside auditor for the year and reviews the financial statements and progress of the Company. This Committee was formed in 1997.

(3) Member of the Compensation Committee. The Compensation Committee meets on an as-needed basis between meetings of the Board of Directors to discuss compensation related matters. This Committee was formed in 1997.

     STEVEN L. VANECHANOS, JR. became President and Chairman of the Board of Directors of the Company on March 26, 1996. On August 26, 1997, he assumed the office of Chief Executive Officer and Mr. Conners became the President. Mr. Vanechanos has been President of DynamicWeb Transaction Systems, Inc. ("DWTS"), a wholly-owned subsidiary of the Company, since its incorporation in October 1995. He also was a co-founder of Megascore, Inc. ("Megascore"), a wholly-owned subsidiary of the Company, in 1981 and has served as its President since April 1985. He has a Bachelor of Science Degree in Finance and Economics from Fairleigh Dickinson University, Rutherford, New Jersey Campus. In 1981, he received a Certificate in Computer Programming and in 1982, he received a Certificate in Data Processing from The Institute for the Certification of Computer Professionals.

     JAMES D. CONNERS became President and Chief Operating Officer of the Company on August 26, 1997. Prior to joining the Company, Mr. Conners served as the Vice President of Strategic Planning of Sterling Commerce in 1996 and the Vice President of its Internet Business Unit in 1997. Prior to joining Sterling Commerce, Mr. Conners spent 15 years at General Electric Information Services
(GEIS) in various sales and marketing positions, most recently as the General Manager in charge of the Ameritech Alliance. Mr. Conners graduated from the University of Detroit with a BS degree in Mathematics with a minor in Physics.

     STEVE VANECHANOS, SR. became Vice President, Secretary, Treasurer and a Director of the Company on March 26, 1996. He was a co-founder of Megascore in 1981 and of DWTS in 1995. He has served as a Vice President of Megascore since April 1985 and of DWTS since October 1995. He attended Newark College of Engineering in Newark for two years. He continued his education with certifications from PSI Programming Institute in New York City and with courses in principles of accounting at ABA Institute, Hudson County Chapter.

     KENNETH R. KONIKOWSKI became the Executive Vice President and a Director of the Company on December 1, 1996. Prior to that date, Mr. Konikowski was President of Software Associates, which he founded in 1985. Software Associates is currently a wholly-owned subsidiary of the Company. See "CERTAIN TRANSACTIONS."

     F. PATRICK AHEARN, JR. became a Director of the Company on March 26, 1996. Mr. Ahearn has served as a director of Megascore since 1985 and of DWTS since February 1996. Since 1993, Mr. Ahearn has served as the Chairman of the Board of E.C.M. Group, Inc., White Plains, New York. From 1992 to 1995, Mr. Ahearn served as Managing Director for Continental Bank and the President of 22 of its subsidiaries. He is also a Colonel in the United States Marine Corps. Mr. Ahearn has a Bachelor of Arts Degree from the College of Holy Cross.

     DENIS CLARK became a Director of the Company on June 12, 1997. Mr. Clark has served as Vice President of Sterling Commerce, Inc. from 1993 to 1996 and was employed by IBM Corporation as a Director of Consulting from 1991 to 1992 and as a Director of Software Marketing from 1989 to 1991.

     FRANK T. DIPALMA became a Director of the Company on March 26, 1996. Since January 1997, Mr. DiPalma has been employed as Vice President of Operations and Engineering for Energy Corporation of America, Mountaineer Gas Division. Prior to that time, and during the past five years, he held various management positions for Public Service Electric and Gas, a public utility located in Newark, New Jersey. In 1995 and 1996, he was the owner of Palmer Associates, a management consulting company. Mr. DiPalma graduated from New Jersey Institute of Technology with a Bachelor of Science in Mechanical Engineering, Fairleigh Dickinson University with a Masters in Business Administration, and the University of Michigan's Executive Development Program.

     ROBERT DROSTE became a Director of the Company on March 26, 1996. Mr. Droste has served as a director of Megascore since 1985 and of DWTS since February 1996. During the past five years, Mr. Droste has been the Director of Administration and Manager of Internal Audit for Russ Berrie & Co., Inc., Oakland, New Jersey. He has a Bachelor of Science Degree in Accounting from Fairleigh Dickinson University, Rutherford, New Jersey.

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes which shall be as nearly equal in number as possible. The Directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively and, upon reelection, will serve for terms of three years thereafter. Each Director will serve until his or her successor is elected and qualified. Presently, Directors Ahearn, DiPalma and Clark are Class I Directors to hold office until the annual shareholder election of Directors in 1998; Directors Konikowski and Vanechanos, Sr. are Class II Directors to hold office until the annual shareholder election of Directors in 1999; and Directors Droste and Vanechanos, Jr., are Class III Directors to hold office until the annual shareholder election of Directors in 2000.

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, a Director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast. The Board of Directors shall have the exclusive power to fill any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of Directors, by a majority vote of the Directors then in office. Any Director so elected shall serve until the next annual meeting of shareholders.

EXECUTIVE COMPENSATION

  General

     There were no executive officers of the Company or any of its subsidiaries whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 1996. The following table sets forth the compensation paid to Steven L. Vanechanos, Jr., the Company's President from March 26, 1996 to August 26, 1997 (when he continued in the role of Chief Executive Officer but relinquished the title of President to James Conners). Jonathan B. Lassers served as the Company's President and Chief Executive Officer from May 1995 until March 26, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                             ALL OTHER
               NAME AND PRINCIPAL POSITION         YEAR       SALARY        COMPENSATION
        -----------------------------------------  ----       -------       ------------
        Steven L. Vanechanos, Jr.                  1996(1)    $58,762(2)      $ 10,300(3)
        President and Chief Executive Officer

        Jonathan B. Lassers                        1996(4)    $     0(5)      $      0(5)
        Former President and Chief Executive       1995       $     0(6)      $      0(6)
          Officer

---------------

(1) Mr. Vanechanos, Jr. commenced his employment with the Company on March 26, 1996, the date upon which Seahawk Oil International, Inc. acquired DynamicWeb Transaction Systems, Inc. and changed its name to DynamicWeb Enterprises, Inc. Prior to such time, he had been President of DWTS.

(2) This amount includes salary paid by Megascore during the year ended September 30, 1996. Megascore was acquired by the Company on September 30, 1996.

(3) Consists of (a) lease payments totaling $4,300 made by the Company for an automobile used by Mr. Vanechanos, and (b) travel and entertainment expenses of approximately $6,000 paid by the Company. Mr. Vanechanos did not receive any long-term compensation.

(4) Mr. Lassers terminated his employment with the Company on March 26, 1996, the date upon which Seahawk Oil International, Inc. acquired DynamicWeb Transaction Systems, Inc. and changed its name to DynamicWeb Enterprises, Inc.

(5) Mr. Lassers commenced his employment with the Company in May 1995. Mr. Lassers has represented to management that he was paid no salary or other compensation prior to March 26, 1996. The Company did not pay any amounts to Mr. Lassers after that date.

  Stock Options

     There were no executive officers of the Company or any of its subsidiaries who received or exercised stock options, stock appreciation rights or other stock awards from the Company during the fiscal year ended September 30, 1996. As of September 30, 1996, except for the Company's 1992 Stock Option Plan, the Company did not have in place any stock option, stock appreciation right, or similar compensation plan, nor were any options or stock appreciation rights outstanding and exercisable as of such date under the 1992 Stock Option Plan or otherwise. On March 7, 1997, the Company terminated the 1992 Stock Option Plan. On June 12, 1997, the shareholders of the Company approved the 1997 Employee Stock Option Plan and the 1997 Stock Option Plan for Outside Directors (collectively, the "1997 Plans").

EMPLOYMENT AGREEMENTS

     On December 1, 1996, Kenneth R. Konikowski, Executive Vice President of the Company, entered into an Employment Agreement with the Company (the "Konikowski Agreement"). Under the terms of the Konikowski Agreement, Mr. Konikowski serves as Executive Vice President and a member of the Company's Board of Directors and is entitled to an annual salary of $135,600. The Konikowski Agreement provides that this amount may be increased based on annual performance reviews pursuant to the Company's policies and practices. Mr. Konikowski is also eligible to be paid an annual bonus based on the Company's to-be-established incentive bonus plan. Mr. Konikowski also receives certain employee benefits, including $500,000 of life insurance, disability and health insurance, vacation days, and use of an automobile. He is also eligible to participate in the Company's 1997 Employee Stock Option Plan.

     The Konikowski Agreement provides that if Mr. Konikowski's employment is terminated by the Company other than for "Cause," "Disability" or "Material Breach," each as defined therein, or if he terminates his employment for "Good Reason," as defined therein, Mr. Konikowski is entitled to a lump sum amount equal to the commuted value of his base salary in effect or authorized at the time of termination for the period remaining until November 30, 2001 (determined by discounting all payments at a rate equal to the bond equivalent yield of the latest two-year Treasury Bill auction). The Company is also required to maintain in full force and effect certain of Mr. Konikowski's employee benefits.

     On August 26, 1997, the Company hired James D. Conners as President, and the Company and Mr. Conners entered into an Employment Agreement (the "Conners Agreement"). The Conners Agreement provides that he shall serve as President of the Company for a term of 3 years, with automatic renewal unless either party gives timely notice of its intent not to renew. The Conners Agreement provides for a base salary of $160,000, and obligates the Company to grant options to purchase 104,338 shares of the Company's stock during his employment period for a price of $3.83 per share, 45,648 of such shares to vest at August 25, 1998, 32,606 to vest at August 25, 1999, and the remaining 26,084 to vest at August 25, 2000. On September 11, 1997, Mr. Connors was granted 104,338 options under the 1997 Employee Plan. Further, Mr. Conners is entitled to a $1,000 per month housing allowance and a $500 per month leased automobile allowance. He is eligible to participate in the 1997 Employee Plan and the Company's other employee benefit plans as implemented from time to time.

     The Conners Agreement provides that if Mr. Conners employment is terminated other than for "Cause" as defined therein, Mr. Conners is entitled to receive his base salary, incentive compensation and options for the balance of his employment period.

STOCK OPTION PLANS

  1997 Employee Stock Option Plan

     On June 12, 1997, the shareholders of the Company approved the Company's 1997 Employee Stock Option Plan (the "1997 Employee Plan"). The 1997 Employee Plan authorizes the Compensation Committee (the "Committee") of the Board of Directors to grant options for the purchase of up to 234,764 shares of Common Stock. Any shares as to which an option expires, lapses unexercised, or is terminated or canceled may be subject to a new option.

     Under the 1997 Employee Plan, both "Incentive Stock Options" (as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), which qualify for certain tax benefits, and options which do not qualify for such tax benefits ("Nonqualified Stock Options") may be granted to eligible employees of the Corporation and its subsidiaries. All current employees of the Company are eligible to participate in the 1997 Employee Plan.

     The Committee has the authority to grant options to employees under the 1997 Employee Plan, based upon the recommendation of the Corporation's Chief Executive Officer and subject to the approval of a majority of the disinterested members of the Board. Option grants to employees are anticipated to be made annually. Eligible employees generally include all key employees of the Corporation and its subsidiaries. This would include the executive officers.

     Recent Grants. On August 8, 1997, the Committee made an initial grant of options to purchase a total of approximately 99,054 shares to employees under the 1997 Employee Plan, and on September 11, 1997, the Committee granted options to purchase 104,338 shares to James Conners in connection with his commencing employment with the Company.

  1997 Stock Option Plan for Outside Directors

     Also on June 12, 1997, the shareholders of the Company approved the 1997 Stock Option Plan for Outside Directors (the "1997 Director Plan"). Each person
(i) who is a director of the Company and (ii) who is not, as of the grant date, an employee of the Company shall, on the earlier of (a) the date on which this Offering is completed, or (b) September 30, 1997, and thereafter on the date of each succeeding annual meeting of shareholders at which directors are elected, automatically be granted an option to purchase 3,912 shares of the Common Stock. Future directors elected by the Board to fill a vacancy will also receive such a grant on the date of such initial election as a director. Accordingly, Messrs. Ahearn, Clark, DiPalma and Droste will each receive, on the earlier of (a) the date on which this Offering is completed, or (b) September 30, 1997, options under the 1997 Director Plan to purchase an aggregate of 3,912 shares of the Common Stock.

     In addition to the automatic grants described above, the 1997 Director Plan further authorizes the Committee to grant options for the purchase of an aggregate amount up to 78,254 shares of the Common Stock. Any shares as to which an option expires, lapses unexercised, or is terminated or canceled may be subject to a new option. Only Nonqualified Stock Options may be granted under the 1997 Director Plan. The exercise price for options granted under the 1997 Director Plan will be equal to the fair market value of the stock underlying the option on the date the option is granted.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITIES AND INDEMNIFICATION; DISCLOSURE OF COMMISSION POSITION OR INDEMNIFICATION OF SECURITIES ACT LIABILITIES

     In accordance with New Jersey law, the Company's Amended and Restated Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director
(i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

     In addition, the Company's Bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in the Bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct.

     Insofar as limitation of, or indemnification for, liabilities arising, under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing, or otherwise, the Company has been advised that, in the opinion of the Commission, such limitation or indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

DIRECTORS' COMPENSATION

     The non-employee directors and the employee directors do not receive a fee for attending meetings or other fees or retainers for serving on the board.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of September 1, 1997, for (i) each person who owns of record or is known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, (ii) each of the Company's current Directors, (iii) each person named in the Summary Compensation Table set forth above under "MANAGEMENT," and (iv) all current directors and executive officers of the Company as a group, such person's name and address, the number of shares of Common Stock beneficially owned by such person, and the percentage of the outstanding Common Stock so owned. Unless otherwise indicated in a footnote, each of the following persons holds sole voting and investment power over the shares listed as beneficially owned.

                                                                                        PRO FORMA
                                                     AMOUNT AND NATURE                   PERCENT
                                                       OF BENEFICIAL       PERCENT OF      OF
         NAME AND ADDRESS OF BENEFICIAL OWNER         OWNERSHIP(1)(2)       CLASS(3)    CLASS(4)
    -----------------------------------------------  -----------------     ----------   ---------
    Steven L. Vanechanos, Jr.......................        443,670           21.00%       11.49%
    92 Clarken Drive
    West Orange, New Jersey 07052
    Steven Vanechanos, Sr..........................        442,289           20.94%       11.45%
    96 Union Avenue
    Rutherford, New Jersey 07082
    Kenneth R. Konikowski(5).......................        224,330           11.57%        6.33%
    36 Pinebrook Road
    Towco, New Jersey 07082
    Michael Vanechanos.............................        170,224            8.06%        4.41%
    129 S. Telegraph Hill Road
    Holmdel, New Jersey 07703
    Sierra Growth & Opportunity....................        119,990            5.68%        3.11%
    551 Fifth Avenue, Suite 605
    New York, New York 10017
    James D. Conners...............................              0(6)            0%           0%
    5506 Carnoustie Court
    Dublin, Ohio 43017
    F. Patrick Ahearn, Jr..........................          7,504(7)         0.36%        0.19%
    107 Maple Street
    Rutherford, New Jersey 07070
    Frank T. DiPalma...............................         15,221(7)(8)      0.72%        0.39%
    179 Claremont Road
    Ridgewood, New Jersey 07450
    Robert Droste..................................          7,505(7)         0.36%        0.19%
    24 Summit Road
    Clifton, New Jersey 07012
    Denis Clark....................................          3,912(7)         0.19%        0.10%
    8417 Greenside Drive
    Dublin, Ohio 43017
    Jonathan B. Lassers(9).........................          6,521            0.31%        0.17%
    275 Uxbridge
    Cherry Hill, New Jersey 08034
    All directors and executive officers as a group
    (8 in number)(10)..............................      1,164,431           55.12%       30.15%

---------------

 (1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days of the date of this Prospectus. Beneficial ownership may be disclaimed as to certain of the securities. Steven L. Vanechanos, Jr. and Michael Vanechanos are brothers, and are the sons of Steve

Vanechanos, Sr. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Significant Shareholder." Each of the foregoing disclaims beneficial ownership of the shares of Common Stock owned by the others.

 (2) Information furnished by the directors and executive officers of the Company. All numbers of shares reflect the 0.2608491-for-one Reverse Stock Split. See "RECENT DEVELOPMENTS."

 (3) Reflects 112,488 shares of Common Stock which the Company sold (but has not yet issued) in the April 1997 Financing and 100,000 shares of Common Stock which the Company sold (but has not yet issued) as part of the August 1997 Financing, as well as a total of 100,000 shares contributed to the Company, and held as Treasury Stock by the Company, by Mr. Vanechanos, Sr. and Mr. Vanechanos, Jr. See "INTERIM FINANCINGS." The Company anticipates that it will issue such shares on the earlier of (i) concurrently with the issuance of shares in this Offering, or (ii) October 31, 1997. Percentages based upon (a) 1,999,950 shares outstanding on September 1, 1997, plus (b) an additional 15,648 shares issuable within 60 days of the date of this Prospectus to the named outside directors under the 1997 Director Plan, plus (c) an additional 112,488 shares issuable in respect of the April 1997 Financing and 100,000 shares issuable in respect of the August 1997 Financing, as well as a total of 100,000 shares recontributed to the Company, and held as Treasury Stock by the Company, Mr. Vanechanos, Sr. and Mr. Vanechanos, Jr. See "CERTAIN RELATIONSHIPS AND RELATED
     TRANSACTIONS -- Shareholdings of Certain Principals." See also Footnote (7) below.

 (4) Percentages based upon 3,862,438 shares to be outstanding at the completion of this Offering, plus the additional 15,648 shares currently issuable under the 1997 Director Plan.

 (5) Does not include additional shares of Common Stock that may be issuable in connection with the prior acquisition of Software Associates. See "CERTAIN TRANSACTIONS -- Acquisition of Software Associates and Megascore."

 (6) Mr. Conners has been granted options to purchase 104,338 shares on September 11, 1997 under the 1997 Employee Plan, none of which can be acquired within 60 days of this Prospectus. See "MANAGEMENT -- Employment Agreements."

 (7) Includes options to purchase 3,912 shares granted in 1997 under the 1997 Director Plan.

 (8) All of such shares are held jointly by Mr. DiPalma and his spouse.

 (9) Mr. Lassers served as President and Chief Executive Officer and a director of the Company from May 1995 until March 26, 1996. He has not been affiliated with the Company since such date.

(10) Does not include shares owned by Jonathan B. Lassers. See Footnote (9) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF SOFTWARE ASSOCIATES AND MEGASCORE

     On November 30, 1996, pursuant to a Stock Purchase Agreement dated such date among the Company, Software Associates and Kenneth R. Konikowski, the sole shareholder of Software Associates (the "SA Agreement"), the Company exchanged 860,000 shares with Mr. Konikowski (adjusted to 224,330 shares as a result of the 0.2608491-for-one Reverse Stock Split) of the Company's Common Stock for all of the issued and outstanding capital stock of Software Associates. Accordingly, Software Associates is presently a wholly owned subsidiary of the Company.

     Pursuant to the SA Agreement, Kenneth R. Konikowski was named Executive Vice President and a director of the Company and his Employment Agreement was executed. Pursuant to the SA Agreement, as amended by a letter agreement dated April 17, 1997, between the Company and Mr. Konikowski, the Company is obligated to issue to Mr. Konikowski up to 297,367 additional shares of its Common Stock in the event the average closing bid price of the Common Stock does not equal $12.939 per share for the five trading days immediately prior to January 30, 1999. If any such additional shares are issued, the ownership interest of all other holders of Common Stock will be diluted in favor of Mr. Konikowski. On a pro forma basis assuming all of such shares were issued to Mr. Konikowski as of the date of the Closing of this Offering, Mr. Konikowski would own approximately 13.0% of the outstanding Common Stock, and each of Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. would own approximately 11.5% of the outstanding Common Stock, respectively.

     On September 30, 1996, pursuant to a Stock Purchase Agreement dated such date among the Company, Megascore and Megascore's shareholders, the Company acquired all of the issued and outstanding capital stock of Megascore in exchange for 50,000 shares of Common Stock (adjusted to 13,042 shares as a result of the 0.2608491-for-one Reverse Stock Split). Prior to such acquisition, Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. were the President and Vice President, Treasurer and Secretary, respectively, and collectively owned of record 76.4% of the outstanding capital stock, of Megascore. Megascore is presently a wholly-owned subsidiary of the Company. Megascore is a full-service systems integrator specializing in distribution, accounting and point-of-sale computer software consulting services for suppliers and retailers.

SIGNIFICANT SHAREHOLDER

     As of September 1, 1997, Michael Vanechanos is the beneficial owner of 170,224 shares of Common Stock representing 8% of the issued and outstanding Common Stock of the Company as of such date. He purchased 85,448 of those shares from the Company for $100,000 in January 1996, and received 71,734 of those shares as a finder's fee from Berkshire Financial Corp. in connection with the Company's acquisition of DWTS. He purchased 13,042 of those shares in an open market transaction on April 30, 1997. Mr. Vanechanos is presently employed as a securities trader at H.J. Meyers & Co., Inc., the Representative in this Offering and the placement agent in the Interim Financings. Michael Vanechanos is the brother of Steven L. Vanechanos, Jr., the Company's Chairman of the Board and Chief Executive Officer, and is the son of Steve Vanechanos, Sr., the Company's Vice President, Treasurer, Secretary and a director. See "PRINCIPAL STOCKHOLDERS." Each of the foregoing individuals disclaims beneficial ownership of the shares of Common Stock owned by the others.

OFFICE LEASE

     The Company leases a portion of its office facility from the Mask Group, a partnership in which Kenneth R. Konikowski, the Executive Vice President of the Company and a director, and his wife are partners. The annual rent under such lease is $37,500, subject to fixed annual increases of 3%, plus the payment of condominium maintenance fees. The lease expires on December 31, 2002. The Company believes that the rent charged by the Mask Group approximates fair market rents in the area. The Company is jointly obligated with the Mask Group on approximately $247,000 of indebtedness (as of August 1, 1997) to a third party lender to the Mask Group relating to a mortgage loan on those premises. The Mask Group is making the payments on that loan, and has informed the Company that the loan is current.

OFFICER LOANS

     Steven L. Vanechanos, Jr. has loaned $75,000 to the Company, $23,000 of which was advanced on July 11, 1997, $35,000 of which was advanced on July 28, 1997, $500 of which was advanced on August 1, 1997, and $17,000 of which was advanced on August 11, 1997. Steve Vanechanos, Sr. has loaned $40,000 to the Company, $7,000 of which was advanced on July 23, 1997, $30,000 of which was advanced on July 28, 1997, and $3,000 of which was advanced on August 20, 1997. These loans bear interest at 8% per annum, and will be repaid from the proceeds of this Offering. See "USE OF PROCEEDS."

FUTURE TRANSACTIONS

     All future transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will have terms no less favorable to the Company than could be obtained from unrelated third parties.

SHAREHOLDINGS OF CERTAIN PRINCIPALS

     In connection with August 1997 Financing, the placement agent, H.J. Meyers & Co., Inc., required that Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. make a contribution to the capitalization of the

Company. That contribution was in the form of a relinquishment of a portion of their previously outstanding Common Stock. In particular, Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. each contributed to the Company, for a total of $1.00 paid to each, 50,000 shares of Common Stock of the Company owned by them. That relinquishment is reflected in the number and percentage of the outstanding Common Stock owned by those persons in the table set forth under "PRINCIPAL STOCKHOLDERS." As a result of that relinquishment of shares, the total number of outstanding shares of Common Stock will not be changed as a result of the August 1997 Financing. See "INTERIM FINANCINGS."

                           DESCRIPTION OF SECURITIES

GENERAL

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.0001 par value per share, and 5,000,000 shares of undesignated Preferred Stock. As of the date of this Prospectus (and giving effect to the Reserve Stock Split described in this Prospectus), there were issued and outstanding 1,999,950 shares of Common Stock and no shares of Preferred Stock. An additional 112,488 shares of Common Stock are issuable in connection with the April 1997 Financing and an additional 100,000 shares of Common Stock are issuable in connection with the August 1997 Financing, although 100,000 shares also will be contributed to the Company and held as Treasury Stock in connection therewith. See "INTERIM FINANCINGS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." As of September 1, 1997, the Common Stock is held of record by approximately 3,255 stockholders.

COMMON STOCK

     Holders of Common Stock have the right to cast one vote, in person or by proxy, for each share owned of record on the record date (as defined in the Company's by-laws) on all matters submitted to a vote of the holders of Common Stock, including the election of directors. Holders of Common Stock do not have cumulative voting rights, which means that holders of more than 50% of the outstanding shares voting for the election of the class of directors to be elected by the Common Stock can elect all of such directors, and, in such event, the holders of the remaining shares of Common Stock will be unable to elect any of the Company's directors.

     Holders of the Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor, when, as and if declared by the Board of Directors and are also entitled to share ratably in all of the assets of the Company available for distribution to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. All outstanding shares of Common Stock are, and those shares of Common Stock offered hereby will be, validly issued, fully paid and non-assessable.

REPRESENTATIVE'S WARRANTS

     In connection with this Offering, the Company issued to the Representative warrants to purchase an aggregate of 100,000 shares of Common Stock. See "UNDERWRITING" for a description of the material terms of the Representative's Warrant.

STOCK OPTION PLANS

     The Company has adopted a 1997 Employee Stock Option Plan pursuant to which it may issue options to purchase up to 234,764 shares of Common Stock. The Company has granted 203,392 options under the Employee Plan. The Company also has adopted the 1997 Stock Option Plan for Outside Directors, pursuant to which it may issue options to purchase up to 78,254 shares of Common Stock. The Company has granted 15,648 options under the Director Plan. See
"MANAGEMENT -- Stock Option Plans."

PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of undesignated Preferred Stock ("Undesignated Preferred Stock"). The Undesignated Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Undesignated Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Undesignated Preferred Stock. The holders of any series of Undesignated Preferred Stock, when and if issued, are expected to have priority claims to dividends and to any distributions upon liquidation of the Company, and they may have other preferences over the holders of the Common Stock.

     The Board of Directors may issue series of Undesignated Preferred Stock without action by the stockholders of the Company. Accordingly, the issuance of Undesignated Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Undesignated Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Undesignated Preferred Stock may dilute the voting power of holders of Common Stock (such as by issuing Undesignated Preferred Stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest. The Company has no present intention to issue any shares of Undesignated Preferred Stock. In addition, the Company has, pursuant to the Underwriting Agreement, agreed with the Representative that the Company will not sell or otherwise issue any shares of preferred stock for two years following this Offering, without the Representative's prior written consent.

CERTAIN ANTI-TAKEOVER PROVISIONS IN THE CERTIFICATE OF INCORPORATION AND BYLAWS

  Classified Board of Directors and Related Provisions

     The Company's Certificate of Incorporation provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified.

     The Company's Certificate of Incorporation provides that a director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast. The Company's Certificate of Incorporation further provides that the Board of Directors shall have the exclusive power to fill any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, by a majority vote of the directors then in office. Any director so elected shall serve until the next annual meeting of shareholders.

     A classified board of directors makes it more difficult for shareholders, including those holding a majority of the outstanding shares of Common Stock, to force an immediate change in the composition of a majority of the Board of Directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the Company's Certificate of Incorporation classifying the Board, all of the directors would be elected each year.

  Other Antitakeover Provisions

     The Company's Certificate of Incorporation contains certain other provisions that may also have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Common Stock and the removal of the Company's management. These provisions: (i) empower the Board of Directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the Board; (ii) restrict the ability of shareholders to remove directors; (iii) require that shareholders with at least 80% of total voting power approve mergers and other similar transactions if the transaction is not approved, in advance, by the Board of Directors; (iv) prohibit shareholders' actions without a meeting; (v) require that shareholders with at least 80%, or in certain instances a majority, of total voting power approve the repeal or further amendment of the Certificate of Incorporation;
(vi) limit the right of a person or entity to vote more than 10% of the Corporation's voting stock; and (vii) require that shares with at least 66 2/3% of total voting power approve any repeal or amendment of the Bylaws.

TRANSFER AGENT

     The Company has appointed American Stock Transfer & Trust Company, 40 Wall Street, New York, New York, 10005 as Transfer Agent for its Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 3,862,438 shares of Common Stock outstanding. Of those shares, a total of 2,055,438 shares, including the 1,750,000 shares offered hereby will be freely tradeable without further registration under the Securities Act.

     Up to 175,000 additional shares of Common Stock may be purchased by the Representative after the first anniversary date of this Prospectus through the exercise of the Representative's Warrant. Any and all shares of Common Stock purchased upon exercise of the Representative's Warrant will be freely tradeable, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Representative's Warrant. See "UNDERWRITING."

     Of the expected 3,862,438 shares of Common Stock outstanding upon completion of this Offering, approximately 1,807,000 shares of Common Stock are "restricted securities" within the meaning of Rule 144 of the Securities Act. See "UNDERWRITING," "RISK FACTORS -- Shares Eligible For Future Sale."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, will be entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person, and who has beneficially owned shares of Common Stock for at least two years, may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

     Prior to this Offering, there has been a limited public market for the Company's securities. Following this Offering, the Company cannot predict the effect, if any, that sales of Common Stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current stockholders of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Common Stock. In addition, the availability for sale of a substantial amount of Common Stock acquired through the exercise of the Representative's Warrant could adversely affect prevailing market prices for the Common Stock. The Company's officers, Directors and holders of 5% of the outstanding shares of Common Stock have agreed not to sell the shares beneficially owned by such persons for a period of 24 months from the date of this Prospectus without the Representative's written consent. In addition, the Company has agreed that it will not issue any shares of Common Stock for a period of 12 months following the date of this Prospectus without the Representative's written consent, except for shares of Common Stock issuable upon exercise of stock options that have been or may be granted under the Employee Plans.

                                  UNDERWRITING

     The Underwriters named below have agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and H.J. Meyers & Co., Inc., as Representative of the Underwriters, to purchase from the Company the number of shares of Common Stock set forth opposite their names. The 10% underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the shares of Common Stock so purchased.

                                                                             NUMBER
                                                                            OF SHARES
                               NAME OF UNDERWRITER                          PURCHASED
        ------------------------------------------------------------------  ---------
        H.J. Meyers & Co., Inc............................................

                                                                             --------
                  TOTAL...................................................
                                                                             ========

     The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the front cover page of this Prospectus, and at such price less a
concession not in excess of $          per share of Common Stock to certain
dealers who are members of the National Association of Securities Dealers, Inc., of which the Underwriters may allow and such dealers may reallow concessions not
in excess of $          per share of Common Stock to certain other dealers. The
public offering price and concession and discount may be changed by the Underwriters after the initial public offering.

     The Company has granted to the Underwriters an over-allotment option expiring at the close of business on the 45th day subsequent to the date of this Prospectus, to purchase up to an additional 262,500 shares of Common Stock at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to satisfy over-allotments in the sale of the shares of Common Stock.

     The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the total proceeds of this Offering, or $210,000 (and 3% of the total proceeds from the sale of any shares of Common Stock pursuant to the exercise of the over-allotment option, or $237,000 if the Underwriters exercise the over-allotment option in full). In addition to the Underwriters' commissions and the Representative's expense allowance, the Company is required to pay the costs of qualifying the shares of Common Stock under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this Offering.

     At the closing of this Offering, the Company will issue to the Representative, for nominal consideration, the Representative's Warrant to purchase up to 100,000 shares of Common Stock of the Company. The shares of Common Stock subject to the Representative's Warrant are identical to the shares of Common Stock sold to the public, except for the purchase price and certain registration rights. The Representative's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus, at an exercise price of $4.80 per share of Common Stock (that being 120% of the initial public offering price per share of Common Stock). The Representative's Warrant will not be transferable prior to their initial exercise date except to successors in interest to the Representative and/or one or more officers of the Representative.

     The Representative's Warrant will contain anti-dilution provisions providing for appropriate adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transactions. The Representative's Warrant does not entitle the Representative to any rights as a shareholder of the Company until such warrants are exercised and the shares of Common Stock are purchased thereunder.

     The Representative's Warrant and the shares of Common Stock issuable thereunder may not be offered for sale to the public except in compliance with the applicable provisions of the Act. The Company has agreed that if it causes a post-effective amendment to the Registration Statement of which this Prospectus is a part, or a new registration statement or offering statement under Regulation A, to be filed with the Securities and Exchange Commission ("Commission"), the Representative shall have the right during the life of the Representative's Warrant to include therein for registration the Representative's Warrant and/or the shares of Common Stock issuable upon their exercise at no expense to the Representative. Additionally, the Company has agreed that, upon demand by the holder(s) of at least 50% of the (i) total unexercised Representative's Warrant and (ii) shares of Common Stock issued upon the exercise of the Representative's Warrant, made on no more than two separate occasions during the exercise period of the Representative's Warrant, the Company shall use its best efforts to register the Representative's Warrant and/or any of the shares of Common Stock issuable upon the exercise thereof, provided that the Company has available current financial statements, the initial such registration to be at the Company's expense and the second at the expense of the holder(s).

     For the period during which the Representative's Warrant are exercisable, the holder(s) will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other stockholders of the Company. The holder(s) of the Representative's Warrant can be expected to exercise the warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrant. Such facts may materially adversely affect the terms on which the Company can obtain additional financing.

     During the three year period from the closing of the Offering, the Representative has been granted a right of first refusal to act as underwriter or agent for any public or private offering or sale of securities by the Company, its officers, directors and 5% shareholders.

     The Company has agreed to enter into a one year consulting agreement with the Representative, pursuant to which the Representative will act as financial consultant to the Company, commencing upon the closing date of this Offering. Under the terms of this agreement, the Representative, to the extent reasonably required in the conduct of the business of the Company and at the prior written request of the President of the Company, has agreed to evaluate the Company's managerial and financial requirements, assist in the preparation of budgets and business plans, advise with regard to sales planning and sales activities, and assist in financial arrangements. The Representative will make available qualified personnel for this purpose. The non-refundable consulting fee of $72,000 will be payable, in full, on the closing date of this Offering.

     The Company has agreed that it will engage a public relations firm acceptable to the Representative and the Company. The Company also has agreed to maintain a relationship with such public relations firm for minimum period of two years and on such other terms as are acceptable to the Representative.

     The Company has also agreed that, for a period of two years from the closing of this Offering, if it participates in any merger, consolidation or other transaction which the Representative has brought to the Company (including an acquisition of assets or stock for which it pays, in whole or in part, with shares of the Company's Common Stock or other securities), which transaction is consummated within three years of the closing of this Offering, then it will pay for the Representative's services an amount equal to 5% of the first $3.0 million of value paid or value received in the transaction, 3.5% of any consideration above $3.0 million and less than $5.0 million and 2% of any consideration in excess of $5.0 million. The Company has also agreed that if, during this two-year period, someone other than the Representative brings such a merger, consolidation, or other transaction to the Company, and if the Company in writing retains the Representative for consultation or other services in connection therewith, than upon consummation of the transaction the Company will pay to the Representative as a fee the appropriate amount as set forth above or as otherwise agreed to between the Company and the Representative.

     The Company has agreed that for a period of one year from the date of this Prospectus the Company will not sell or otherwise dispose of any securities without the prior written consent of the Representative, which consent shall not be unreasonably withheld, with the exception of shares of Common Stock issued pursuant to the exercise of options, warrants or other convertible securities outstanding prior to the date of this Prospectus.

The Company will not sell or issue any securities pursuant to Regulation S under the Securities Act without the Representative's prior written consent.

     The Company's officers, directors and 5% shareholders have agreed that for a period of 24 months from the date of this Prospectus they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock acquired prior to this Offering, without the prior written consent of the Representative.

     For a period of 36 months from the closing of this Offering, the Representative is entitled to designate one member as a nominee for election to the Company's Board of Directors. Steven L. Vanechanos, Jr. and Steve Vanechanos, Sr. have agreed to vote their shares in favor of such nominee. If the Representative elects not to nominate a Board Member, then it shall have the right to select a person to act as an observer to attend all meetings of the Board of Directors. The Company has agreed to hold at least four meetings and to indemnify the Representative's observer against any claims arising out of his participating at meetings.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Act.

     The offering price of the securities being offered hereby was determined by negotiation between the Company and the Representative. Factors considered in determining such price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the future prospects of the Company, the ability of the Company's management, the earnings, net worth and financial condition of the Company, the general condition of the securities markets at the time of this Offering, and the prices of similar securities of comparable companies.

                               INTERIM FINANCINGS

     In April, 1997, the Company completed a private placement of $600,000 of unsecured subordinated Promissory Notes and 112,488 shares of Common Stock (the "April 1997 Financing"). The April 1997 Financing consisted of the sale by the Company of 24 units, each composed of a $25,000 unsecured, subordinated Promissory Note and 4,687 shares of Common Stock. Those notes will be repaid from the proceeds of this Offering.

     The net proceeds to the Company from the April 1997 Financing totaled approximately $492,000. Those net proceeds were used for Company operations from April 1997 through August 1997. $50,000 was used to repay officer loans, $60,000 was used to pay legal and accounting expenses associated with the Company's filing of its periodic reports under the Securities and Exchange Act of 1934 and the holding of its 1997 Annual Meeting of Stockholders, and the balance, approximately $382,000, was used to fund operating deficits incurred by the Company during that period. Of those operating deficits, the Company believes that approximately $150,000 is allocable to the support of the marketing activities of the Company, approximately $100,000 is allocable to the compensation of personnel in operations and other costs of services, and the balance of $132,000 is allocable to the support of the general and administrative activities of the Company.

     H.J. Meyers, Inc., the Representative, acted as placement agent in connection with the April 1997 Financing and received commissions and a non-accountable expense allowance in the aggregate amount of $78,000.

     In August, 1997, the Company completed a second private placement (the "August 1997 Financing") of $500,000 of unsecured, subordinated Promissory Notes and 100,000 shares of Common Stock divided into 20 units, each composed of a $25,000 unsecured, subordinated Promissory Note and 5,000 shares of Common Stock. Those notes will be repaid from the proceeds of this Offering.

     The net proceeds to the Company from the August Financing were approximately $427,500, which are being and will be used for Company operations, including sales and marketing expense, product development, operations, and working capital.

     H.J. Meyers, Inc. acted as placement agent in connection with the August 1997 Financing and received commissions and a non-accountable expense allowance in the aggregate amount of $65,000.

     For financial accounting purposes, the Company has allocated the amounts raised in each private placement between the Promissory Notes and the shares of Common Stock included in the units, based upon the "fair value" of the Common Stock at the time of issuance of the respective units. In the case of the April Financing, the Company allocated $450,000 to the shares and the remaining $150,000 to the notes. In the case of the August Financing, the Company allocated $400,000 to the shares and the remaining $100,000 to the notes. The difference between the face amount of the notes and the aforesaid amounts allocated to them represents debt discount. Thus, the debt discount for the April notes is $450,000 and the debt discount for the August notes is $400,000.

     Further, the Company incurred deferred financing fees of $108,000 in the April 1997 Financing and $72,500 in the August 1997 Financing.

     The debt discount and deferred financing fees are amortized over the life of the debt and charged to operations. A portion of the debt discount and deferred financing fees have been charged to operations prior to the date of this Prospectus, and the unamortized balance will be charged to operations when the debt is repaid, which is expected to be out of the net proceeds of this Offering.

                                 LEGAL MATTERS

     Certain legal matters relating to the Common Stock offered hereby have been passed upon for the Company by the law firm of Stevens & Lee, Wayne, Pennsylvania and Cherry Hill, New Jersey. Certain legal matters in connection with the Offering will be passed upon for the Representative by Harter, Secrest & Emery, Rochester, New York.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and such securities, reference is hereby made to the Registration Statement and the exhibits filed therewith. The Company hereby undertakes to provide to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus. Such request should be directed to DynamicWeb Enterprises, Inc., 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey, 07004; telephone (973) 244-1000; Attention: Corporate Secretary.

     In addition, the Company is subject to the informational requirements of the Securities and Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Commission. All of these documents may be inspected at the office of the Commission without charge, 450 Fifth Street, N.W., Washington, D.C. 20549 or certain regional offices of the Commission, located at Seven World Trade Center, 13th Floor, New York, New York 10048 or 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Web Site at "http://www.sec.gov" where such material filed electronically can be examined. Copies of such material may also be obtained upon payment to the Commission of prescribed fees and rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law.

                                    EXPERTS

     The financial statements of the Company at September 30, 1996 and for each of the fiscal years in the two year period then ended, and the financial statements of Software Associates, Inc. at June 30, 1996 and for each of the fiscal years in the two year period then ended, appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their reports thereon (both of which call attention to substantial doubts as to the ability of the respective companies to continue as a going concern) appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                                   I N D E X

                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES:
  REPORT OF INDEPENDENT AUDITORS..................................................      F-2
  CONSOLIDATED BALANCE SHEETS AS AT SEPTEMBER 30, 1996 AND (UNAUDITED) AS AT JUNE
  30, 1997........................................................................      F-3
  CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND
  SEPTEMBER 30, 1995 AND (UNAUDITED) FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND
  JUNE 30, 1996...................................................................      F-4
  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
  SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 AND (UNAUDITED) FOR THE NINE MONTHS
  ENDED JUNE 30, 1997.............................................................      F-5
  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND
  SEPTEMBER 30, 1995 AND (UNAUDITED) FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND
  JUNE 30, 1996...................................................................      F-6
  NOTES TO FINANCIAL STATEMENTS...................................................      F-7
PRO FORMA:
  UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS AND UNAUDITED PRO FORMA
  CONDENSED FINANCIAL STATEMENT ADJUSTMENTS.......................................     F-17
  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET........................     F-18
  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS..............     F-19
SOFTWARE ASSOCIATES, INC.:
  REPORT OF INDEPENDENT AUDITORS..................................................     F-20
  BALANCE SHEET AS AT JUNE 30, 1996...............................................     F-21
  STATEMENTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1996 AND JUNE 30, 1995.....     F-22
  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY FOR THE YEARS ENDED JUNE 30, 1996
  AND JUNE 30, 1995...............................................................     F-23
  STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JUNE 30, 1996 AND JUNE 30, 1995....     F-24
  NOTES TO FINANCIAL STATEMENTS...................................................     F-25
  UNAUDITED CONDENSED BALANCE SHEET AS AT SEPTEMBER 30, 1996......................     F-28
  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS FOR THE THREE
  MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995..........................     F-29
  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED
  SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995.......................................     F-30
  NOTES TO UNAUDITED FINANCIAL STATEMENTS.........................................     F-31

Board of Directors and Stockholders
DynamicWeb Enterprises, Inc.
Fairfield, New Jersey

     Upon the completion of the transactions described in Note J[5], we will be in the position to issue the following opinion:

                                         Richard A. Eisner & Company, LLP

New York, New York
September 5, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
DynamicWeb Enterprises, Inc.
Fairfield, New Jersey

     "We have audited the accompanying consolidated balance sheet of DynamicWeb Enterprises, Inc. and subsidiaries (formerly Seahawk Capital Corporation) as at September 30, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended September 30, 1996 and September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     "We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     "In our opinion, the consolidated financial statements enumerated above present fairly, in all material respects, the financial position of DynamicWeb Enterprises, Inc. and subsidiaries (formerly Seahawk Capital Corporation) as at September 30, 1996 and the results of their operations and their cash flows for the years ended September 30, 1996 and September 30, 1995, in conformity with generally accepted accounting principles.

     "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B, a substantial portion of the Company's resources may be depleted before it is able to market and derive significant revenues from its products and services. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties."

                                          Richard A. Eisner & Company, LLP

New York, New York
April 7, 1997

With respect to Note J[5]
          , 1997

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                                                      SEPTEMBER 30,    JUNE 30,
                                                                          1996           1997
                                                                      -------------   -----------
                                                                                      (UNAUDITED)
                               ASSETS
Current assets:
  Cash and cash equivalents.........................................    $ 174,403     $    95,818
  Accounts receivable, less allowance for doubtful accounts of
     $34,328 and $60,928............................................       70,518         209,035
  Prepaid and other current assets..................................       32,068          31,213
                                                                        ---------     -----------
          Total current assets......................................      276,989         336,066
Property and equipment (Notes D and E)..............................      239,889         278,763
Patents and trademarks, less accumulated amortization of $2,166 and
  $3,402............................................................       19,299          23,257
Customer list, less accumulated amortization of $11,667 (Note
  J[2]).............................................................                       88,333
Deferred financing fees, less accumulated amortization of $36,000
  (Note J[8]).......................................................                       72,000
Deferred registration costs (Note J[4]).............................                       75,000
                                                                        ---------     -----------
          Total.....................................................    $ 536,177     $   873,419
                                                                        =========     ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................    $  34,581     $   165,415
  Accrued expenses and other........................................       18,487          79,235
  Current maturities of long-term debt (Note E).....................       12,434           8,370
  Loans payable -- banks (Note J[9])................................                       24,500
  Deferred revenue..................................................       11,330          18,073
  Subordinated notes payable -- interim financing, less unamortized
     debt discount of $300,000 (Note J[8][a]).......................                      300,000
                                                                        ---------     -----------
          Total current liabilities.................................       76,832         595,593
Long-term debt, less current maturities (Note E)....................      197,661         188,084
                                                                        ---------     -----------
          Total liabilities.........................................      274,493         783,677
                                                                        ---------     -----------
Commitments (Notes I and J)
Stockholders' equity (Notes A, F and J):
  Preferred stock -- par value to be determined with each issue;
     5,000,000 shares authorized; none issued
  Common stock -- $.0001 par value; 50,000,000 shares authorized;
     1,710,408 shares issued and outstanding at September 30, 1996 and 2,112,438 shares issued and to be issued at June 30,
     1997...........................................................          171             211
  Additional paid-in capital........................................      676,699       2,236,327
  Accumulated deficit...............................................     (415,186)     (2,146,796)
                                                                        ---------     -----------
          Total stockholders' equity................................      261,684          89,742
                                                                        ---------     -----------
          Total.....................................................    $ 536,177     $   873,419
                                                                        =========     ===========

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED               NINE MONTHS ENDED
                                                  SEPTEMBER 30,                  JUNE 30,
                                             ------------------------    -------------------------
                                                1996         1995           1997           1996
                                             ----------   -----------    -----------    ----------
                                                                                (UNAUDITED)
Net sales (Note H[3]):
  System sales.............................  $  147,337   $   296,763    $    98,254    $  107,317
  Services.................................     312,730       342,980        399,841       241,100
                                              ---------     ---------    -----------     ---------
          Total............................     460,067       639,743        498,095       348,417
                                              ---------     ---------    -----------     ---------
Cost of sales:
  System sales.............................      71,205       158,820         33,640        55,800
  Services.................................      81,194        84,318        126,990        62,434
                                              ---------     ---------    -----------     ---------
          Total............................     152,399       243,138        160,630       118,234
                                              ---------     ---------    -----------     ---------
Gross profit...............................     307,668       396,605        337,465       230,183
                                              ---------     ---------    -----------     ---------
Expenses:
  Selling, general and administrative......     719,443       364,684      1,006,246       460,631
  Research and development.................      28,990        12,000        164,024        15,229
                                              ---------     ---------    -----------     ---------
          Total............................     748,433       376,684      1,170,270       475,860
                                              ---------     ---------    -----------     ---------
Operating income (loss)....................    (440,765)       19,921       (832,805)     (245,677)
Purchased research and development.........                                 (713,710)
Interest expense (including amortization of
  debt discount and deferred financing fees
  of $186,000 for the nine months ended
  June 30, 1997)...........................     (23,271)      (23,350)      (210,585)      (14,950)
Interest income............................       8,806         3,140          3,790         5,494
                                              ---------     ---------    -----------     ---------
(Loss) before income tax benefit...........    (455,230)         (289)    (1,753,310)     (255,133)
Income tax benefit -- deferred.............                                   21,700
                                              ---------     ---------    -----------     ---------
NET (LOSS).................................  $ (455,230)  $      (289)   $(1,731,610)   $ (255,133)
                                              =========     =========    ===========     =========
Net (loss) per common share (Note C[7])....  $     (.27)  $        (0)   $      (.88)   $     (.15)
                                              =========     =========    ===========     =========
Weighted-average number of shares
  outstanding..............................   1,667,202     1,620,804      1,962,778     1,649,687
                                              =========     =========    ===========     =========

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                               (NOTES A, F AND J)

                                       COMMON STOCK --                      RETAINED
                                      PAR VALUE $.0001      ADDITIONAL      EARNINGS
                                     -------------------     PAID-IN      (ACCUMULATED
                                       SHARES     AMOUNT     CAPITAL        DEFICIT)         TOTAL
                                     ----------   ------    ----------    ------------    -----------
Balance -- October 1, 1994 (Note
  A)...............................   1,620,804    $162     $  228,958    $     40,333    $   269,453
  Net (loss).......................                                               (289)          (289)
                                      ---------    ----     ----------     -----------    -----------
Balance -- September 30, 1995......   1,620,804     162        228,958          40,044        269,164
  Issuance of common stock, net of
     $52,250 of costs (Note F).....      89,604       9        447,741                        447,750
  Net (loss).......................                                           (455,230)      (455,230)
                                      ---------    ----     ----------     -----------    -----------
Balance -- September 30, 1996......   1,710,408     171        676,699        (415,186)       261,684
  Issuance of common stock (Note
     J[1]).........................      65,212       7        249,993                        250,000
  Issuance of common stock to
     acquire subsidiary (Note
     J[2]).........................     224,330      22        859,978                        860,000
  Shares issuable with the interim
     financing (Note J[8][a])......     112,488      11        449,989                        450,000
  Payable to stockholders for
     fractional shares.............                               (332)                          (332)
  Net (loss) (unaudited)...........                                         (1,731,610)    (1,731,610)
                                      ---------    ----     ----------     -----------    -----------
Balance -- June 30, 1997
  (unaudited)......................   2,112,438    $211     $2,236,327    $ (2,146,796)   $    89,742
                                      =========    ====     ==========     ===========    ===========

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED               NINE MONTHS ENDED
                                                                        SEPTEMBER 30,                  JUNE 30,
                                                                    ----------------------     -------------------------
                                                                      1996          1995          1997           1996
                                                                    ---------     --------     -----------     ---------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net (loss)....................................................    $(455,230)    $   (289)    $(1,731,610)    $(255,133)
  Adjustment to reconcile net (loss) to net cash (used in)
    operating activities:
    Depreciation and amortization...............................       23,644        5,614          34,415         9,919
    Stock issued for compensation...............................           10                                         10
    Purchased research and development..........................                                   713,710
    Deferred income taxes.......................................                                   (21,700)
    Amortization of debt discount and deferred financing fees...                                   186,000
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable................        3,739      (24,810)        (20,371)        4,635
      (Increase) decrease in prepaid expenses and other current
        assets..................................................       (6,923)      18,023             855        (5,610)
      Increase (decrease) in accounts payable...................        7,801       (1,910)        127,530        13,764
      Increase (decrease) in accrued expenses...................       15,293       (2,368)          5,395         9,922
      Increase (decrease) in deferred revenue...................          122       (1,549)          6,743           520
                                                                    ---------     --------     -----------     ---------
        Net cash (used in) operating activities.................     (411,544)      (7,289)       (699,033)     (221,973)
                                                                    ---------     --------     -----------     ---------
Cash flows from investing activities:
  Acquisition of property and equipment.........................      (23,838)      (6,900)        (66,152)      (19,087)
  Proceeds from sale of equipment...............................                                     1,954
  Acquisition of patents and trademarkets.......................      (21,220)        (245)         (4,251)      (17,992)
  Cash acquired upon acquisition of subsidiary..................                                    15,235
                                                                    ---------     --------     -----------     ---------
        Net cash (used in) investing activities.................      (45,058)      (7,145)        (53,214)      (37,079)
                                                                    ---------     --------     -----------     ---------
Cash flows from financing activities:
  Payment of long-term debt.....................................      (11,909)     (13,772)         (7,838)       (9,892)
  Proceeds from issuance of common stock........................      597,750                      250,000       597,750
  Proceeds from loans -- banks..................................                                    14,500
  Loan from officer/stockholder.................................                                    50,000
  Payment of officer/stockholder loan...........................                                   (50,000)
  Proceeds from sale of units consisting of notes and common
    stock.......................................................                                   600,000
  Payment of deferred registration costs........................                                   (75,000)
  Payment of deferred financing fees............................                                  (108,000)
                                                                    ---------     --------     -----------     ---------
        Net cash provided by (used in) financing activities.....      585,841      (13,772)        673,662       587,858
                                                                    ---------     --------     -----------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      129,239      (28,206)        (78,585)      328,806
Cash and cash equivalents, beginning of period..................       45,164       73,370         174,403        45,164
                                                                    ---------     --------     -----------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD........................    $ 174,403     $ 45,164     $    95,818     $ 373,970
                                                                    =========     ========     ===========     =========
Supplemental schedule of noncash investing and financing
  activities:
  During the year ended September 30, 1995, the Company financed
    $31,316 of property and equipment
  On November 30, 1996 the Company acquired Software Associates,
    Inc. as described in Note J[2]
Supplemental disclosure of cash flow information:
  Cash paid for interest during the period......................    $  21,271     $ 23,350     $    18,313     $  14,950

           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
  (UNAUDITED WITH RESPECT TO JUNE 30, 1997 AND PERIODS ENDED JUNE 30, 1997 AND
                                 JUNE 30, 1996)

(NOTE A) -- BASIS OF PRESENTATION:

     The accompanying financial statements include the accounts of DynamicWeb Enterprises, Inc. ("DWE") and its wholly owned subsidiaries, Megascore, Inc. DynamicWeb Transactions Systems, Inc. ("DWTS") and Software Associates, from the date of its acquisition (November 30, 1996) (Note J[2]) (collectively the "Company"). All significant intercompany balances and transactions have been eliminated.

     On March 26, 1996 DWTS was acquired by Seahawk Capital Corporation ("Seahawk"), a publicly held corporation which had 114,759 shares of common stock outstanding and no assets. Prior to the acquisition, Seahawk distributed all of its assets to its shareholders. In the acquisition, the shareholders of DWTS received 1,281,716 shares of Seahawk's common stock. The acquisition is being accounted for as if DWTS were the acquiring entity. The shares of Seahawk are accounted for as being outstanding for all periods presented. In connection with the acquisition, 191,724 shares were issued to a finder and 19,563 shares were issued for legal fees. At the conclusion of this transaction, there were 1,607,762 shares outstanding.

     DWTS, formerly a division of Megascore, Inc. was established as a separate legal entity on October 31, 1995. On February 7, 1996 DWTS issued all of its shares of its common stock to Megascore, Inc. On September 30, 1996, DynamicWeb Enterprises, Inc. acquired all the common stock of Megascore, Inc. for 13,042 shares of its common stock. The transaction was accounted as a combination of entities under common control. The accompanying financial statements retain the historical accounting basis for the net assets of Megascore, Inc. and gives effect to the operations of Megascore, Inc. for all periods presented.

     On May 14, 1996, Seahawk changed its name to DynamicWeb Enterprises, Inc. and concurrently increased the authorized number of shares of its common stock to 50,000,000 at a $.0001 par value. The accompanying financial statements give retroactive effect to the above transaction.

(NOTE B) -- THE COMPANY:

     DWE is in the business of facilitating electronic commerce transactions between business entities, developing, marketing and supporting software products and other services that enable business to engage in electronic commerce utilizing the Internet and traditional Electronic Data Interchange ("EDI"). DWE offers electronic commerce solutions in EDI and Internet-based transactions processing.

     Megascore, Inc. is a full-service systems integrator specializing in distribution, accounting and point-of-sale computer software consulting services for suppliers and retailers.

     Software Associates, Inc. is a service bureau engaged in the business of helping companies realize the benefits of expanding their data processing and electronic communications infrastructures through the use of EDI.

     Although the Company had working capital at September 30, 1996 and has subsequently raised net proceeds of approximately $742,000 in issuance of stock and notes (Notes J[1] and J[8][a]), a substantial portion of its resources may be depleted before the Company markets and derives significant revenues from its products and services. These factors raise substantial doubt about the Company ability to continue as a going concern. The Company is planning to raise additional equity through a proposed public offering of stock (Note J[4]). There is no assurance that the Company's products and services will be commercially successful.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE C) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  [1] Revenue recognition:

     Revenues are recognized when products are shipped, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable by management. The Company provides customer support to purchasers of its product and revenues are recognized when services are provided. The Company enters into contracts with customers whereby revenues are earned based upon a per transaction fee.

     Deferred revenue represent revenues billed in advance for consulting support services.

  [2] Cash equivalents:

     The Company considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents.

  [3] Depreciation:

     Property and equipment are recorded at cost. Depreciation is provided on an accelerated method over the estimated useful lives of the related assets. Amortization of leasehold improvements is provided over the shorter of the lease term or the estimated useful life of the asset.

  [4] Intangible assets:

     a) Patents and trademarks:

          Costs to obtain patents and trademarks have been capitalized. The Company has submitted numerous applications which are currently pending. These costs are being amortized over five years.

     b) Customer list:

          Customer list had been valued in connection with the acquisition of Software Associates, Inc. (Note J[2]) and is being amortized over five years.

          The Company evaluates its long-lived assets for impairment. When an impairment occurs, the Company would write down its assets.

  [5] Research and development:

     Research and development costs are charged to expense as incurred.

  [6] Income taxes:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The resulting asset for the expected future tax benefit to be derived primarily from net operating loss carryforwards was fully reserved since the likelihood of realization of the benefit cannot be established.

  [7] Loss per share of common stock:

     Net loss per share of common stock is based on the weighted average number of shares outstanding and shares issuable. Contingent shares issuable in connection with the acquisition of Software Associates, Inc. (Note J[2]) are excluded from the weighted average shares outstanding.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  [8] Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  [9] Recently issued accounting pronouncements:

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" ("FASB 121"), and Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"). FASB 121 requires, among other things, that entities identify events or changes in circumstances which indicate that the carrying amount of a long-lived asset may not be recoverable. FASB 123 encourages companies, among other things, to establish a fair value based method of accounting for stock-based compensation plans and requires disclosure thereof on a fair value basis. The Company believes that adoption of FASB 121 and FASB 123 will not have a material impact on its financial statements. The Company has elected to continue to account for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," using intrinsic values with appropriate disclosures using the fair value based method.

  [10] Interim financial information:

     The accompanying financial statements as at June 30, 1997 and for the nine months ended June 30, 1997 and June 30, 1996 are unaudited, but in the opinion of management of the Company, reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation. The results of operations for the nine month period are not necessarily indicative of the results that may be expected for the full year September 30, 1997.

  [11] Fair value of financial instruments:

     The Company considers its financial instruments and obligations, which are carried at cost, to approximate fair value due to the near-term due dates.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE D) -- PROPERTY AND EQUIPMENT:

     Property and equipment are as follows:

                                                                                      ESTIMATED
                                                           SEPTEMBER 30,   JUNE 30,    USEFUL
                                                               1996          1997       LIFE
                                                           -------------   --------   ---------
    Office facility condominium..........................    $ 156,600     $156,600    20 years
    Office equipment.....................................       17,865       18,247     5 years
    Computer equipment (includes a capitalized lease of         80,372      117,167     5 years
      $10,000)...........................................
    Automobiles..........................................       33,876       16,221     5 years
    Leasehold improvements...............................                    38,125
                                                              --------     --------
                                                               288,713      346,360
    Accumulated depreciation and amortization............       90,224      108,997
                                                              --------     --------
                                                               198,489      237,363
    Land.................................................       41,400       41,400
                                                              --------     --------
                                                             $ 239,889     $278,763
                                                              ========     ========

(NOTE E) -- LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                    SEPTEMBER 30,   JUNE 30,
                                                                        1996          1997
                                                                    -------------   --------
    *Mortgage payable -- due July 2015; payable in varying monthly installments at an interest rate at the lower of prime plus
      2% or 14.25%................................................    $ 190,805     $188,741
    Auto loans -- due through June 1999 payable in aggregate
      monthly installments of $767 at interest rates of 5.9% and
      10.0%.......................................................       19,290        7,508
    Other.........................................................                       205
                                                                       --------     --------
              Total indebtedness..................................      210,095      196,454
    Less current maturities.......................................       12,434        8,370
                                                                       --------     --------
              Noncurrent portion..................................    $ 197,661     $188,084
                                                                       ========     ========

---------------
* Collateralized by an office facility condominium and land with a net book value of approximately $188,000 at September 30, 1996 and approximately $182,000 at June 30, 1997.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Maturities of long-term debt for the next five years as at September 30, 1996 are as follows:

                                   YEAR ENDING
                                  SEPTEMBER 30,
            ----------------------------------------------------------
              1997....................................................  $ 12,434
              1998....................................................    12,945
              1999....................................................     7,411
              2000....................................................     4,500
              2001....................................................     4,500
              Thereafter..............................................   168,305
                                                                        --------
                      Total...........................................  $210,095
                                                                        ========

(NOTE F) -- STOCKHOLDERS' EQUITY:

     On March 26, 1996, the Company completed a stock offering under Regulation S, whereby it sold 89,604 shares of its common stock for $500,000 less fees in connection with such offering of $52,250 for net proceeds of $447,750.

(NOTE G) -- INCOME TAXES:

     [1] The Company has a federal and state net operating loss carryforward of approximately $400,000 at September 30, 1996 and approximately $1,275,000 at June 30, 1997 which expires through 2012. In addition at June 30, 1997, the Company has federal and state net operating loss carryovers of $40,000 and $36,000 attributable to Megascore, Inc. and Software Associates, Inc. which may be used to offset income earned by those companies. The tax benefits of these deferred tax assets are fully reserved for since the likelihood of realization of the benefit cannot be established.

     The Tax Reform Act of 1986 contains provisions which limits the net operating loss carryforwards available for use in any given year should certain events occur, including significant changes in ownership interests. If the Company is successful in completing a proposed public offering, the utilization of its net operating loss carryover may be limited.

     [2] The tax effects of principal temporary differences and net operating loss carryforwards are as follows:

                                                                   SEPTEMBER 30,   JUNE 30,
                                                                       1996          1997
                                                                   -------------   ---------
    Asset:
      Federal and state operating loss carryforwards.............    $ 148,000     $ 540,000
      Accounts receivable allowance..............................       13,000        24,000
      Accrued expense............................................                      5,000
                                                                      --------      --------
              Total..............................................      161,000       569,000
    Liability:
      Accrual basis to cash basis adjustments....................                    (13,000)
                                                                      --------      --------
      Net balance................................................      161,000       556,000
      Valuation allowance........................................     (161,000)     (556,000)
                                                                      --------      --------
      Net deferred tax asset.....................................    $       0     $       0
                                                                      ========      ========

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The differences between the statutory Federal income tax rate of 34% and the effective (benefit) are as follows:

                                                           SEPTEMBER 30,         JUNE 30,
                                                          ---------------     ---------------
                                                          1996      1995      1997      1996
                                                          -----     -----     -----     -----
    Statutory rate (benefit)..........................    (34.0)%   (34.0)%   (34.0)%   (34.0)%
    Nondeductible items...............................                         14.3
    Valuation allowance...............................     34.0      34.0      18.5      34.0
                                                          ------    ------    ------    ------
    Effective tax rate (benefit)......................        0%        0%     (1.2)%       0%
                                                          ======    ======    ======    ======

(NOTE H) -- CONCENTRATION OF CREDIT RISKS:

  [1] Cash and cash equivalents:

     The Company places its cash and cash equivalents at various financial institutions. At times, such amounts might be in excess of the FDIC insurance limit.

  [2] Accounts receivable:

     The Company routinely evaluates the credit worthiness of its customers to limit its concentration of credit risk with respect to its trade receivables.

  [3] Significant customers:

     The Company had one customer that accounted for 23% of net sales for the year ended September 30, 1995 and two customers that accounted for 16% and 10% of net sales for the year end September 30, 1996.

     The Company had two customers that accounted for 15% and 11% of net sales for the nine months ended June 30, 1996 and one customer that accounted for 13% of net sales for the nine months ended June 30, 1997.

(NOTE I) -- COMMITMENTS:

  Leases:

     On October 1, 1996, the Company signed an operating lease for office space which expires in October 2001. In addition, a subsidiary occupies office space which is described in Note J[2]. The following are minimum annual rental payments:

            PERIOD ENDING JUNE 30,
            ----------------------------------------------------------
              1998....................................................  $ 80,000
              1999....................................................    82,000
              2000....................................................    83,000
              2001....................................................    86,000
              2002....................................................    61,000
              Thereafter..............................................    24,000
                                                                        ----------
                      Total...........................................  $416,000
                                                                        ==========

     Rent expense for the nine months ended June 30, 1997 was approximately $48,200.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(NOTE J) -- SUBSEQUENT EVENTS:

  [1] Private placement:

     On November 21, 1996, pursuant to Regulation D, the Company sold 65,212 shares of its common stock for $250,000.

  [2] Acquisition and related party transaction:

     On November 30, 1996, the Company entered into a stock purchase agreement with Software Associates, Inc. and its sole shareholder (the "SA Agreement") whereby the Company acquired all the issued and outstanding common stock of Software Associates, Inc. The Company exchanged 224,330 shares of its common stock for all of the issued and outstanding shares of Software Associates, Inc. The Company further agreed to issue up to 297,367 additional shares of its common stock in the event that the average closing bid price of the Company's common stock does not equal $12.939 per share for the five trading days immediately prior to January 30, 1999. In connection with this transaction, the Company incurred approximately $25,000 of professional fees.

     The SA Agreement also requires that the Company issue options for the purchase of 6,521 shares of its common stock to employees of Software Associates, Inc.

     In connection with the acquisition, the Company entered into a five-year employment contract with the sole shareholder/president of Software Associates, Inc. The agreement provides for an annual salary of approximately $136,000 and includes a discretionary bonus as determined by the Company's Board of Directors.

     Software Associates, Inc., occupies its office space through December 31, 2002, pursuant to a lease which was amended on September 5, 1997 from a partnership whose partners are the Executive Vice President of the Company and his wife. The lease provides for an annual increase of three percent and requires the company to pay condominium maintenance fees. The partnership and Software Associates, Inc. are jointly liable on the mortgage which was approximately $249,000 as at November 30, 1996; the debt is being paid by the partnership, and matures in August 2019. The Company is informed that the partnership's mortgage balance is current.

     The purchase price was recorded as follows at November 30, 1996:

        Current assets....................................................  $133,381
        Fixed assets......................................................     5,167
        Purchased research and development................................   713,710
        Customer list.....................................................   100,000
        Current liabilities...............................................   (67,258)
                                                                            --------
                                                                            $885,000
                                                                            ========

     Purchased research and development was charged to operations upon acquisition. The acquisition was recorded as a purchase.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The condensed unaudited pro forma information of the Company and Software Associates, Inc. for the year ended September 30, 1996 and September 30, 1995 and for the nine months ended June 30, 1997 are presented as if the acquisition of Software Associates, Inc. occurred on October 1, 1994. The pro forma information is not necessarily indicative of the results that would have been reported had the acquisition occurred on October 1, 1994, nor is it indicative of the Company's future results.

                                                           YEAR ENDED             NINE MONTHS
                                                          SEPTEMBER 30,              ENDED
                                                    -------------------------      JUNE 30,
                                                       1996           1995           1997
                                                    ----------     ----------     -----------
                                                           (UNAUDITED)            (UNAUDITED)
    Net sales.....................................  $1,158,000     $1,432,000     $   625,000
                                                    ==========     ==========     ===========
    Net (loss)....................................  $ (570,000)    $  (10,000)    $(1,007,000)*
                                                    ==========     ==========     ===========
    (Loss) per share..............................  $     (.30)    $     (.00)    $      (.50)
                                                    ==========     ==========     ===========
    Weighted-average shares outstanding...........   1,891,532      1,845,134       2,012,103
                                                    ==========     ==========     ===========

---------------
* Excludes a charge of approximately $714,000 for purchased research and development appearing in the historical financial statements for the nine months ended June 30, 1997.

  [3] Loans from officers:

     In February and March 1997, the Company received a loan from its Chief Executive Officer ("CEO") of $50,000 which the Company repaid from the net proceeds of the private placements described in Notes J[1] and J[8][a]. The Company subsequently received additional loans from the Company's CEO and Vice President through August 20, 1997 for approximately $115,000 which is expected to be repaid from the net proceeds of the Company's proposed public offering described in Note J[4].

  [4] Contemplated public offering:

     On February 1, 1997, the Company signed a letter of intent with an underwriter with respect to a contemplated public offering of the Company's securities. The Company expects to incur significant additional costs in connection therewith. In the event that the offering is not successfully completed, such costs will be charged to expense.

  [5] Stockholders' equity:

     On March 7, 1997 the Board of Directors approved a reverse stock split for each share of common stock to be converted into .2608491 of one share and authorized 5,000,000 shares of preferred stock. On June 12, 1997, the stockholders approved such transaction to be effective on the effective date of the offering referred to in Note J[4]. Cash is to be issued to the stockholders for any fractional shares. The accompanying financial statements give retroactive effect to this transaction.

  [6] Director stock option plan:

     On April 28, 1997, the Board of Directors, adopted a stock option plan for outside directors (the "Director Plan") under which nonqualified stock options may be granted to its outside directors to purchase up to 78,254 shares of the Company's common stock. The Director Plan was approved by the stockholders on June 12, 1997. Directors are to be granted an option to purchase 3,912 of the Company's common stock at fair market value on September 30, 1997 and at each subsequent annual meeting of shareholders at which directors are elected. Options may be exercised for ten years and one month after the date of grant and may

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

not be exercised during an eleven-month period following the date of grant unless there is a change in control, as defined in the Director Plan or the compensation committee waives the eleven-month continuous service requirement. As of June 30, 1997, no options were issued under the Director Plan.

  [7] Employee stock option plan:

     On March 7, 1997, the Board of Directors, adopted the Company's 1997 employee stock option plan (the "Plan"), amended by the Board of Directors on April 29, 1997, under which incentive stock option and nonqualified stock options may be granted to purchase up to 234,764 shares of the Company's common stock. The Plan was approved by the stockholders on June 12, 1997. Incentive stock options are to be granted at a price not less than the fair market value, or 110% of fair market value to an individual who owns more than ten percent of the voting power of the outstanding stock. Nonqualified stock options are to be granted at a price determined by the Company's compensation committee. As of June 30, 1997, no options were issued under the Plan. On August 8, 1997, the Company granted 99,054 options to its employees to purchase the Company's common stock which had a fair value of $6.23 per share at the date of grant as follows:

NUMBER OF     EXERCISE       EXPIRATION
 OPTIONS       PRICE            DATE
---------     --------     --------------
  89,666       $ 1.56      August 7, 2007
   9,388       $ 6.23      August 7, 2007
 -------
  99,054
 =======

     Additionally, on September 11, 1997, the Company granted 104,338 options to purchase the Company's common stock at $3.83 per share to its President. See Note J[11].

     The Company will record compensation expense for options issued to its employees below fair market value over the vesting period. The estimated compensation charge is as follows:

            SEPTEMBER 30,
            ----------------------------------------------------------
            1997......................................................  $257,000
            1998......................................................   148,000
            1999......................................................    70,000
            2000......................................................    19,000
                                                                        --------
            Total.....................................................  $494,000
                                                                        ========

  [8] Private placements:

     [a] On April 30, 1997, pursuant to Regulation D, the Company completed a private placement whereby it sold 24 units for an aggregate amount of $600,000. The placement agent is entitled to a fee and nonaccountable expense allowance aggregating $78,000 or 13% of the private placement offering. Deferred financing fees in this transaction were approximately $108,000. Each unit consists of a $25,000 subordinated promissory note bearing interest at 8% and 4,687 shares of the Company's common stock. The notes are due at the earlier of the closing of the proposed public offering referred to in Note J[4]; when the Company obtains an aggregate financing of $2,000,000 excluding expenses or March 31, 1999. The 4,687 shares of common stock in each unit are to be adjusted pursuant to a formula defined in the private placement memorandum, based on the price of the proposed offering. The number of shares issuable pursuant to the formula is 112,488 shares using an assumed public offering price of $4.00 per share.

                          DYNAMICWEB ENTERPRISES, INC.
                     (FORMERLY SEAHAWK CAPITAL CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The common stock was valued at a fair value of $450,000 and $150,000 was allocated to the notes. Debt discount of $450,000 and deferred financing fees of $108,000 are amortized over the expected completion of the Company's public offering of securities (October 31, 1997). At June 30, 1997 $186,000 of amortization was expensed and the remaining balance of $372,000 will be charged to operations through October 31, 1997. The effective interest rate is approximately 191%.

     [b] On August 27, 1997, pursuant to Regulation D, the Company completed a private placement whereby it sold 20 units for an aggregate amount of $500,000. The placement agent is entitled to a fee and nonaccountable expense allowance aggregating $65,000 or 13% of the private placement offering. Deferred financing fees in this transaction were approximately $72,500. Each unit consists of a $25,000 subordinated promissory note bearing interest at 8% and 5,000 shares of the Company's common stock. In connection with this transaction, two officers of the Company agreed to contribute a sufficient number of shares to meet this obligation. The notes are due at the earlier of the closing of the proposed public offering referred to in Note J[4]; when the Company obtains an aggregate financing of $2,000,000 excluding expenses or September 30, 1999. The 5,000 shares of common stock in each unit are to be adjusted pursuant to a formula defined in the private placement memorandum, based on the price of the proposed offering. The number of shares issuable pursuant to the formula is 100,000 shares using an assumed public offering price of $4.00 per share.

     The common stock was valued at a fair value of $400,000 and $100,000 was allocated to the notes. Debt discount of $400,000 and deferred financing fees of $72,500 are amortized over the expected completion of the Company's public offering of securities (October 31, 1997). The Company will charge $472,500 to operations from August 27, 1997 through October 31, 1997. The effective interest rate is approximately 525%.

  [9] Lines of credit:

     The Company has two lines of credit aggregating $90,000 which are personally guaranteed by an officer of the Company and have interest rates of 2% and 6 3/4% above the bank's lending rate. The Company borrowed $24,500 as of June 30, 1997.

  [10] Late filings and annual report:

     The Company was required to file with the Securities and Exchange Commission Form 10-KSB for September 30, 1996, Form 10-QSB for the quarter ended December 31, 1996 and an amended Form 8-K for the acquisition of Megascore, Inc. and Software Associates, Inc. (Notes A and J[2]). The Company did not distribute its annual report to its shareholders within 120 days after year end. As of August 8, 1997, management believes that it has complied with all of its filing requirements and has distributed its annual report.

  [11] Employment contract:

     On August 26, 1997, the Company entered into a three year employment contract with its President for an annual salary of $160,000. Upon expiration of the employment contract, the term shall be automatically renewed for a year unless either party gives written notice prior to ninety days before the expiration date. In connection with this contract, on September 11, 1997, the Company granted options to purchase 104,338 shares of common stock at $3.83 per share which expire in ten years and vest over a three year period. The fair value of the stock at the date of grant was $4.55 per share. Included in Note J[7] is the estimated expense for the option grant.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following pro forma unaudited financial information gives effect to the acquisition of Software Associates, Inc. on November 30, 1996. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheet of DynamicWeb Enterprises, Inc. as at September 30, 1996 with the historical balance sheet of Software Associates, Inc. as at June 30, 1996 as if the acquisition occurred on September 30, 1996. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 1996 combines the operations of DynamicWeb Enterprises, Inc. for the year ended September 30, 1996 with the operations of Software Associates, Inc. for the year ended June 30, 1996 as if the acquisition occurred on October 1, 1995. The transaction is accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16.

     The unaudited condensed pro forma consolidated balance sheet and statement of operations should be read in conjunction with the notes thereto and the audited financial statements of DynamicWeb Enterprises, Inc. and Software Associates, Inc. and notes thereto. The pro forma information is not necessarily indicative of what the financial position and results of operations would have been had the transaction occurred earlier, nor do they purport to represent the future financial position or results of operations of DynamicWeb Enterprises, Inc.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     1) To record the preliminary allocation of the purchase price of Software Associates, Inc. at $860,000 and professional fees of $25,000 and to expense purchased research and development as at October 1, 1995. The pro forma information does not reflect any contingently issuable shares, up to 297,367, that may be issued in the event that the average closing bid price of DynamicWeb Enterprises, Inc. common stock does not equal $12.939 per share for the five trading days immediately prior to January 30, 1999.

     2) To amortize intangible asset over five years.

     3) To record the difference in salary based on an employment contract for the then shareholder of Software Associates, Inc.

     4) Pro forma weighted average number of shares outstanding reflects shares issued for the acquisition as if they were outstanding for the entire period presented.

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                     HISTORICAL
                                       --------------------------------------
                                          DYNAMICWEB             SOFTWARE
                                       ENTERPRISES, INC.     ASSOCIATES, INC.
                                             AS AT                AS AT                            PRO FORMA
                                         SEPTEMBER 30,           JUNE 30,          PRO FORMA      CONSOLIDATED
                                             1996                  1996           ADJUSTMENTS       RESULTS
                                       -----------------     ----------------     -----------     ------------
                                                    ASSETS
Cash and cash equivalents............      $ 174,403             $ 12,455                         $    186,858
Accounts receivable, net of allowance
  for doubtful accounts..............         70,518               61,209                              131,727
Prepaid and other current assets.....         32,068                                                    32,068
                                           ---------              -------                          -----------
          Total current assets.......        276,989               73,664                              350,653
Property and equipment, net of
  depreciation and amortization......        239,889                6,000                              245,889
Patents and trademarks, net of
  amortization.......................         19,299                                                    19,299
Intangibles..........................                                    (1)       $ 100,000           100,000
                                           ---------              -------          ---------       -----------
          TOTAL......................      $ 536,177             $ 79,664          $ 100,000      $    715,841
                                           =========              =======          =========       ===========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................      $  34,581             $ 13,548                         $     48,129
Accrued expenses and other...........         18,487               13,955(1)       $  25,000            57,442
Current maturities of long-term
  debt...............................         12,434                3,350                               15,784
Deferred revenue.....................         11,330                                                    11,330
Deferred income taxes................                               1,000                                1,000
                                           ---------              -------          ---------       -----------
          Total......................         76,832               31,853             25,000           133,685
Long-term debt, less current
  maturities.........................        197,661                  279                              197,940
                                           ---------              -------          ---------       -----------
          Total liabilities..........        274,493               32,132             25,000           331,625
                                           ---------              -------          ---------       -----------
Common stock.........................            171                     (1)              22               193
                                                                   16,000(1)         (16,000)
Additional paid-in capital...........        676,669                     (1)         859,978
                                                                   23,641(1)         (23,641)        1,536,677
Retained earnings....................                               7,891(1)          (7,891)
(Accumulated deficit)................       (415,186)                    (1)        (737,468)       (1,152,654)
                                           ---------              -------          ---------       -----------
          Total stockholders'
            equity...................        261,684               47,532             75,000           384,216
                                           ---------              -------          ---------       -----------
          TOTAL......................      $ 536,177             $ 79,664          $ 100,000      $    715,841
                                           =========              =======          =========       ===========

                 DYNAMICWEB ENTERPRISES, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                      HISTORICAL
                                        --------------------------------------
                                           DYNAMICWEB             SOFTWARE
                                        ENTERPRISES, INC.     ASSOCIATES, INC.
                                           YEAR ENDED            YEAR ENDED                         PRO FORMA
                                          SEPTEMBER 30            JUNE 30,          PRO FORMA      CONSOLIDATED
                                              1996                  1996           ADJUSTMENTS       RESULTS
                                        -----------------     ----------------     -----------     ------------
Net sales:
  System sales......................       $   147,337            $380,397                          $   527,734
  Services..........................           312,730             286,983                              599,713
                                            ----------            --------                            ---------
          Total.....................           460,067             667,380                            1,127,447
                                            ----------            --------                            ---------
Cost of sales:
  System sales......................            71,205             108,361                              179,566
  Services..........................            81,194              79,944                              161,138
                                            ----------            --------                            ---------
          Total.....................           152,399             188,305                              340,704
                                            ----------            --------                            ---------
Gross profit........................           307,668             479,075                              786,743
                                            ----------            --------                            ---------
Expenses:
  Selling, general and
     administrative.................           719,443             555,660(2)       $  20,000         1,323,103
                                                                          (3)          28,000
  Research and development..........            28,990                                                   28,990
                                            ----------            --------           --------         ---------
          Total.....................           748,433             555,660             48,000         1,352,093
                                            ----------            --------           --------         ---------
Operating (loss)....................          (440,765)            (76,585)           (48,000)         (565,350)
Interest expense....................           (23,271)               (125)                             (23,396)
Interest income.....................             8,806                                                    8,806
                                            ----------            --------           --------         ---------
(Loss) before benefit for income
  taxes.............................          (455,230)            (76,710)           (48,000)         (579,940)
Benefit for deferred income taxes...                                29,000                               29,000
                                            ----------            --------           --------         ---------
NET (LOSS)..........................       $  (455,230)           $(47,710)         $ (48,000)      $  (550,940)
                                            ==========            ========           ========         =========
Pro forma net (loss) per share......                                                                $      (.29)
                                                                                                      =========
Pro forma weighted average number of
  shares outstanding................         1,667,202                    (4)         224,330         1,891,532
                                            ==========                               ========         =========

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Software Associates, Inc.
Fairfield, New Jersey

     "We have audited the accompanying balance sheet of Software Associates, Inc. as at June 30, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended June 30, 1996 and June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     "We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     "In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Software Associates, Inc. as at June 30, 1996 and the results of its operations and its cash flows for the years ended June 30, 1996 and June 30, 1995, in conformity with generally accepted accounting principles.

     "The Company has sustained a net loss in the year ended June 30, 1996 and has only minimal capital and working capital. Also, as indicated in Note A, on November 30, 1996, the Company was acquired by DynamicWeb Enterprises, Inc. a substantial portion of whose resources may be depleted before it markets and derives significant revenues from its products and services. These factors raise substantial doubt about the Company's ability to continue as a going concern. The acquiror's plan in regards to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of these uncertainties."

                                          Richard A. Eisner & Company, LLP

New York, New York
May 12, 1997

With respect to Note F[1]
September 5, 1997

                           SOFTWARE ASSOCIATES, INC.

                                 BALANCE SHEET
                              AS AT JUNE 30, 1996

                                     ASSETS

Current assets:
  Cash...........................................................................    $12,455
  Accounts receivable, less allowance for doubtful accounts of $6,938............     61,209
                                                                                     -------
          Total current assets...................................................     73,664
Equipment, less accumulated depreciation of $4,000...............................      6,000
                                                                                     -------
          Total..................................................................    $79,664
                                                                                     =======

                            LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable...............................................................    $13,548
  Accrued expenses and other current liabilities.................................     13,955
  Current maturities of long-term debt (Note C)..................................      3,350
  Deferred taxes (Note D)........................................................      1,000
                                                                                     -------
          Total current liabilities..............................................     31,853
Long-term debt, less current maturities (Note C).................................        279
                                                                                     -------
          Total liabilities......................................................     32,132
                                                                                     -------
Commitments and contingencies (Note F)
Stockholder's equity (Note A):
  Common stock -- no par value; 2,500 shares authorized, issued and
     outstanding.................................................................     16,000
  Additional paid-in capital.....................................................     23,641
  Retained earnings..............................................................      7,891
                                                                                     -------
          Total stockholder's equity.............................................     47,532
                                                                                     -------
          Total..................................................................    $79,664
                                                                                     =======

         Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                           SOFTWARE ASSOCIATES, INC.

                            STATEMENTS OF OPERATIONS

                                                                          YEAR ENDED JUNE 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Revenues (Note E[2]):
  System sales, net....................................................  $380,397     $259,459
  Services, net........................................................   286,983      529,975
                                                                         --------     --------
          Total........................................................   667,380      789,434
                                                                         --------     --------
Cost of sales:
  System sales.........................................................   108,361       78,680
  Services.............................................................    79,944       84,016
                                                                         --------     --------
          Total........................................................   188,305      162,696
                                                                         --------     --------
Gross profit...........................................................   479,075      626,738
Selling, general and administrative....................................   555,660      610,407
                                                                         --------     --------
Operating (loss) income before interest and taxes......................   (76,585)      16,331
Interest expense.......................................................       125          130
                                                                         --------     --------
(Loss) income before income taxes......................................   (76,710)      16,201
Income tax benefit (provision) -- deferred.............................    29,000      (11,000)
                                                                         --------     --------
NET (LOSS) INCOME......................................................  $(47,710)    $  5,201
                                                                         ========     ========

         Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                           SOFTWARE ASSOCIATES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                    (NOTE A)

                                           COMMON STOCK --
                                             NO PAR VALUE        ADDITIONAL
                                          ------------------      PAID-IN       RETAINED
                                          SHARES     AMOUNT       CAPITAL       EARNINGS      TOTAL
                                          ------     -------     ----------     --------     --------
Balance -- July 1, 1994.................  2,500      $16,000      $ 23,641      $ 50,400     $ 90,041
  Net income............................                                           5,201        5,201
                                          -----      -------       -------      --------     --------
Balance -- June 30, 1995................  2,500       16,000        23,641        55,601       95,242
  Net (loss)............................                                         (47,710)     (47,710)
                                          -----      -------       -------      --------     --------
Balance -- June 30, 1996................  2,500      $16,000      $ 23,641      $  7,891     $ 47,532
                                          =====      =======       =======      ========     ========

         Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                           SOFTWARE ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED JUNE 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Cash flows from operating activities:
  Net (loss) income....................................................  $(47,710)    $  5,201
  Adjustment to reconcile net (loss) income to net cash provided by
     (used in) operating activities:
     Depreciation......................................................     2,000        2,000
     Deferred income taxes.............................................   (29,000)      11,000
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable......................    83,065      (76,753)
       Increase (decrease) in accounts payable.........................   (13,305)      11,003
       Increase in accrued expenses and other liabilities..............     5,342        7,024
                                                                         --------     --------
          Net cash provided by (used in) operating activities..........       392      (40,525)
Cash flows from financing activities:
  Payments of long-term debt...........................................    (3,350)      (3,021)
                                                                         --------     --------
NET (DECREASE) IN CASH.................................................    (2,958)     (43,546)
Cash -- beginning of year..............................................    15,413       58,959
                                                                         --------     --------
CASH -- END OF YEAR....................................................  $ 12,455     $ 15,413
                                                                         ========     ========
Supplemental schedule of noncash investing and financing activities:
     During the year ended June 30, 1995, the Company financed $10,000 of equipment.
Supplemental disclosures of cash flow information:
  Cash paid for during the year:
     Interest..........................................................  $    125     $    130
     Taxes.............................................................       125

         Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                           SOFTWARE ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(NOTE A) -- THE COMPANY:

     Software Associates, Inc. (the "Company") is a New Jersey corporation incorporated in March 1985. The Company is an Electronic Data Interchange ("EDI") service bureau engaged in the business of helping companies realize the benefits of expanding their data processing and electronic communications infrastructures through the use of EDI. The Company also resells hardware and licensed software which is generally customized for its customers.

     On November 30, 1996, the Company was acquired by DynamicWeb Enterprises, Inc. ("DynamicWeb"). DynamicWeb expects to utilize the Company's expertise in EDI to expand their business and product lines over the interest. A substantial portion of DynamicWeb's resources may be depleted before it markets and derives significant revenues from its products and services. DynamicWeb is planning to raise additional equity through a proposed public offering of stock, the net proceeds of which it intends to use, in part, to support future operations.

(NOTE B) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  [1] Revenue recognition:

     Revenues are recognized when products are shipped provided that no significant obligations remain, and collection of the resulting receivable is deemed probable by management. The Company provides customer support and revenues are recognized when services are provided. The Company also enters into contracts with customers whereby revenues are earned based on a transaction fee.

  [2] Depreciation:

     Equipment is recorded at cost. Depreciation is provided using the straight-line method over five years.

  [3] Income taxes:

     The Company files its corporate income tax returns on a cash basis and accounts for income taxes on an accrual basis in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

  [4] Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  [5] Fair value of financial instruments:

     The Company considers its financial instruments and obligations, which are carried at cost, to approximate fair value due to the near term due dates.

                           SOFTWARE ASSOCIATES, INC.

(NOTE C) -- LONG-TERM DEBT:

     Long-term debt consists of a capitalized lease obligation as at June 30, 1996:

        Equipment lease payable, due in July 1997; payable in monthly installments of $291 including 4% interest........................  $3,629*
        Less current maturities.............................................   3,350
                                                                              ------
                  Noncurrent portion........................................  $  279
                                                                              ======

---------------
* Collateralized by computer equipment with a net book value of approximately $6,000.

     Maturities of long-term debt are as follows:

        JUNE 30,
        --------------------------------------------------------------------
        1997................................................................  $3,350
        1998................................................................     279
                                                                              ------
                  Total.....................................................  $3,629
                                                                              ======

(NOTE D) -- INCOME TAXES:

     [1] The Company has federal and state net operating loss carryforwards of approximately $30,000 that expires from 2009 to 2010.

     The Tax Reform Act of 1986 contains provisions which limits the net operating loss carryforwards available for use in any given year should certain events occur, including significant change in ownership interests. The utilization of the net operating loss may be limited due to the acquisition of the Company as described in Note A.

     [2] The tax effects of principal temporary differences and net operating loss carryforwards are as follows as at June 30, 1996:

        Asset:
          Federal and state operating loss carryforwards..................  $ 12,000
        Liability:
          Accrual basis to cash basis adjustment..........................   (13,000)
                                                                            --------
          Net deferred tax liability......................................  $ (1,000)
                                                                            ========

     [3] The difference between the statutory federal income tax at the rate of 34% and the actual tax are as follows:

                                                                        JUNE 30,
                                                                  --------------------
                                                                    1996        1995
                                                                  --------     -------
        Statutory rate (benefit)................................  $(26,018)    $ 5,508
        State taxes (benefit) net of federal income tax
          effect................................................    (4,603)        972
        Nondeductible items.....................................     3,305       3,305
        Other...................................................    (1,684)      1,215
                                                                  --------     -------
                  Total.........................................  $(29,000)    $11,000
                                                                  ========     =======

                           SOFTWARE ASSOCIATES, INC.

(NOTE E) -- CONCENTRATION OF CREDIT RISK:

  [1] Accounts receivable:

     The Company routinely evaluates the credit worthiness of its customers to limit its concentration of credit risk regarding its trade receivables.

  [2] Significant customers:

     The Company had one customer that accounted for 15% of revenue for the year ended June 30, 1996 and two customers that accounted for 19% and 22% of revenue for the year ended June 30, 1995.

(NOTE F) -- COMMITMENTS AND CONTINGENCIES:

  [1] Lease and related party transaction:

     The Company occupies its office space, through December 31, 2002, pursuant to a lease which was amended on September 5, 1997, from a partnership whose partners are the sole stockholder of the Company and his wife. The lease provides for an annual increase of three percent and condominium maintenance fees. The partnership and the Company are jointly liable on the mortgage which was approximately $250,000 as at June 30, 1996; the debt is being paid by the partnership, and matures in August 2019. The Company is informed that the partnership's mortgage balance is current.

     The following are the future annual rental payments:

            YEAR ENDING JUNE 30,
            ----------------------------------------------------------
            1997......................................................  $ 42,000
            1998......................................................    42,800
            1999......................................................    44,000
            2000......................................................    45,400
            2001......................................................    46,700
            Thereafter................................................    72,500
                                                                        ----------
                      Total...........................................  $293,400
                                                                        ==========

     Rent expense and related operating expense for the years ended June 30, 1996 and June 30, 1995 was approximately $46,400 and $44,400, respectively.

  [2] Line of credit:

     The Company has a line of credit of $50,000. No balances are outstanding as at June 30, 1996. The stockholder of the Company has personally guaranteed the debt under the line of credit. In May 1997, the Company borrowed $14,750 under the line of credit at an interest rate of 2% above the bank's lending rate.

  [3] Employment contract:

     In connection with the acquisition of the Company as described in Note A, the Company entered into a five-year employment contract with its then sole stockholder. The agreement provides for an annual salary of approximately $136,000 and includes a discretionary bonus as determined by DynamicWeb's Board of Directors.

                           SOFTWARE ASSOCIATES, INC.

                       UNAUDITED CONDENSED BALANCE SHEET
                            AS AT SEPTEMBER 30, 1996

                                     ASSETS

Cash...............................................................................  $11,376
Accounts receivable, net of allowance for doubtful accounts........................   67,769
                                                                                     -------
          Total current assets.....................................................   79,145
Property and equipment, net of depreciation and amortization.......................    5,500
                                                                                     -------
          TOTAL....................................................................  $84,645
                                                                                     =======
                                        LIABILITIES
Accounts payable and accrued expenses..............................................  $20,628
Lease obligation...................................................................    2,797
Deferred income taxes..............................................................    7,000
                                                                                     -------
          Total current liabilities................................................   30,425
                                                                                     -------
                                    STOCKHOLDER'S EQUITY
Common stock -- no par value; 2,500 shares authorized, issued and outstanding......   16,000
Additional paid-in capital.........................................................   23,641
Retained earnings..................................................................   14,579
                                                                                     -------
          Total stockholder's equity...............................................   54,220
                                                                                     -------
          TOTAL....................................................................  $84,645
                                                                                     =======

                 The accompanying notes are an integral part of
                          these condensed statements.

                           SOFTWARE ASSOCIATES, INC.

       UNAUDITED CONDENSED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                          THREE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Net sales:
  System sales.........................................................  $ 55,517     $ 44,766
  Services.............................................................    78,174       91,681
                                                                         --------     --------
          Total........................................................   133,691      136,447
                                                                         --------     --------
Cost of sales:
  System sales.........................................................    16,645       39,475
  Services.............................................................    23,845       29,889
                                                                         --------     --------
          Total........................................................    40,490       69,364
                                                                         --------     --------
Gross profit...........................................................    93,201       67,083
Selling, general and administrative expenses...........................    80,513      145,995
                                                                         --------     --------
Operating income (loss)................................................    12,688      (78,912)
Income tax benefit (provision) -- deferred.............................    (6,000)      29,000
                                                                         --------     --------
NET INCOME (LOSS)......................................................     6,688      (49,912)
Retained earnings, beginning of period.................................     7,891       55,601
                                                                         --------     --------
RETAINED EARNINGS, END OF PERIOD.......................................  $ 14,579     $  5,689
                                                                         ========     ========

                 The accompanying notes are an integral part of
                          these condensed statements.

                           SOFTWARE ASSOCIATES, INC.

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                            ------------------
                                                                             1996       1995
                                                                            -------   --------
Cash flows from operating activities:
  Net income (loss).......................................................  $ 6,688   $(49,912)
  Adjustments to reconcile net income (loss) to net cash provided by (used
     in) operating activities:
     Depreciation.........................................................      500
     Deferred income taxes................................................    6,000    (29,000)
     Changes in operating assets and liabilities:
       Accounts receivable................................................   (6,560)   101,688
       Accounts payable and accrued expenses..............................   (6,875)   (20,224)
                                                                            -------   --------
          Net cash provided by (used in) operating activities.............     (247)     2,552
Cash flows (used in) financing activities:
  Payment of capital lease obligation.....................................     (832)
                                                                            -------   --------
NET (DECREASE) INCREASE IN CASH...........................................   (1,079)     2,552
Cash -- beginning of period...............................................   12,455     15,413
                                                                            -------   --------
CASH -- END OF PERIOD.....................................................  $11,376   $ 17,965
                                                                            =======   ========

   The accompanying notes are an integral part of these condensed statements.

                           SOFTWARE ASSOCIATES, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

(NOTE A) -- THE COMPANY:

     Software Associates, Inc. (the "Company") is a New Jersey corporation incorporated in March 1985. The Company is an Electronic Data Interchange ("EDI") service bureau engaged in the business of helping companies realize the benefits of expanding their data processing and electronic communications infrastructures through the use of EDI. The Company also resells hardware and licensed software which is generally customized for its customers.

(NOTE B) -- BASIS OF PRESENTATION:

     The unaudited condensed consolidated balance sheet and statement of operations should be read in conjunction with the audited financial statements of Software Associates, Inc. and notes thereto contained elsewhere herein. The information does not purport to represent the future financial position or results of operations of Software Associates, Inc. The interim financial statements include all necessary adjustments, consisting of normal recurring items, which in the opinion of management are necessary for a fair presentation of such financial information.

======================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.
                            ------------------------

                               TABLE OF CONTENTS

Prospectus Summary....................     1
Recent Developments...................     4
Summary Financial Information.........     5
Risk Factors..........................     6
Use of Proceeds.......................    15
Market for Common Stock and Related
  Stockholder Matters.................    17
Capitalization........................    18
Dilution..............................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
Business..............................    24
Management............................    33
Principal Stockholders................    38
Certain Relationships and Related
  Transactions........................    39
Description of Securities.............    42
Shares Eligible for Future Sale.......    44
Underwriting..........................    45
Interim Financings....................    47
Legal Matters.........................    48
Additional Information................    48
Experts...............................    49
Index to Financial Statements.........   F-1
Signatures............................  II-7
Exhibit Index.........................  II-8

                            ------------------------

     UNTIL            , 1997 (25 DAYS AFTER THE LATER OF THE EFFECTIVE DATE OF
THE REGISTRATION STATEMENT OR THE FIRST DATE ON WHICH THE COMMON STOCK WAS OFFERED TO THE PUBLIC) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                     [LOGO]

                                   DYNAMICWEB
                               ENTERPRISES, INC.

                        1,750,000 SHARES OF COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                            H. J. MEYERS & CO, INC.
                                           , 1997
======================================================

                                    PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate of Incorporation provides that the Registrant shall indemnify any person who is or was a director, officer, employee or agent of the Registrant to the fullest extent permitted by the New Jersey Business Corporation Act (the "NJBCA"), and to the fullest extent otherwise permitted by law. The NJBCA permits a New Jersey corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, unless a judgment or other final adjudication adverse to the director, officer, employee or agent in question establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty (as defined in the NJBCA) to the Registrant or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in the receipt by the director, officer, employee or agent of an improper personal benefit.

     Pursuant to the Registrant's Certificate of Incorporation and the NJBCA, no director or officer of the Registrant shall be personally liable to the Registrant or to any of its shareholders for damages for breach of any duty owed to the Registrant or its shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of such director's or officer's duty of loyalty (as defined in the NJBCA) to the Registrant or its shareholders, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such director or officer of an improper personal benefit.

     In addition, the Registrant's Bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in the Bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct.

     The Underwriting Agreement, included as Exhibit 1.1 hereto, provides that, in certain circumstances, each of the Underwriters will indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with filing this Registration Statement:

        Securities and Exchange Commission filing fee.....................  $  2,500
        National Association of Securities Dealers, Inc. filing fee.......     1,200
        Nasdaq listing fee................................................     7,000
        Pacific Stock Exchange Listing Fee................................    25,000
        Printing and Engraving Expenses...................................    85,000
        Accounting Fee and Expenses.......................................    75,000
        Legal Fees and Expenses...........................................   105,000
        Blue Sky Qualification Fees and Expenses..........................    75,000
        Underwriters Expense Allowance....................................   210,000
        Transfer Agent Fees and Expenses..................................    10,000
        Expenses of Selling...............................................    50,000
        Miscellaneous.....................................................    72,000
                                                                            ========
                  Total...................................................  $717,700

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Since September 1, 1994, the Company has sold the following securities without registration under the Securities Act:

          1. On May 8, 1995, the Company sold 15,000,000 previously unissued shares of its Common Stock to Jonathan B. Lassers, Cherry Hill, New Jersey, for $150,000 in cash. As part of the transaction, Mr. Lassers also acquired a transferable warrant to purchase up to an additional 70,000,000 shares of the Company's Common Stock, exercisable until December 31, 1997 at $0.01 a share. Such warrant was terminated in exchange for the issuance to Mr. Lassers on February 29, 1996 of 11,000,000 shares of the Company's Common Stock.

          2. On or about March 26, 1996, the Company issued 735,000 shares of Common Stock to Berkshire International Finance, Inc., New York, New York as a finder's fee and 75,000 shares of Common Stock to William N. Levy, Esquire, Voorhees, New Jersey, as payment for legal services, each in connection with the Company's acquisition of DynamicWeb Transaction Systems, Inc.

          3. On April 3, 1996, the Company sold 343,511 shares of Common Stock to Arista High Technology Growth Fund, Cayman Islands, British West Indies, for an aggregate purchase price of $500,000.

          4. On November 21, 1996, the Company sold 250,000 shares of Common Stock to Michael Associates, Jersey City, New Jersey, for an aggregate purchase price of $250,000.

          5. On November 30, 1996, the Company issued 860,000 shares of Common Stock to Kenneth R. Konikowski, Towaco, New Jersey, in exchange for all of the outstanding capital stock of Software Associates, Inc., a New Jersey corporation.

          6. On November 30, 1996, the Company issued 50,000 shares of Common Stock to the 27 shareholders of Megascore, Inc., a New Jersey corporation, in exchange for all of the outstanding capital stock of Megascore, Inc.

          7. In April of 1997, the Company sold 24 Units (each Unit consisting of 4,687 shares of common stock and a $25,000 principal amount of Subordinated, Unsecured 8% Promissory Note) to select accredited investors for an aggregate purchase price of $600,000. H.J. Meyers & Co, Inc., a registered broker-dealer and representative of the several underwriters in this Offering, acted as placement agent for this offering and received a placement agent fee of $60,000 and a non-accountable expense allowance of

     $18,000. The sale of 8 of those Units closed on April 9, 1997; another 8 of those Units closed on April 11, 1997; and the final 8 of those Units closed on April 30, 1997.

          8. In August of 1997, the Company sold 20 Units (each Unit consisting of 5,000 shares of common stock and a $25,000 principal amount of Subordinated, Unsecured 8% Promissory Note) to select accredited investors for an aggregate purchase price of $500,000. H.J. Meyers & Co, Inc., a registered broker-dealer and representative of the several underwriters in this Offering, acted as placement agent for this offering and received a placement agent fee of $50,000 and a non-accountable expense allowance of $15,000. The sale of all 20 of those Units closed on August 27, 1997.

          9. On February 7, 1996, DynamicWeb Transaction Systems, Inc. (predecessor to the Company) issued 23,878 shares of its common stock to each of Frank T. DiPalma, Ridgewood, New Jersey (a director of the Company) and Steve Sheiner, Studio City, California, in exchange for services rendered.

          10. On January 12, 1996, DynamicWeb Transaction Systems, Inc. (predecessor to the Company) issued 327,577 shares of its common stock to Michael Vanechanos, Holmdel, New Jersey, in exchange for an aggregate purchase price of $100,000.

          11. On January 24, 1996, DynamicWeb Transaction Systems, Inc. (predecessor to the Company) issued 163,786 shares of its common stock to John Helbock, Holmdel, New Jersey, in exchange for an aggregate purchase price of $50,000.

     Except for Number 3 above, all sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) or Regulation D promulgated thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Required disclosure was provided, or access to information in lieu of disclosure was present. Required legends are affixed to the stock certificates and other securities issued in such transactions. In the case of Number 3 above, the sale and issuance of the securities were deemed to be exempt from registration by virtue of Regulation S. The securities were sold outside of the United States and required resale restrictions were imposed.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     Exhibits:

    NUMBER                                         TITLE
    -----     -------------------------------------------------------------------------------
     1.1      Underwriting Agreement**
     3.1.1    Certificate of Incorporation of the Registrant as filed with the Secretary of
              State of New Jersey on August 7, 1979 (incorporated by reference to Exhibit
              3.1.1 filed with Registrant's Annual Report on Form 10-K for the Year ended
              December 31, 1991).
     3.1.2    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on May 19, 1980 (incorporated by reference to Exhibit 3.1.2 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).
     3.1.3    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on April 1981 (incorporated by reference to Exhibit 3.1.3 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).
     3.1.4    Certificate of Amendment of Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on April 24, 1986 (incorporated by reference to Exhibit 3.1.4 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).
     3.1.5    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on July 15, 1988 (incorporated by reference to Exhibit 3.1.5 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).

    NUMBER                                         TITLE
    -----     -------------------------------------------------------------------------------
     3.1.6    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on November 28, 1989 (incorporated by reference to Exhibit 3.1.6 filed with Registrant's Annual Report on Form 10-K for the Year ended December 31, 1991).
     3.1.7    Certificate of Amendment to the Registrant's Certificate of Incorporation, as
              filed with the Secretary of State of New Jersey on August 15, 1994
              (incorporated by reference to Exhibit 3.1.7 filed with the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1994).
     3.1.8    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed with the Secretary of State of New Jersey on May 14, 1996, changing the name of the Company to DynamicWeb Enterprises, Inc. (incorporated by reference to
              Exhibit 3.2.3 filed with Registrant's Annual Report on Form 10-KSB for December
              31, 1995).
     3.1.9    Certificate of Amendment to Registrant's Certificate of Incorporation, as filed
              with the Secretary of State of New Jersey on           , 1997.**
     3.2.1    Bylaws of the Registrant adopted August 7, 1979 (incorporated by reference to
              Exhibit 3.2.1 filed with Registrant's Report on Form 10-K for the Year ended
              December 31, 1991).
     3.2.2    Amendments adopted March 8, 1982 to Bylaws of the Registrant (incorporated by reference to Exhibit 3.2.2 filed with Registrant's Report on Form 10-K for the
              Year ended December 31, 1991).
     3.2.3    Amended and Restated Bylaws of the Registrant adopted March 7, 1997
              (incorporated by reference to Exhibit 3.2.3 filed with Registrant's Annual
              Report on Form 10-KSB for the year ended September 30, 1996).
     4.1      Specimen Stock Certificate.**
     4.2      Form of Representative's Warrant.**
     5.1      Opinion of Stevens & Lee re: legality.**
    10.1      Release and Severance Agreement dated February 12, 1993 between Seahawk Capital
              Corporation and Robert S. Friedenberg (incorporated by reference to Exhibit
              10.2 to Registrant's Annual Report on Form 10-K for the year ended December 31,
              1992).
    10.2      Agreement dated February 24, 1995 between the Registrant and Jonathan B.
              Lassers as to the purchase of common stock (incorporated by reference to
              Exhibit 10.1 to Registrant's Current Report on Form 8-K dated as of May 8,
              1995).
    10.3      Amendment Agreement dated May 1, 1995 between the Registrant and Jonathan B.
              Lassers as to the purchase of common stock and common stock purchase warrants
              (incorporated by reference to Exhibit 10.2 to Registrant's Current Report on
              Form 8-K dated as of May 8, 1995).
    10.4      Agreement dated February 29, 1996 between the Registrant and Jonathan B.
              Lassers as to the exchange of common stock for his common stock purchase warrants (incorporated by reference to Exhibit 10.4 filed with Registrant's
              Report on Form 10-KSB for the year ended September 30, 1996).
    10.5      Stock Exchange Agreement dated as of December 31, 1994 among the Registrant,
              John C. Fitton and Seahawk Overseas Exploration Corporation (incorporated by reference to Exhibit 10.4 to Registrant's Current Report on Form 8-K dated as of May 8, 1995).
    10.6      Stock Purchase Agreement dated March 5, 1996 among the Registrant, DynamicWeb
              Transaction Systems, Inc. ("DWTS") and the shareholders of DWTS (incorporated by reference to Exhibit 10.14 to Registrant's Annual Report on Form 10-KSB for
              the year ended December 31, 1995).
    10.7      Amendment to Stock Purchase Agreement dated May 14, 1996 between the Registrant and DWTS (incorporated by reference to Exhibit 10.14(A) to Registrant's Annual
              Report on Form 10-KSB for the year ended December 31, 1995).

    NUMBER                                         TITLE
    -----     -------------------------------------------------------------------------------
    10.8      Amendment to Stock Purchase Agreement dated June 13, 1996 between the
              Registrant and DWTS (incorporated by reference to Exhibit 10.14(B) to
              Registrant's Form 10-QSB for the period ended March 31, 1996).
    10.9      Stock Purchase Agreement dated September 30, 1996 among the Registrant,
              Megascore, Inc. and the shareholders of Megascore, Inc. (incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K dated
              November 30, 1996).
    10.10     Stock Purchase Agreement dated November 30, 1996 among the Registrant, Software
              Associates, Inc. and Kenneth R. Konikowski (incorporated by reference to
              Exhibit 2 to the Registrant's Current Report on Form 8-K dated November 30,
              1996).
    10.11     Amendment to Stock Purchase Agreement dated April 7, 1997 between the
              Registrant and Kenneth R. Konikowski (incorporated by reference to Exhibit
              10.11 filed with Registrant's Report on Form 10-KSB for the year ended
              September 30, 1996).
    10.12     Lock-Up Agreement dated November 30, 1996 among the Registrant, Steve L.
              Vanechanos, Jr. and Kenneth R. Konikowski (incorporated by reference to Exhibit
              10.12 filed with Registrant's Report on Form 10-KSB for the year ended
              September 30, 1996).
    10.13     Employment Agreement dated December 1, 1996 between the Registrant and Kenneth
              R. Konikowski (incorporated by reference to Exhibit 10.13 filed with
              Registrant's Report on Form 10-KSB for the year ended September 30, 1996).
    10.14     DynamicWeb Enterprises, Inc. 1997 Employee Stock Option Plan (incorporated by reference to Annex B to the Registrant's Information Statement filed May 15,
              1997, pursuant to Section 14(c) of the Securities Exchange Act of 1934).
    10.15     DynamicWeb Enterprises, Inc. 1997 Stock Option Plan for Outside Directors
              (incorporated by reference to Annex C to the Registrant's Information Statement
              filed May 15, 1997, pursuant to Section 14(c) of the Securities Exchange Act of
              1934).
    10.16     Lease Agreement dated November 1, 1996 between Beauty and Barber Institute,
              Inc. and DynamicWeb Transaction Systems, Inc. (incorporated by reference to
              Exhibit 10.16 filed with Registrant's Report on Form 10-KSB for the year ended
              September 30, 1996).
    10.17     Lease Agreement dated July 1, 1994 between Software Associates, Inc. and The
              Mask Group (incorporated by reference to Exhibit 10.17 filed with Registrant's
              Report on Form 10-KSB for the year ended September 30, 1996).
    10.18     Amendment No. 1 to Lease Agreement between Software Associates, Inc. and The
              Mask Group (incorporated by reference to Exhibit 3 to the Registrant's Form 8-K dated September 9, 1997).
    10.19     Employment Agreement dated August 26, 1997, between the Registrant and James D.
              Conners (incorporated by reference to Exhibit 1 to Registrant's Form 8-K dated
              September 9, 1997).
    10.20     Form of Financial Consulting Agreement between the Registrant and H.J. Meyers &
              Co., Inc.**
    10.21     Form of Mergers and Acquisition Agreement between the Registrant and H.J.
              Meyers & Co., Inc.**
    16.1      Letter on change in certifying accountant (R. Andrew Gately & Co.)
              (incorporated by reference to Exhibit 16.1 to Registrant's Current Report on
              Form 8-K dated February 19, 1997 (to be filed by amendment)).
    16.2      Letter on change in certifying accountant (Allen G. Roth, P.A.) (incorporated by reference to Exhibit 16.2 to the Registrant's Current Report on Form 8-K
              dated February 19, 1997, as amended by Amendment dated March 12, 1997).
    21.1      Subsidiaries of the Registrant.
    23.1      Consent of Stevens & Lee (included in Exhibit 5.1)
    23.2      Consent of Richard A. Eisner & Company, LLP

    NUMBER                                         TITLE
    -----     -------------------------------------------------------------------------------
    27.1      Financial Data Schedule.

---------------
*  Previously filed

** To be filed by amendment

ITEM 28. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Fairfield, State of New Jersey on September 12, 1997.

                                          DYNAMICWEB ENTERPRISES, INC.

                                          By:
                                            ------------------------------------
                                                 Steven L. Vanechanos, Jr.
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven L. Vanechanos, Jr., James D. Conners, Steve Vanechanos, Sr., and Stephen F. Ritner, Esquire, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed below by the following persons and in the capacities and on the dates stated.

        /s/ STEVEN L. VANECHANOS, JR.          Chief Executive Officer        September 12, 1997
---------------------------------------------  and Director
          Steven L. Vanechanos, Jr.

          /s/ STEVE VANECHANOS, SR.            Treasurer, Chief Financial     September 12, 1997
---------------------------------------------  Officer, and Chief
            Steve Vanechanos, Sr.              Accounting Officer,
                                               Director

            /s/ F. PATRICK AHEARN              Director                       September 12, 1997
---------------------------------------------
              F. Patrick Ahearn

               /s/ DENIS CLARK                 Director                       September 12, 1997
---------------------------------------------
                 Denis Clark

            /s/ FRANK T. DIPALMA               Director                       September 12, 1997
---------------------------------------------
              Frank T. DiPalma

              /s/ ROBERT DROSTE                Director                       September 12, 1997
---------------------------------------------
                Robert Droste

          /s/ KENNETH R. KONIKOWSKI            Director                       September 12, 1997
---------------------------------------------
            Kenneth R. Konikowski

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                                    TITLE                                      PAGE
    -----     ---------------------------------------------------------------------  ------------
     1.1      Underwriting Agreement**.............................................
     3.1.1    Certificate of Incorporation of the Registrant as filed with the
              Secretary of State of New Jersey on August 7, 1979 (incorporated by reference to Exhibit 3.1.1 filed with Registrant's Annual Report on
              Form 10-K for the Year ended December 31, 1991)......................
     3.1.2    Certificate of Amendment to Registrant's Certificate of
              Incorporation, as filed with the Secretary of State of New Jersey on
              May 19, 1980 (incorporated by reference to Exhibit 3.1.2 filed with
              Registrant's Annual Report on Form 10-K for the Year ended December
              31, 1991)............................................................
     3.1.3    Certificate of Amendment to Registrant's Certificate of
              Incorporation, as filed with the Secretary of State of New Jersey on
              April 1981 (incorporated by reference to Exhibit 3.1.3 filed with
              Registrant's Annual Report on Form 10-K for the Year ended December
              31, 1991)............................................................
     3.1.4    Certificate of Amendment of Registrant's Certificate of
              Incorporation, as filed with the Secretary of State of New Jersey on
              April 24, 1986 (incorporated by reference to Exhibit 3.1.4 filed with
              Registrant's Annual Report on Form 10-K for the Year ended December
              31, 1991)............................................................
     3.1.5    Certificate of Amendment to Registrant's Certificate of
              Incorporation, as filed with the Secretary of State of New Jersey on
              July 15, 1988 (incorporated by reference to Exhibit 3.1.5 filed with
              Registrant's Annual Report on Form 10-K for the Year ended December
              31, 1991)............................................................
     3.1.6    Certificate of Amendment to Registrant's Certificate of
              Incorporation, as filed with the Secretary of State of New Jersey on
              November 28, 1989 (incorporated by reference to Exhibit 3.1.6 filed with Registrant's Annual Report on Form 10-K for the Year ended
              December 31, 1991)...................................................
     3.1.7    Certificate of Amendment to the Registrant's Certificate of
              Incorporation, as filed with the Secretary of State of New Jersey on
              August 15, 1994 (incorporated by reference to Exhibit 3.1.7 filed with the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1994)...................................................
     3.1.8    Certificate of Amendment to Registrant's Certificate of
              Incorporation, as filed with the Secretary of State of New Jersey on
              May 14, 1996, changing the name of the Company to DynamicWeb
              Enterprises, Inc. (incorporated by reference to Exhibit 3.2.3 filed with Registrant's Annual Report on Form 10-KSB for December 31,
              1995)................................................................
     3.1.9    Certificate of Amendment to Registrant's Certificate of
              Incorporation, as filed with the Secretary of State of New Jersey on
                        , 1997.**..................................................
     3.2.1    Bylaws of the Registrant adopted August 7, 1979 (incorporated by reference to Exhibit 3.2.1 filed with Registrant's Report on Form
              10-K for the Year ended December 31, 1991)...........................
     3.2.2    Amendments adopted March 8, 1982 to Bylaws of the Registrant
              (incorporated by reference to Exhibit 3.2.2 filed with Registrant's
              Report on Form 10-K for the Year ended December 31, 1991)............
     3.2.3    Amended and Restated Bylaws of the Registrant adopted March 7, 1997
              (incorporated by reference to Exhibit 3.2.3 filed with Registrant's
              Annual Report on Form 10-KSB for the year ended September 30,
              1996)................................................................
     4.1      Specimen Stock Certificate.**........................................

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                                    TITLE                                      PAGE
    -----     ---------------------------------------------------------------------  ------------
     4.2      Form of Representative's Warrant.**..................................
     5.1      Opinion of Stevens & Lee re: legality.**.............................
    10.1      Release and Severance Agreement dated February 12, 1993 between
              Seahawk Capital Corporation and Robert S. Friedenberg (incorporated by reference to Exhibit 10.2 to Registrant's Annual Report on Form
              10-K for the year ended December 31, 1992)...........................
    10.2      Agreement dated February 24, 1995 between the Registrant and Jonathan
              B. Lassers as to the purchase of common stock (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K
              dated as of May 8, 1995).............................................
    10.3      Amendment Agreement dated May 1, 1995 between the Registrant and
              Jonathan B. Lassers as to the purchase of common stock and common stock purchase warrants (incorporated by reference to Exhibit 10.2 to
              Registrant's Current Report on Form 8-K dated as of May 8, 1995).....
    10.4      Agreement dated February 29, 1996 between the Registrant and Jonathan
              B. Lassers as to the exchange of common stock for his common stock purchase warrants (incorporated by reference to Exhibit 10.4 filed with Registrant's Report on Form 10-KSB for the year ended September
              30, 1996)............................................................
    10.5      Stock Exchange Agreement dated as of December 31, 1994 among the
              Registrant, John C. Fitton and Seahawk Overseas Exploration
              Corporation (incorporated by reference to Exhibit 10.4 to
              Registrant's Current Report on Form 8-K dated as of May 8, 1995).....
    10.6      Stock Purchase Agreement dated March 5, 1996 among the Registrant,
              DynamicWeb Transaction Systems, Inc. ("DWTS") and the shareholders of
              DWTS (incorporated by reference to Exhibit 10.14 to Registrant's
              Annual Report on Form 10-KSB for the year ended December 31, 1995)...
    10.7      Amendment to Stock Purchase Agreement dated May 14, 1996 between the
              Registrant and DWTS (incorporated by reference to Exhibit 10.14(A) to
              Registrant's Annual Report on Form 10-KSB for the year ended December
              31, 1995)............................................................
    10.8      Amendment to Stock Purchase Agreement dated June 13, 1996 between the
              Registrant and DWTS (incorporated by reference to Exhibit 10.14(B) to
              Registrant's Form 10-QSB for the period ended March 31, 1996)........
    10.9      Stock Purchase Agreement dated September 30, 1996 among the
              Registrant, Megascore, Inc. and the shareholders of Megascore, Inc.
              (incorporated by reference to Exhibit 1 to the Registrant's Current
              Report on Form 8-K dated November 30, 1996)..........................
    10.10     Stock Purchase Agreement dated November 30, 1996 among the
              Registrant, Software Associates, Inc. and Kenneth R. Konikowski
              (incorporated by reference to Exhibit 2 to the Registrant's Current
              Report on Form 8-K dated November 30, 1996)..........................
    10.11     Amendment to Stock Purchase Agreement dated April 7, 1997 between the
              Registrant and Kenneth R. Konikowski (incorporated by reference to
              Exhibit 10.11 filed with Registrant's Report on Form 10-KSB for the year ended September 30, 1996).......................................
    10.12     Lock-Up Agreement dated November 30, 1996 among the Registrant, Steve
              L. Vanechanos, Jr. and Kenneth R. Konikowski (incorporated by reference to Exhibit 10.12 filed with Registrant's Report on Form
              10-KSB for the year ended September 30, 1996)........................

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                                    TITLE                                      PAGE
    -----     ---------------------------------------------------------------------  ------------
    10.13     Employment Agreement dated December 1, 1996 between the Registrant and Kenneth R. Konikowski (incorporated by reference to Exhibit 10.13 filed with Registrant's Report on Form 10-KSB for the year ended
              September 30, 1996)..................................................
    10.14     DynamicWeb Enterprises, Inc. 1997 Employee Stock Option Plan
              (incorporated by reference to Annex B to the Registrant's Information
              Statement filed May 15, 1997, pursuant to Section 14(c) of the
              Securities Exchange Act of 1934).....................................
    10.15     DynamicWeb Enterprises, Inc. 1997 Stock Option Plan for Outside
              Directors (incorporated by reference to Annex C to the Registrant's
              Information Statement filed May 15, 1997, pursuant to Section 14(c)
              of the Securities Exchange Act of 1934)..............................
    10.16     Lease Agreement dated November 1, 1996 between Beauty and Barber
              Institute, Inc. and DynamicWeb Transaction Systems, Inc.
              (incorporated by reference to Exhibit 10.16 filed with Registrant's
              Report on Form 10-KSB for the year ended September 30, 1996).........
    10.17     Lease Agreement dated July 1, 1994 between Software Associates, Inc.
              and The Mask Group (incorporated by reference to Exhibit 10.17 filed with Registrant's Report on Form 10-KSB for the year ended September
              30, 1996)............................................................
    10.18     Amendment No. 1 to Lease Agreement between Software Associates, Inc.
              and The Mask Group (incorporated by reference to Exhibit 3 to the
              Registrant's Form 8-K dated September 9, 1997).......................
    10.19     Employment Agreement dated August 26, 1997, between the Registrant and James D. Conners (incorporated by reference to Exhibit 1 to
              Registrant's Form 8-K dated September 9, 1997).......................
    10.20     Form of Financial Consulting Agreement between the Registrant and
              H.J. Meyers & Co., Inc.**............................................
    10.21     Form of Mergers and Acquisition Agreement between the Registrant and
              H.J. Meyers & Co., Inc.**............................................
    16.1      Letter on change in certifying accountant (R. Andrew Gately & Co.)
              (incorporated by reference to Exhibit 16.1 to Registrant's Current
              Report on Form 8-K dated February 19, 1997 (to be filed by amendment))..........................................................
    16.2      Letter on change in certifying accountant (Allen G. Roth, P.A.)
              (incorporated by reference to Exhibit 16.2 to the Registrant's
              Current Report on Form 8-K dated February 19, 1997, as amended by
              Amendment dated March 12, 1997)......................................
    21.1      Subsidiaries of the Registrant.......................................
    23.1      Consent of Stevens & Lee (included in Exhibit 5.1)...................
    23.2      Consent of Richard A. Eisner & Company, LLP..........................
    27.1      Financial Data Schedule..............................................

---------------
*  Previously filed

** To be filed by amendment